Exhibit 96.1

BLUE GOLD HOLDINGS LIMITED

S-K 1300 TECHNicAL REPORT SUMMARY

- Bogoso-Prestea Ghana PROPERTY

JULY 2024

Wardell Armstrong Baldhu House, Wheal Jane Earth Science Park, Baldhu, Truro, Cornwall, TR3 6EH, United Kingdom Telephone: +44 (0)1872 560738 www.wardell-armstrong.com

DATE ISSUED:	05 July 2024
JOB NUMBER:	zt61-2230
VERSION:	V1.0
REPORT NUMBER:	MM1733
STATUS:	Final

BLUE GOLD HOLDINGS lIMITED

S-K 1300 TECHNICAL REPORT SUMMARY – BOGOSO-PRESTEA (GHANA) PROPERTY

July 2024

Effective Date: April 01, 2024

Signature Date: July 05, 2024

AUTHORED BY:

James Turner	Technical Director	[“Signed & Sealed”]
Stuart Richardson	Technical Director	[“Signed & Sealed”]
Alan Clarke	Technical Director	[“Signed & Sealed”]
Dr John Arthur	Consultant Geologist	[“Signed & Sealed”]

This report has been prepared by Wardell Armstrong International with all reasonable skill, care and diligence, within the terms of the Contract with the Client. The report is confidential to the Client and Wardell Armstrong International accepts no responsibility of whatever nature to third parties to whom this report may be made known.

No part of this document may be reproduced without the prior written approval of Wardell Armstrong International.

Wardell Armstrong is the trading name of Wardell Armstrong International Ltd,
Registered in England No. 3813172.

Registered office: Sir Henry Doulton House, Forge Lane, Etruria, Stoke-on-Trent, ST1 5BD, United Kingdom

UK Offices: Stoke-on-Trent, Birmingham, Bolton, Bristol, Bury St Edmunds, Cardiff, Carlisle, Edinburgh,

Glasgow, Leeds, London, Newcastle upon Tyne and Truro. International Office: Almaty.

ENERGY AND CLIMATE CHANGE ENVIRONMENT AND SUSTAINABILITY INFRASTRUCTURE AND UTILITIES LAND AND PROPERTY MINING AND MINERAL PROCESSING MINERAL ESTATES WASTE RESOURCE MANAGEMENT

BLUE GOLD HOLDINGS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY - BOGOSO PRESTEA (GHANA) PROPERTY

CONTENTS

1	EXECUTIVE SUMMARY		8
	1.1	Overview	8
	1.2	Property Description and Location	8
	1.3	Accessibility, Climate, Local Resources, Infrastructure and Physiography	8
	1.4	History	9
	1.5	Geological Setting and Mineralisation	11
	1.6	Exploration	11
	1.7	Sample Preparation & Analysis	12
	1.8	Mineral Resource Estimate	12
	1.9	Mineral Reserve Estimate	14
	1.10	Mining Methods	14
	1.11	Recovery Methods	15
	1.12	Infrastructure	16
	1.13	Environmental Studies, Permitting, and Plans, Negotiations, or Agreements with Local Individuals or Groups	17
	1.14	Capital and Operating Costs	18
	1.15	Economic Analysis	19
	1.16	Other Relevant Data and Information	20
	1.17	Interpretation and Conclusions	21
	1.18	Recommendations	22
2	INTRODUCTION		23
	2.1	Terms of Reference and Purpose of the Report	23
	2.2	Sources of Information	24
	2.3	Qualified Persons and Details of Inspection	24
	2.4	Previous Reports on the Project	25
	2.5	Units and Abbreviations	25
3	PROPERTY DESCRIPTION		26
	3.1	Property Location	26
	3.2	Licences and Mineral Tenure	27
	3.3	Underlying Agreements	29
	3.4	Underground Mining	29
	3.5	Surface Rights	29
	3.6	Royalties	31
	3.7	Liabilities	32
	3.8	Political Risk	32
	3.9	Other Factors and Risks	32
4	ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE, AND PHYSIOGRAPHY		33
	4.1	Accessibility	33
	4.2	Climate	33
	4.3	Local Resources and Infrastructure	33
	4.4	Physiography and Vegetation	34
5	HISTORY		35
	5.1	Prior Ownership	35
	5.2	Historical Mine Production	37
	5.3	Historical Mineral Resources and Reserves	39
6	GEOLOGICAL SETTING, MINERALISATION AND DEPOSIT		39
	6.1	Regional Geology	39
	6.2	Local Geology	43
	6.3	Mineralisation	56
	6.4	Deposit Type	58
	6.5	TSF-1 Geology and Mineralisation	60
	6.6	Conclusion	62
7	EXPLORATION		63
	7.1	Historical Exploration	63
	7.2	Golden Star Resources Exploration	64
	7.3	Drilling	65
	7.4	TSF-1	81
8	SAMPLE PREPARATION, ANALYSES, AND SECURITY		83
	8.1	On Site Sample Preparation & Sample Dispatch	83
	8.2	Sample Security	83
	8.3	Sample Preparation & Analysis	83
	8.4	Quality Control and Quality Assurance (QA/QC)	86
	8.5	TSF-1	104

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BLUE GOLD HOLDINGS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY - BOGOSO PRESTEA (GHANA) PROPERTY

9	DATA VERIFICATION		105
10	MINERAL PROCESSING AND METALLURGICAL TESTING		105
	10.1	Introduction	105
	10.2	Oxide Ores	105
	10.3	Sulphide Ores	105
	10.4	TSF-1 Tailings	105
11	MINERAL RESOURCE ESTIMATES		108
	11.1	Introduction	108
	11.2	Database Validation	108
	11.3	Domain Modelling	110
	11.4	Compositing	111
	11.5	Evaluation of Outliers and Data Exclusions	111
	11.6	Density Evaluation	113
	11.7	Statistical Analysis and Variography	114
	11.8	Block Model Grade Interpolation	123
	11.9	Mineral Resource Estimate	128
	11.10	Previous Mineral Resource Estimates	135
	11.11	Mineral Resource Uncertainty Discussion	135
	11.12	Qualified Person’s Opinion on Factors that are Likely to Influence the Prospect of Economic Extraction	135
12	MINERAL RESERVE ESTIMATES		136
	12.1	Key Assumptions, Parameters, and Methods	136
	12.2	Mineral Reserve Classification	136
	12.3	Mineral Reserve Estimate	137
	12.4	Qualified Person’s Opinion on Risk Factors that could Materially Affect the Mineral Reserve Estimates	137
13	MINING METHODS		138
	13.1	Overview	138
	13.2	Current Operational Status	138
	13.3	Mining Methods	139
	13.4	Life of Mine Planning	141
14	PROCESS AND RECOVERY METHODS		143
	14.1	Overview	143
	14.2	Oxide CIL Plant	143
	14.3	Refractory Sulphide Plant	146
	14.4	TSF-1 Tailings Retreatment	149
	14.5	Blue Gold Life of Mine Plan	151
15	INFRASTRUCTURE		153
	15.1	Overview	153
	15.2	General Surface & Mining Infrastructure	153
	15.3	Tailings Storage Facilities	161
16	MARKET STUDIES		165
	16.1	Market Studies	165
	16.2	Material Contracts	165

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BLUE GOLD HOLDINGS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY - BOGOSO PRESTEA (GHANA) PROPERTY

17	ENVIRONMENTAL STUDIES, PERMITTING, AND PLANS, NEGOTIATIONS, OR AGREEMENTS WITH LOCAL INDIVIDUALS OR GROUPS		169
	17.1	Relevant Legislation and Required Approvals	169
	17.2	Environmental Assessment Requirements	169
	17.3	Existing Environmental Approvals	171
	17.4	Closure Planning and Cost Estimate	176
18	CAPITAL AND OPERATING COSTS		177
	18.1	Processing	177
	18.2	Mining	181
	18.3	Capital Expenditure Summary	183
	18.4	Other Costs	183
	18.5	Risks Associated with Estimation Methods	184
19	ECONOMIC ANALYSIS		185
	19.1	Overview	185
	19.2	Tax and Royalty	186
	19.3	Cashflow Forecast	187
	19.4	Sensitivity Analysis	188
20	ADJACENT PROPERTIES		189
21	OTHER RELEVANT DATA AND INFORMATION		190
	21.1	TSF-1 Retreatment	190
22	INTERPRETATION AND CONCLUSIONS		192
	22.1	Property Description	192
	22.2	Accessibility, Climate, Local Resources, Infrastructure and Physiography	192
	22.3	Geology	193
	22.4	Exploration	194
	22.5	Sample Preparation, Analyses and Security	194
	22.6	Mineral Resource Estimate	195
	22.7	Mineral Reserve Estimates and Mining	195
	22.8	Process and Recovery Methods	196
	22.9	Infrastructure	197
	22.10	Environmental and Social	197
	22.11	Capital and Operating Costs	198
	22.12	Economic Analysis	198
	22.13	Other Relevant Data and Information	198
23	RECOMMENDATIONS		199
	23.1	Exploration and Mineral Resource Estimates	199
	23.2	Mining & Mineral Reserves	199
	23.3	TSF-1	199
	23.4	Processing & Metallurgy	200
	23.5	Tailings Storage Facilities	200
	23.6	Infrastructure	200
	23.7	Environmental and Social	200
24	REFERENCES		201
25	RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT		202

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BLUE GOLD HOLDINGS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY - BOGOSO PRESTEA (GHANA) PROPERTY

TABLES

Table 1.1:	Summary of Recent Production at Bogoso Prestea	10
Table 1.2:	Bogoso Prestea Project Mineral Resource Estimate (Dr John Arthur, 1st April 2024)	13
Table 1.3:	Bogoso Prestea Mineral Reserves (John Arthur, 01 Apr 2024)	14
Table 1.4:	Summary of Blue Gold Schedule by Ore Type (Mt)	15
Table 1.5:	Key Project Indicators	20
Table 3.1:	Bogoso Prestea Mining Lease Summary	28
Table 5.1:	Historical Production Summary (2010– 2023)	38
Table 5.2:	Mineral Resource Statement 31 December 2019 (GSR)	39
Table 5.3:	Mineral Reserve Statement 31 December 2019 (GSR)	39
Table 6.1:	Annual Summaries of Deposition Records for TSF-1 November 1990 to December 2005	62
Table 7.1:	Summary of Exploration and Evaluation Drilling by Deposit	67
Table 7.2:	Summary of 2010 TSF-1 Auger Vertical Drill Programme	82
Table 8.1:	Summary of HARD Analysis for Field Duplicates (2004-2012) (Adapted from SRK 2013)	88
Table 8.2:	Summary of HARD Analysis for Pulp Duplicates (2004-2012) (Adapted from SRK 2013)	94
Table 8.3:	Summary Statistics for Blank Samples (SRK 2013)	94
Table 8.4:	CRM Performance 2003-2007 (SRK 2013)	95
Table 8.5:	Geostats CRM Performance 2008-2012 (SRK 2013)	96
Table 8.6:	Geostats CRM Performance 2008-2012 (SRK 2013)	96
Table 8.7:	Standard Prestea West Reef 2006 (Golden Star 2018)	97
Table 8.8:	Standard Prestea West Reef 2013 (Golden Star 2018)	97
Table 8.9:	Standard Prestea West Reef 2017 (Golden Star 2018)	97
Table 8.10:	Summary Statistics for 2007 Umpire Laboratory Analysis (SRK 2013)	103
Table 8.11:	Summary of HARD Analysis for 2007 Umpire Laboratory Results (SRK 2013)	103
Table 10.1:	Summary results of 24 hours CIL tests of TSF 1 composites using cyanide-free water (March 2010)	107
Table 11.1:	Database Type Codes and Comments for Individual Collar Locations in File “Bogoso_Prestea_Dunkwa_Trend.accdb”	109
Table 11.2:	Database Type Listings and Proposed Summary Grouping Codes	110
Table 11.3:	Average Density Results per Deposit and Oxidation Domain	113
Table 11.4:	Summary statistics for the Bogoso North/Marlu resource domains	114
Table 11.5:	Summary statistics for the Chujah and Dumasi resource domains	114
Table 11.6:	Summary Statistics for the 3m Composites at Ablifa	115
Table 11.7:	Summary statistics for the Buesichem resource domains	115
Table 11.8:	Summary statistics for the Beta Boundary resource domains	115
Table 11.9:	Summary statistics for the Bondaye and Tuapim resource domains	115
Table 11.10:	Bogoso North Semi-Variogram Modelling Results	117
Table 11.11:	Chujah West Semi-Variogram Modelling Results	117
Table 11.12:	Dumasi West Semi-Variogram Modelling Results	117
Table 11.13:	Chujah East Semi-Variogram Modelling Results	118
Table 11.14:	Dumasi East Semi-Variogram Modelling Results	118
Table 11.15:	Dumasi North Semi-Variogram Modelling Results	118

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BLUE GOLD HOLDINGS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY - BOGOSO PRESTEA (GHANA) PROPERTY

Table 11.16:	Ablifa Semi-Variogram Modelling Results	118
Table 11.17:	Buesichem Semi-Variogram Modelling Results	119
Table 11.18:	Beta Boundary MR Semi-Variogram Modelling Results	119
Table 11.19:	Beta Boundary ER Semi-Variogram Modelling Results	119
Table 11.20:	Bondaye Semi-Variogram Modelling Results	120
Table 11.21:	Tuapim Semi-Variogram Modelling Results	120
Table 11.22:	Prestea UG West Reef Semi-Variogram Modelling Results	121
Table 11.23:	Bogoso North Grade Interpolation Search Parameters	123
Table 11.24:	Dumasi Grade Interpolation Search Parameters	123
Table 11.25:	Chujah Grade Interpolation Search Parameters	124
Table 11.26:	Ablifa Grade Interpolation Search Parameters	124
Table 11.27:	Buesichem Grade Interpolation Search Parameters	125
Table 11.28:	Beta Boundary Grade Interpolation Search Parameters	125
Table 11.29:	Bondaye Grade Interpolation Search Parameters	125
Table 11.30:	Tuapim Grade Interpolation Search Parameters	125
Table 11.31:	Cost and Production Parameters Used for Open Pit RPEEE Optimisation	130
Table 11.32:	Basis of Reporting Cut-Off Grades for Open Pit and Underground Resources	133
Table 11.33:	Bogoso Prestea Project Mineral Resource Estimate (Dr John Arthur, 1st April 2024)	134
Table 12.1:	Bogoso Prestea Mineral Reserves (Dr John Arthur, 01 Apr 2024)	137
Table 13.1:	Water Volume Pumped from Prestea Underground	140
Table 13.2:	Bogoso Prestea Life of Mine Summary (Blue Gold)	142
Table 13.3:	LOM Summary of Open Pit Waste Rock (Blue Gold)	142
Table 14.1:	Summary of Blue Gold Schedule by Ore Type (Mt)	152
Table 14.2:	Recovery & Resource Grade by Ore Type (Blue Gold)	152
Table 17.1:	Blue Gold Permits/Approvals Pertinent to the Operation	172
Table 18.1:	Stage 1 Oxide Plant Maintenance Capital Costs	178
Table 18.2:	Stage 2 Oxide Plant Maintenance Capital Costs	178
Table 18.3:	TSF-1 Project Capital Costs	180
Table 18.4:	Summary of Expansion Underground Mining Capex	181
Table 18.5:	Summary of OPEX (2024 – LOM)	182
Table 18.6:	Summary of Blue Gold Costs	184
Table 19.1:	Summary of the Bogoso Prestea Mineral Resource Estimate (2024)	185
Table 19.2:	Key Project Statistics	185
Table 19.3:	Pre-financing Cashflow, 2024-2033	187
Table 19.4:	Pre-financing cashflow 2034-2043	187
Table 19.5:	Sensitivity Analysis – Gold Price	188
Table 19.6:	Sensitivity Analysis – OPEX	188
Table 19.7:	Sensitivity Analysis – CAPEX	188
Table 19.8:	Sensitivity Analysis – Recovery	189
Table 19.9:	Sensitivity Analysis – Production	189
Table 22.1:	Project NPV After Application of Various Discount Rates	198

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BLUE GOLD HOLDINGS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY - BOGOSO PRESTEA (GHANA) PROPERTY

FIGURES

Figure 1.1:	Bogoso Prestea Project Capital Costs	19
Figure 3.1:	General Location of the Project in the Western Region of Ghana	26
Figure 3.2:	Map of the FGRBPL Concessions	28
Figure 6.1:	Regional Geological location within the Paleoproterozoic of Ghana	40
Figure 6.2:	Regional Geology of the Ashanti Belt (SRK 2013)	42
Figure 6.3:	Local Geological Setting and Conceptual Generalised Cross Section of the Bogoso and Prestea Concessions	44
Figure 6.4:	Compilation of Geochronology Dating from the Ashanti Belt	44
Figure 6.5:	Stratigraphic Section of the Main Units Across the Bogoso and Prestea concessions	45
Figure 6.6:	Simplified Geological Plan of the Prestea and Bogoso Concessions (SRK 2013)	46
Figure 6.7:	Lithologies hosting the Bogoso-Prestea Deposits (SRK 2013)	47
Figure 6.8:	Volcanic Lense in the Bogoso North Pit (SRK 2013)	48
Figure 6.9:	Chujah Pit Lithologies (SRK 2013)	49
Figure 6.10:	Host rock sequence on the Buesichem North Wall (SRK 2013)	54
Figure 6.11:	Various mineralization styles underlying the Prestea South Deposits (SRK 2013)	56
Figure 6.12:	The Reduced to Pole Image of the Total Magnetic Intensity Draped Over the Shaded First Vertical Derivative of the Southern Ashanti Belt Illustrating the Akropong and Ashanti Trends (Golden Star 2018)	59
Figure 6.13:	Location of TSF-1 to the Immediate West of the Bogoso Prestea Process Plant	61
Figure 7.1:	Plan View of Along Strike Position of the Properties Under Review	68
Figure 7.2:	Plan View of the Bogoso North Deposit Showing Extent of Drilling and Drill Spacing and Orientation Against Strike of Mineralised Domains	69
Figure 7.3:	Representative Cross Section of the Bogoso North Deposit Showing Drill Spacing and Orientation and Orientation and Dip of Mineralised Domains	70
Figure 7.4:	Plan View of the Chujah and Dumasi Deposits Showing Extent of Drilling and Drill Spacing and Orientation Against Strike of Mineralised Domains	70
Figure 7.5:	Representative Cross Section of the Dumasi Deposit Showing Drill Spacing and Orientation and Orientation and Dip of Mineralised Domains	71
Figure 7.6:	Representative Cross Section of the Chujah Deposit Showing Drill Spacing and Orientation and Orientation and Dip of Mineralised Domains	71
Figure 7.7:	Plan View of the Ablifa Deposit Showing Extent of Drilling and Drill Spacing and Orientation Against Strike of Mineralised Domains	72
Figure 7.8:	Representative Cross Section of the Ablifa Deposit Showing Drill Spacing and Orientation and Orientation and Dip of Mineralised Domains	72
Figure 7.9:	Plan View of the Buesichem Deposit Showing Extent of Drilling and Drill Spacing and Orientation Against Strike of Mineralised Domains	70
Figure 7.10:	Representative Cross Section of the Buesichem Deposit Showing Drill Spacing and Orientation and Orientation and Dip of Mineralised Domains	73
Figure 7.11:	Plan View of the Beta Boundary Deposit (and area of PUG) Showing Extent of Drilling and Drill Spacing and Orientation Against Strike of Mineralised Domains	74
Figure 7.12:	Representative Cross Section of the Beta Boundary Deposit Showing Drill Spacing and Orientation and Orientation and Dip of Mineralised Domains	74
Figure 7.13:	Plan View of the Bondaye and Tuapim Deposits Showing Extent of Drilling and Drill Spacing and Orientation Against Strike of Mineralised Domains	75
Figure 7.14:	Representative Cross Section of the Bondaye Deposit Showing Drill Spacing and Orientation and Orientation and Dip of Mineralised Domains	75

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BLUE GOLD HOLDINGS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY - BOGOSO PRESTEA (GHANA) PROPERTY

Figure 7.15:	Representative Cross Section of the Tuapim Deposit Showing Drill Spacing and Orientation and Orientation and Dip of Mineralised Domains	76
Figure 7.16:	Example Underground Drilling Profile on a Typical West Reef Cross Section 8000N	77
Figure 7.17:	Plan View of TSF-1 and 2010 Auger Drill Locations (red circle) With Inferred Extent of Tailings (orange line)	82
Figure 8.1:	Sample Processing Flowsheet at TWL (SRK 2013)	85
Figure 8.2:	Main Reef Exploration Replicates HARD Plot	89
Figure 8.3:	West Reef Underground Duplicates HARD Plot	90
Figure 8.4:	West Reef Underground Exploration Duplicates Correlation Plot	91
Figure 8.5:	West Reef Underground 2017 Pulp Duplicates HARD Plot	92
Figure 8.6:	West Reef Underground 2017 Pulp Duplicates Correlation Plot	92
Figure 8.7:	Main Reef RC Duplicate Plot	93
Figure 8.8:	Main Reef DD Duplicate HARD Plot	93
Figure 8.9:	Results of Blank Analysis January to March 2008 for SFA Test Programme 2018(Golden Star)	95
Figure 8.10:	Standard Analysis Results for ST5359	98
Figure 8.11:	Standard Analysis Results for ST05/2297	99
Figure 8.12:	Standard Analysis Results for ST5343	99
Figure 8.13:	Standard Analysis Results for ST5355	100
Figure 8.14:	Standard Analysis Results for ST5322	100
Figure 8.15:	Results from Screen Fire Assay Analysis (Golden Star 2018)	102
Figure 10.1:	Location of TSF-1 Auger Drill Holes	106
Figure 11.1:	Prestea WR Primary Semi-Variogram for Plunge 31° towards 349N in the Plane of the Deposit	122
Figure 11.2:	Prestea WR Secondary Semi-Variogram for Plunge 48° towards 216N in the Plane of the Deposit	122
Figure 11.3:	Long Section Looking East Showing the Data Distribution with Pinch Out Zones (Green) and Depleted Areas (white)	127
Figure 14.1:	Generic BIOX® Plant Flowsheet	147
Figure 14.2:	Schematic POX Plant Flowsheet	148
Figure 14.3:	Schematic UFG Plant Flowsheet	148
Figure 14.4:	Schematic Albion Plant Flowsheet	149
Figure 14.5:	Deposition Grades into TSF-1	150
Figure 14.6:	Re-Mining of TSF-1 Head Grade v Recovery Data	151
Figure 15.1:	General Site Plan	154
Figure 15.2:	Surface Infrastructure Layout in the Central Shaft Area	155
Figure 15.3:	Dewatering System Configuration at Central Shaft (October 2012)	160
Figure 15.4:	Bogoso Tailings Storage Facility (Google earth)	162
Figure 15.5:	Options Identified for the New Tailings Storage Facility Sites	163
Figure 18.1:	Bogoso Prestea Project Capital Costs	183

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BLUE GOLD HOLDINGS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY - BOGOSO PRESTEA (GHANA) PROPERTY

1	EXECUTIVE SUMMARY

1.1	Overview

This Technical Report Summary has been prepared by Wardell Armstrong International, in association with the UK-based companies Future Global Resources Limited (“FGR”) and Blue Gold Holdings Limited (“Blue Gold”), regarding the Bogoso and Prestea mining concessions in the Ashanti region of Ghana (the “Property” or “Project”). FGR is acting as agent on behalf of Blue Gold and has provided certain information for the purpose of this report. The purpose of this Technical Report Summary is to support the disclosure of Mineral Resources and Mineral Reserves on the properties as of 1st April 2024 in the proposed registration statement on Form S-1 and periodic filings with the United States Securities and Exchange Commission (“SEC”).

This Technical Report Summary (“TRS”) has been prepared to present the updated Mineral Resources and Mineral Reserves for the Bogoso Prestea property along with a conceptual Life of Mine (“LOM”) schedule for the restart of mining operations. The conceptual LOM is based on Mineral Resources.

This Technical Report Summary conforms to SEC’s Modernized Property Disclosure Requirements for Mining Registrants as described in Subpart 229.1300 of Regulation S-K, Disclosure by Registrants Engaged in Mining Operations (“S-K 1300”) and Item 601(b)(96) Technical Report Summary.

1.2	Property Description and Location

The Bogoso Prestea Property is located in western Ghana approximately 200km by road from the capital Accra and 50km from the coast of the Gulf of Guinea. Bogoso and Prestea comprise a collection of adjoining mining concessions that together cover a 40km section of the Ashanti gold district in the central eastern section of the Western Region of Ghana, with the processing facilities situated approximately 10km south of the town of Bogoso. Blue Gold owns the rights to mine both the Bogoso and Prestea concessions. Mining has been ongoing in the area since the late 18th Century, initially underground and more recently from a series of open pit operations mining both oxide and refractory material. Future production from the mine will be sourced from both the Prestea Underground operation and from expansion of the historic open pits located within the concession. The mine is currently on care and maintenance.

1.3	Accessibility, Climate, Local Resources, Infrastructure and Physiography

Access to the property by road is a six-hour drive from Accra via the port city of Takoradi. The road is paved from Accra to Bogoso with the last thirty minutes to Prestea being unpaved. There are airports at Kumasi and Takoradi, which provide daily services to the international airport at Accra. Kumasi is situated approximately a 3.5-hour drive from Prestea.

The climate is south western equatorial climate type with daily temperatures varying mostly between 20°C to 35°C. There are two rainy seasons, one from April to June and then a minor rainy season in October and November. This area has significant rainfall most months, with a short dry season in December and January. Annual rainfall in the area averages ≈1,600mm.

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BLUE GOLD HOLDINGS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY - BOGOSO PRESTEA (GHANA) PROPERTY

The Property is in an area where mining has occurred more or less continuously since the late 1800s, so local skilled mine workers are readily available. Equally, the area is well serviced by the public road network, mains electricity, water supply, and the immediate area can support tailings storage, waste rock disposal, heap leach pad areas, and potential processing plant expansion.

The physiography of the area within which the Property is located generally slopes in a northern direction towards the Ankobra River and can be described as gently rolling, punctuated by a number of low hills and rises. A series of northeast-southwest trending sub-parallel ridges, about 2km wide, dominates the eastern part of the Property area. These ridges range in height from 150m to 195m. The western part has lower hills generally ranging in height between 70m and 110m. The mineralisation tends to occur on the western slopes of the ridges with the intervening valleys occupied by farming communities and seasonal streams.

1.4	History

Mining and exploration at Prestea has been ongoing since 1873. During the majority of this period, the work was concentrated around the Prestea Village area with the development of the underground operation and a small open pit at Plant North in the north of the Prestea concession. Recorded production for the Prestea mine began in 1912 under the British company Ariston Mining, which operated the mine until the 1950s, and were predominantly responsible for the underground development including shaft sinking, ventilation, and level development. The mine was nationalised in the late 1950s, following the independence of Ghana, when all mining operations in the Prestea region were consolidated under the management of Prestea Gold Limited, a subsidiary of the State Gold Mining Company Limited (“SGMC”).

Marlu Gold Mining Areas Limited explored for gold at Bogoso (North) and Marlu and operated a medium scale open pit and underground mining operation from 1935 to 1955. Surface gold mineralisation was systematically explored utilising trenching and shallow adits driven across strike. Deeper exploration, well below the depth of oxidation (approx. 40m), was conducted on the Marlu deposits, where underground workings extended approximately 250m below the surface. In 1935, mining oxide commenced from a series of open pits extending from Bogoso North to Buesichem. The Marlu mining operation terminated in 1955.

In 1986, Canadian Bogoso Resources Limited (a Ghanaian company), commenced exploration on the Bogoso concession. Exploration between 1986 and 1988 outlined potential for development of mining operations on the concession. Included as part of this work was drilling of the Marlu tailings, dewatering and sampling of the Marlu underground workings to a depth of about 100m, diamond drilling beneath the old open pits, adit sampling and trenching. Despite this, Marlu tailings has not been re-mined and could be considered in the future by Blue Gold.

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BLUE GOLD HOLDINGS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY - BOGOSO PRESTEA (GHANA) PROPERTY

Billiton Plc, now known as BHP Billiton Limited, then part of the Royal Dutch Shell Group, took control of the Bogoso Prestea property in the late 1980s and completed an internal Feasibility Study. Construction of a mining and processing facility was completed in 1991, the latter comprising a conventional Carbon in Leach (“CIL”) circuit to treat the oxidised material at a rate of 1.36Mtpa and a flotation, fluidized bed roasting, and CIL circuit with a design capacity of 0.9Mtpa. However, Billiton encountered operation difficulties with the fluidized bed roaster, as a result of which the operation was then focussed solely on the oxide ore. The resulting standalone CIL plant had a capacity of approximately 2.0Mtpa and on-going exploration was successful in delineating further ore thereby prolonging the mine life.

In the early 1990s, the government of Ghana reopened the mining industry to foreign companies and a joint venture agreement was formed between Barnex JCI Ltd., Prestea Gold Ltd., the SGMC, and the government of Ghana. Barnex JCI Ltd. withdrew from the joint venture in 1998 due to a low gold price and aging infrastructure. A consortium supported by the Ghana Mine Workers Union was then founded to operate the mine under the name Prestea Gold Resources Limited. The mine operated for three years until its closure in early 2002 due to depressed gold prices and financial difficulties. The Prestea underground mine remained under care and maintenance from the 2002 closure to 2014 when refurbishment started (2015-2017). The open pit operations continued throughout this period.

Golden Star Resources Limited (“GSR”) acquired the Bogoso mine in 1999. GSR installed a nominal 1.5Mtpa CIL processing plant to process oxide and other non-refractory ores (termed the Bogoso non-refractory plant). In 2001, GSR acquired the Prestea property located adjacent to the Bogoso property and mined surface deposits at Prestea from late 2001 to late 2006 now under common ownership of Golden Star (Bogoso/Prestea) Limited (“GSBPL”). In July 2007, GS-BPL completed construction and development of a nominal 3.5Mtpa processing facility at Bogoso/Prestea that used BIOX® technology to treat refractory sulphide ore. However, this plant was eventually shut down in 2015 due to a series of failures.

Future Global Resources (“FGR”) acquired GSBPL in October 2020 (later renamed FGR Bogoso Prestea Limited (“FGRBPL”)), which by this time had accrued significant liabilities, and the Prestea underground West Reef target was the only area being actively mined. FGR operated the mine for four years, reopening the open pit operations and taking the mine into profit by Q1 2023. However, mining operations were suspended in November 2023 and in January 2024 FGRBPL entered into agreements with Blue Gold to transfer the Property from FGR’s ownership to Blue Gold. The transfer of the Property to Blue Gold became effective in May 2024.

Although production has fluctuated throughout the operating period, the Ghana Chamber of Mines has recorded approximately 9Moz of gold produced from the Prestea area since 1877 which also includes production from open pit mines. The most recent production data for Bogoso Prestea is summarised in Table 1.1.

Table 1.1: Summary of Recent Production at Bogoso Prestea
	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023
Mt	2.9	2.74	3.3	2.15	2.69	1.71	1.53	1.46	0.49	0.65	0.29	0.7	0.77	0.35
g/t	3.02	2.54	2.51	2.22	2.28	2.26	2.33	2.75	4.2	2.52	3.87	1.73	1.75	2.55

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BLUE GOLD HOLDINGS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY - BOGOSO PRESTEA (GHANA) PROPERTY

1.5	Geological Setting and Mineralisation

The Bogoso and Prestea in-situ deposits are located on the 250km long northeast trending, Ashanti Belt, a Paleoproterozoic granitoid-greenstone assemblage in southwest Ghana. These greenstone belts and dividing sedimentary basins were formed and deformed during the Eburnean orogeny. The Prestea-Bogoso area occurs at the southern termination of the Ashanti Belt, where the gold deposits, mined or under exploration, are localised principally along two steep to subvertical major crustal structures referred to as the Ashanti trend and the Akropong trend. The principal structures are graphitic shear zones and mineralised fault filled quartz veins.

The Bogoso Prestea deposits can be classified as a lode gold deposits or orogenic mesothermal gold deposits, which are the most common gold systems found within Archean and Paleoproterozoic terrains. In the West African shield, orogenic gold deposits are typically underlain by geology considered to be of Eburnean age and are generally hosted by volcano-sedimentary sequences.

At Bogoso Prestea, gold mineralisation exhibits a strong relationship with major shear zones, fault zones and second order structures. Three types of mineralization have been identified at Prestea, which are characterised as mesothermal gold mineralization:

1)	Arsenopyrite-pyrite rich graphitic shear zones;

2)	Fault-fill quartz veins along fault zones and second order structures, which typically contains non-refractory, free milling gold; and

3)	Disseminated mineralization associated with brecciated zones of iron-rich footwall volcanic lenses, which are characterized by finely disseminated arsenopyrite-pyrite rich and silicified replacement zone.

The graphite rich shear-hosted and volcanic hosted mineralization types are refractory and generally lower grade in comparison to fault-filled quartz vein hosted mineralization type. The weathering profile at Bogoso Prestea is deep and typically results in extensive surface oxidation of bedrock, to a depth of up to one hundred metres. Generally, the weathering profile typically consists of a lateritic surface, a saprolitic horizon, a transitional zone and a deeper primary sulphide zone.

1.6	Exploration

Drilling for definition of open pit resources is a mixture of core, reverse circulation with Rotary Air Blast (“RAB”) drilling also carried out, primarily in early stage target definition. Reverse Circulation (“RC”) drilling is the primary methodology for collection of samples for resource estimation with core drilling carried out for detailed geological investigation or for deeper sampling. As a consequence, most drill profiles are a mixture of RC and core drilling.

Drilling for definition of underground resources are a combination of surface and underground core drilling with the West reef drilling completed between 2004 and 2017.

Sampling from RC drilling is carried out using a standard single cyclone with samples collected at 1.0m intervals through the expected mineralized zone. In zones of waste rock, the sample interval is occasionally increased to a 3.0m composite. However, all samples are assayed and if a 3.0m sample returns a significant grade value the original 1.0m samples will be assayed individually. Core from surface diamond drilling (“DD”) is collected using HQ size core barrel3s. The core is logged and sawn in half at the Bogoso mine site and nominal 1.0m samples are prepared through the prospective mineralized zone.

Specific gravity (“SG”) determinations were carried out by measurement of representative core samples from each drill run. This ensures representative specific gravity data across all rock types from oxide, transition, moderately oxidised and fresh material, irrespective of gold grade. SG was measured at the core facility using a water immersion method.

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BLUE GOLD HOLDINGS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY - BOGOSO PRESTEA (GHANA) PROPERTY

1.7	Sample Preparation & Analysis

Sample preparation on site is restricted to core logging and splitting. Sample preparation and assaying were performed at independent laboratories, either SGS Laboratories in Tarkwa (“SGS Tarkwa”) since 2007 or Transworld (now Intertek) Laboratories (“TWL”) prior to 2007.

The sample preparation and analysis processes at TWL and SGS Tarkwa differed slightly but are in-line with international best practise. Analysis at TWL was by bottle roll with LeachWellTM accelerant. Analysis at SGS Tarkwa was by fire assay of a 50g sub-sample with an atomic absorption (“AA”) finish.

QA/QC samples consisting of coarse and pulp duplicates, blank samples and certified reference materials were used throughout exploration with no major issues identified.

1.8	Mineral Resource Estimate

The Mineral Resource Statement presented herein has been estimated in accordance with CIM “Estimation of Mineral Resource and Mineral Reserves Best Practices” guidelines. They are reported in accordance with the SK-1300 USA Securities Exchange Commission standards. Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability. The Qualified Person who assumes responsibility for reporting of the Mineral Resource is Dr John Arthur. The effective date of the resource statement is 1st April 2024.

The supporting geological models and grade block models used in the Mineral Resource Estimate (“MRE”) were produced using the Surpac GEMS® modelling package. The updated Prestea UG models were completed using the Seequent Leapfrog Geo® package with additional block modelling, reporting and analysis conducted using Snowden Supervisor®, Geovariances Isatis® and Surpac®. The individual resource blocks models, with the exception of the Prestea Underground model, have been adopted from the models produced over the period from 2004 to 2017.

Open pit Mineral Resources are reported to a cut-off grade of 0.7g/t Au within optimised open pit shells. Underground Mineral Resources at Prestea Underground (“PUG”) are reported to a cut-off grade of 5.2g/t Au.

The Mineral Resource Estimate for the Bogoso Prestea Project, dated 1st April 2024, is shown in the Table 1.2.

On the basis of the Mineral Resources, the open pits include:

●	Bogoso Mining Lease:
o	Bogoso North (“BN”)
o	Chujah & Dumasi (“CD”)
o	Ablifa (“AB”)
o	Buesichem (“BU”)

●	Prestea Surface Mining Lease:
o	Beta Boundary (“BB”)
o	Bondaye (“BO”)
o	Tuapim (“TU”)

The estimate of Mineral Resources may be materially affected if mining, metallurgical, or infrastructure factors change from those currently anticipated at the Bogoso Prestea Property. Estimates of Inferred Mineral Resources have significant geological uncertainty and it should not be assumed that all or any part of an Inferred Mineral Resource will be converted to the Measured or Indicated categories. Mineral Resources that are not Mineral Reserves do not meet the threshold for reserve Modifying factors, such as estimated economic viability, that would allow for conversion to Mineral Reserves.

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BLUE GOLD HOLDINGS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY - BOGOSO PRESTEA (GHANA) PROPERTY

Table 1.2: Bogoso Prestea Project Mineral Resource Estimate (Dr John Arthur, 1st April 2024)
Deposit	Material Type	Measured			Indicated			Measured & Indicated			Inferred
		Tonnes (Mt)	Grade (Au g/t)	Oz Au (M oz)	Tonnes (Mt)	Grade (Au g/t)	Oz Au (M oz)	Tonnes (Mt)	Grade (Au g/t)	Oz Au (M oz)	Tonnes (Mt)	Grade (Au g/t)	Oz Au (M oz)
BN	Free Milling				0.56	1.33	0.02	0.56	1.33	0.02	0.59	1.17	0.02
	Refractory				8.63	1.91	0.53	8.63	1.91	0.53	1.78	1.48	0.08
CD	Free Milling	0.64	1.63	0.03	0.19	1.43	0.01	0.83	1.58	0.04	0.04	1.50	0.00
	Refractory	6.01	1.99	0.38	25.80	1.98	1.64	31.81	1.98	2.03	2.62	1.86	0.16
AB	Free Milling				1.15	1.41	0.05	1.15	1.41	0.05	0.39	1.26	0.02
	Refractory				0.94	2.19	0.07	0.94	2.19	0.07	0.78	2.66	0.07
BU	Free Milling	0.04	1.46	0.00	0.26	1.19	0.01	0.30	1.23	0.01	0.36	1.42	0.02
	Refractory	0.48	1.78	0.03	8.18	2.50	0.66	8.66	2.46	0.68	2.34	1.48	0.11
BB	Free Milling	2.26	1.70	0.12	1.89	1.53	0.09	4.16	1.62	0.22	0.14	1.58	0.01
	Refractory	4.56	1.83	0.27	7.82	1.70	0.43	12.38	1.75	0.70	0.84	3.70	0.10
BO	Free Milling				1.80	1.89	0.11	1.80	1.89	0.11	0.66	1.97	0.04
	Refractory				1.12	2.16	0.08	1.12	2.16	0.08	0.81	2.27	0.06
TU	Free Milling				0.87	1.85	0.05	0.87	1.85	0.05	0.03	1.13	0.00
	Refractory				2.77	2.25	0.20	2.77	2.25	0.20	0.32	2.75	0.03
TOTAL OPEN PIT	Free Milling	2.94	1.68	0.16	6.72	1.62	0.35	9.66	1.64	0.51	2.21	1.50	0.11
	Refractory	11.04	1.91	0.68	55.26	2.03	3.60	66.30	2.01	4.28	9.50	1.99	0.61
PUG (UNDERGROUND)	West Reef				0.63	15.98	0.32	0.63	15.98	0.32	0.47	12.70	0.19
TOTAL	All Material	13.98	1.87	0.84	62.61	2.12	4.27	76.59	2.08	5.11	12.17	2.31	0.91

1	PUG updated 26-03-2024 based on updated stope depletion data, change in COG to 5.2 and change to assumed mining method away from restrictive Alimak stoping method
2	OP resources reported within optimised pit shell at US$ 2,050/oz (RF1.35 based on base case US$ 1,500/oz)
3	OP resources reported at 0.7g/t COG for both free milling and refractory material.
4	PUG and OP resources COG based on gold price of US$ 1,950/oz.
5	Mineral Resources are material which satisfies the requirement that they have reasonable prospects for eventual economic extraction (RPEEE)
6	Mineral Resources are reported INCLUSIVE of material which may fall into the Reserve category upon application of appropriate mining factors

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BLUE GOLD HOLDINGS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY - BOGOSO PRESTEA (GHANA) PROPERTY

1.9	Mineral Reserve Estimate

The most recent Mineral Reserve Estimate for the Bogoso Prestea operation has an effective date of 01 April 2024. This Mineral Reserve was prepared for Blue Gold in accordance with the SK-1300 USA Securities Exchange Commission standards by Dr John Arthur.

The 01 April 2024 Mineral Reserves, outlined in Table 1.3, are exclusively refractory ores reported from the Prestea underground operation West Reef. Probable Reserves are based on material contained in the planned stope areas which are categorised as Indicated Mineral Resources (Table 11.28). Appropriate assumptions for planned mining dilution and recovery are applied as defined in the sections 11 and 13 in this report and based on an operating gold price of US$1,950/oz.

Table 1.3: Bogoso Prestea Mineral Reserves (John Arthur, 01 Apr 2024)
Reserve Category	Ore (kt)	Grade (g/t Au)	Contained Metal (koz)
Prestea Underground – West Reef
Proven	-	-	-
Probable	29.64	15.5	14.75
Proven + Probable	29.64	15.5	14.75

Notes:

●	No Mineral Reserves are reported from the Open Pits;
●	The PUG West Reef Mineral Reserves are reported within the current planned and engineered stope outlines;
●	Mineral Reserves are that portion of the Measured and Indicated Mineral Resources considered economic to mine and process;
●	The Mineral Reserves are estimated using appropriate mining recovery and dilution values (90% and 30% at 3.9g/t respectively);
●	Contained metal figures and totals may differ due to rounding of figures; and
●	Mineral Reserves are included within the Mineral Resource reported in Section 11.9.6

There are no known relevant factors that would materially affect the estimation of Mineral Reserves that are not discussed in this report.

1.10	Mining Methods

The April 2024 Mineral Reserves comprise some 30kt of ore, grading at 15.5g/t Au and containing some 15koz of gold metal. These Mineral Reserves are exclusively non-refractory ores reported from the Prestea underground (“PUG”) West Reef.

Both open pit and underground operations at Bogoso Prestea are currently suspended. For underground operations, a Mechanized Sublevel Open Stope (“SLOS”) mining method comprising stope panels of 25m-45m along strike and 15m-45m height was most recently adopted. The method is a top-down longitudinal retreat process with partial backfill. The Bogoso open pits were operated with conventional truck and shovel methods using face shovels and excavators to load ore and waste to haul trucks. Mining was carried out by contractor.

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BLUE GOLD HOLDINGS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY - BOGOSO PRESTEA (GHANA) PROPERTY

Blue Gold has developed a conceptual Life of Mine (“LOM”) schedule, to support the financial analysis, for the purposes of project planning and future development. A summary for the proposed LOM summary is presented in Table 1.4. The LOM schedule is based upon limited input data, with the schedule derived via rudimentary sequencing of the Measured and Indicated Mineral Resource Estimate at a uniform mining rate of 4.5Mtpa from 2028.

Table 1.4: Summary of Blue Gold Schedule by Ore Type (Mt)
Source / Feed Type	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033-2041	2042
UG Oxide	0.1	0.1	0.1	0.1	0.1	0.1	-	-	-	-	-
OP Oxide	0.3	1.1	0.3	1.3	1.3	1.3	1.3	1.3	0.7	-	-
Oxide Total	0.3	1.3	1.4	1.4	1.4	1.4	1.3	1.3	0.7	-	-
UG Sulphide	-	-	-	-	-	-	0.1	-	-	-	-
OP Sulphide	-	-	-	0.5	4.5	4.5	4.5	4.5	4.5	4.5	2.8
Sulphide Total	-	-	-	0.5	4.5	4.5	4.6	4.5	4.5	4.5	2.8
GRAND TOTAL	0.3	1.3	1.4	1.8	5.9	5.9	5.9	5.8	5.2	4.5	2.8

The mining schedule maintains a constant mill feed grade with no consideration for the likely variation of grades over the LOM (i.e. a fixed average grade over the LOM). Similarly, the schedule (within the financial analysis) assumes a constant stripping ratio for waste material from the open pit of 3.4tw:to for modelling simplicity.

1.11	Recovery Methods

The current LOM plan envisages refurbishment of the existing oxide CIL plant for initial processing of the open pit and surface oxide resources (and a small quantity of high grade underground gravity recoverable material) to a maximum throughput of 1.4Mtpa. In 2027, a new refractory gold processing plant will be commissioned to process open pit sulphide material (and a small quantity of high grade underground sulphide ore) to a maximum throughput of 4.5Mtpa. The refractory sulphide resource is by far the most significant component of the total resources. After three years of initial oxide processing only, the oxide and sulphide plants will then operate in parallel for six years before the oxide resources are exhausted and only sulphide is processed until closure.

Scoping level capital and operating costs have been estimated for the refurbished oxide and brand-new sulphide plants and will be refined during the Pre-Feasibility Study (“PFS”) stage. The sulphide plant costs are estimated from benchmark data, whereas the oxide plant refurbishment and operating costs make use of site management estimates based on the recent operations prior to the stoppage in October 2023.

The existing Tailings Storage Facility (“TSF”), TSF-2 will be utilised for the initial 12.5Mt of tailings generated from the first few years of operation and will require the construction of two additional raises, each of 5m height. Prior to these works, a full TSF Audit is required to be carried out, following which remedial works from the new and outstanding critical and high level action items identified must be completed. A full design and costings for the two required raises must then be carried out.

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BLUE GOLD HOLDINGS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY - BOGOSO PRESTEA (GHANA) PROPERTY

This is to ensure that both TSF-1 and TSF-2 are safe to operate and geotechnically stable before any new tailings deposition is considered by the board who are in active discussions.

Additional tailings exceeding the initial 12.5Mt for the remaining LOM (to accommodate 60Mt of tailings) will require a new TSF. Two potential locations have been identified but no design works have yet been conducted.

Initial scoping level costs have been estimated for all the above TSF works (including US$50M for the new TSF) but will be refined during a PFS once design works have been completed.

At this stage, no metallurgical testwork has been conducted on representative samples of the oxide, transition and sulphide materials, which will need to be completed for a PFS. The recoveries used in the LOM plan are generally benchmark numbers, particularly for the refractory sulphide (80%) which is likely to be conservative. The oxide will reportedly also contain a blend of some transition and sulphide types and a recovery of 66% has been advised and used in the LOM plan. The actual recoveries will depend on the testwork results for each and the actual blends used in the LOM plan, which are currently unknown.

Costs have been allocated for process water treatment and cyanide detoxification. FGR reports that a cyanide detoxification circuit for the CIL tailings was incorporated and used during recent operations. There is a positive water balance and so excess water needs to be discharged to the environment. The requirement for detoxification depends on the weak acid dissociable (“WAD”) cyanide in the slurry reporting to the TSF from the last CIL tank (under the International Cyanide Management Code, WAD cyanide levels in excess of 50ppm require detoxification or otherwise subject to local environmental regulations if not a signatory).

While some previous re-mining of TSF-1 tailings was carried out by GSR and testwork completed 2011-2015, there is currently insufficient data to generate a resource and significant additional drilling and testwork is required.

1.12	Infrastructure

The future infrastructure for the Bogoso Prestea project considers the existing infrastructure and the future requirements of the project. The mine site includes an extensive underground mine complex, open pit mine, oxide CIL plant, refractory sulphide plant, wate rock dumps, tailings management facilities, and associated mine site infrastructure. However, all operations at the Bogoso Prestea Project are currently suspended.

Whilst some upgrades to existing infrastructure is proposed, a full engineering/electrical survey should be conducted in order to ensure operational efficiency and safety upon restart, as well as to comply with any regulatory requirements.

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BLUE GOLD HOLDINGS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY - BOGOSO PRESTEA (GHANA) PROPERTY

The Tailings Storage Facility (TSF-1 and TSF-2) requires immediate attention to pump out the excess supernatant water which is at a very high level and to develop a water balance model for the safe operation of the facility. In addition, further works include clearing of vegetation, resetting monitoring prisms, cleaning/reinstallation of piezometers, general earth works of berms and maintenance of access roads along the crests of the embankments.

1.13	Environmental Studies, Permitting, and Plans, Negotiations, or Agreements with Local Individuals or Groups

The Minerals and Mining Act, 2006 (Act 703) is the governing legislation for Ghana’s minerals and mining sector and requires that mines obtain environmental approvals from relevant environmental agencies. Ghanaian environmental legislation is well developed and is enforced by the Environmental Protection Agency (“EPA”).

The overarching Act that regulates the environmental regime of Ghana is the EPA Act, 1994 (Act 490). The main legal framework used by the EPA for regulating and monitoring mineral operations is the Environmental Assessment Regulations, Legal Instrument 1652 of 1999 (LI 1652). These regulations cover requirements for environmental permitting, environmental impact assessment (“EIA”), the production of preliminary environmental reports (“PERs”), and subsequent Environmental Impact Statements (“EIS”), environmental certificates, Environmental Management Plans (“EMPs”), and reclamation bonding.

Blue Gold is preparing a new EMP to be provided to the EPA, and an EPA bond will be posted in the name of Blue Gold.

A number of permits and approvals (incl. Operating permit for mineral operations; Acquisition of explosives; Storage of explosives in a magazine; Sale and export of minerals; and Fire Certificate for various premises) will need to be acquired to restart operations. The Fire Certificate for various premises remains valid (to December 2025) but Blue Gold is applying for a new permit.

Pre-existing extensive environmental impact of both historic mining and modern day unauthorized small-scale mining and illegal medium-scale mining activities throughout the Prestea concession are recognised. Blue Gold will predominantly locate the PUG West Reef mining activities in specific preselected areas in order to isolate the West Reef underground mining activities, especially the underground water management and dewatering system.

While there are pre-existing impacts across the concession, for which the leaseholder is indemnified, Blue Gold will be in a unique position, at reclamation of its operations, to make an overall improvement in environmental conditions within the Prestea concession.

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BLUE GOLD HOLDINGS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY - BOGOSO PRESTEA (GHANA) PROPERTY

The bond to obtain the Environmental Permit for the PUG West Reef and a Mining Operating Plan is in place (and due to be novated from FGR to Blue Gold) though the permit has yet to be issued by the EPA. The EIS submitted to the EPA to obtain the Environmental Permit will contain a provisional closure plan and cost estimate. The Mining Operating Plan will contain details relating to closure and reclamation.

It is noteworthy that the Bogoso Prestea Mine was historically a multi-award winning mine that has a legacy of commitments to environmental protection and socio-economic development at the core of its approach to doing business. This is reflected in the mine’s biodiversity offsets and rehabilitation programme which includes the award winning Oil Palm Plantation (OPP) Programme. Established in 2006 as an independent non profit, the community-based company balances company and community needs, including local economic development, community empowerment, and rehabilitation and closure activities. Further, the mine has been awarded the Nedbank Capital Green Mining Award, District Best Farm-Based Organisation awards, District Best Farmer Award, and Best performer in Corporate Social Investment at the Ghana Mining Industry Awards for 2018.

Further, Blue Gold will adopt a number of corporate social responsibility agreements (the “CSR Agreements”) which provide employment (skilled and unskilled) to local community members, facilitate alternative livelihoods administered through a nonprofit foundation, as well as regular contributions to the palm oil plantation funded by gold revenue. Under Blue Gold these award winning schemes shall be continued and where possible improved.

1.14	Capital and Operating Costs

Capital and operating costs have been estimated by Blue Gold (reviewed by WAI) and are expressed in Q2 2024 US dollars (US$).

Capital cost estimates consist of costs for underground and open pit rehabilitation, processing facilities, mining equipment, capitalized maintenance and components, and infrastructure. Major repairs, maintenance, and re-builds were factored into the annual maintenance and component cost estimates.

The overall capital expenditure is summarised as follows, and presented in Figure 1.1: US$56M for TSF Expenditure, US$9.8M for Technical Studies Expenditure, US$415M Expansion CAPEX, and US$380M sustaining capex.

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BLUE GOLD HOLDINGS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY - BOGOSO PRESTEA (GHANA) PROPERTY

Figure 1.1: Bogoso Prestea Project Capital Costs

Operating costs for mining are estimated to be US$50.0/t for underground, plus US$1.6M/month development costs, and for open pit mining, Stage 1 oxide at US$1.0/t (‘ore’ and waste) increasing to US$2.0/t for Stage 2 oxide and Stage 1 and 2 sulphide mining.

The oxide process operating cost varies from circa US$26.3/t ROM at 0.3Mtpa to US$17.2/t ROM at 1.4Mtpa. The sulphide plant operating cost calculates as circa US$26.0/t ROM (average) for a refractory sulphide processing plant at 4.5Mtpa capacity. Again, the costs will be impacted by the refractory processing method chosen. BIOX® costs when operated by GSR from 2009 to 2015 were as high as US$39.9/t ROM (these costs are considered unusually high). For the potential TSF-1 tailings retreatment project, an operating cost of circa US$5.00/t .

It is of the opinion of the QP’s that the capital and operating costs have been estimated to a Scoping level and its attendant accuracy and contingency levels.

1.15	Economic Analysis

Blue Gold has provided WAI with a financial model, including cashflow analysis utilising metal price assumptions, cash flow forecasts, projected capital and operating costs, metal recoveries, mine life and production rates, and other assumptions.

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BLUE GOLD HOLDINGS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY - BOGOSO PRESTEA (GHANA) PROPERTY

The model assumes an 8% discount rate and an average life of mine (LOM) gold price of US$2,006/oz.

The financial model is based upon a life of mine (“LOM”) plan based on Mineral Resources covering the period 2024-2042, which includes revenue principally from an open pit operation, initially extracting oxide material, before transitioning to sulphide for the majority of the life of mine. Revenue streams are also generated from a small underground operation (0.9Mt total) processing high grade ore (12.0g/t average).

The economic analysis is based on Mineral Resources. Mineral Resources that are not Mineral Reserves do not meet the threshold for Modifying Factors that would allow for conversion to Mineral Reserves. There is no certainty that any part of the Mineral Resources estimated will be converted into Mineral Reserves.

The proposed underground and open pit revenue stream is based upon a LOM schedule derived via a straight -line extraction of the Measured and Indicated Mineral Resource Estimate with appropriate mining factors applied.

The results of the economic analysis, and summary of the key project indicators, are presented in Table 1.5.

Table 1.5: Key Project Indicators
Initial Capex	494	US$ M
Sustaining Capex	425	US$ M
AISC	939	US$/oz
Post Tax IRR	30.1%
Net project Cashflow	1,693	US$ M
Post Tax NPV	615	US$ M
LOM	18	Years
Gold produced (LOM)	3,885	Koz

1.16	Other Relevant Data and Information

Reprocessing of TSF-1 tailings is not currently included in the LOM plan as no Mineral Resource has been established. A conceptual Management Plan has been included within the LOM plan for review once a resource has been developed. The proposed plan outlines re-mining of 18.5Mt at a rate of 4Mtpa commencing January 2025 at an average grade of 0.87 g/t Au with a planned recovery of 40.6%.

However, significant drilling and testwork is required to validate this plan as the historical and metallurgical testwork data available only covers a very small part of the material in terms of spatial location and depth. In addition, FGR report that refractory sulphide tailings material was deposited into TSF-1 in the past, although the quantities and location of these tailings are not precisely known. The presence of refractory sulphide tailings will lower the recovery achievable and further emphasises the requirement for testwork to determine an accurate recovery and its economic potential.

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BLUE GOLD HOLDINGS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY - BOGOSO PRESTEA (GHANA) PROPERTY

1.17	Interpretation and Conclusions

The Bogoso Prestea property is located in the Western Region of Ghana and mining has been ongoing, albeit at irregular levels and under different ownership, since 1873. In total, an estimated 9Moz of gold has been produced, but over the years of operation has suffered from periods of closure for various reasons (though none resource based), including in recent years largely due to the FGRBPL legacy debts which will be refinanced through a corporate bond issuance listed on the Ghana Stock Exchange and described in section 16.2.1 (Purchase and Assumption Agreement). Notwithstanding, the project retains all of the basic infrastructure and local workforce identified for recruitment and required to restart operations subject to completion of required inspections and maintenance, to ensure safety and compliance with regulations, and acquisition of all necessary permits and approvals.

Currently, there is a robust Mineral Resource prepared by an independent QP for a total of 79.6Mt at 2.08g/t Au in the Measured and Indicated classification plus a further 12.2Mt at 2.31g/t Au of Inferred resources. However, there is only a very small Probable Mineral Reserve of 170kt at 11.38g/t Au representing the Prestea Underground (“PUG”) West Reef. It is also worth noting that the majority of the Mineral Resource (and LOM) comprises refractory sulphide (76.9Mt), and a lesser amount of free milling oxide material (11.9Mt).

The LOM schedule, developed by Blue Gold, is based on a Mineral Resource. Though appropriate mining factors have been applied, for model simplicity the mine plan assumes an average, rather than variable, mill feed grade over the LOM (i.e. a fixed average grade over the LOM). The LOM feed tonnes is also predominantly from open pits (76.0Mt out of 76.8Mt) and assumes an average stripping ratio (from the determined total waste tonnes). Equally, the LOM comprises 10.3Mt of free-milling oxide and 66.5Mt of refractory sulphide. There has been no recent testwork conducted on any samples of refractory sulphide material.

Notwithstanding, based on the findings of this study and under the current economic considerations, it has been concluded that the Bogoso Prestea Project is an economically viable project under these base case technical and financial parameters subject to the necessary technical studies and importantly metallurgical testwork (to verify the assumed recoveries).

Blue Gold plans to undertake a Detailed Feasibility Study (“DFS”) to determine the optimal refractory sulphide processing method, including a full drilling programme, a comprehensive metallurgical testwork programme of the sulphide samples representative of the LOM plan, and analysis of the refractory sulphide material types identified. As part of the DFS, Blue Gold shall apply the knowledge learnt from the GSR BIOX® plant issues (see section 14.3.1), as well as peer analysis of other companies processing refractory material in Ghana, to determine which is the optimal processing methodology.

The drill hole database and assaying quality for the Bogos Prestea Project are sufficient for the determination of Measured, Indicated and Inferred Mineral Resources. Additionally, the geological interpretations, metallurgical assumptions, and spatial drilling densities are sufficient to define and state Probable Mineral Reserves for Prestea Underground (“PUG”) West Reef.

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All of the aforementioned categories are prepared in accordance with the resource classification pursuant to the SEC’s new mining rules under subpart 1300 and item 601 (96)(b)(iii) of Regulation S-K (the “New Mining Rules”).

1.18	Recommendations

In order to improve the accuracy, and support the LOM schedule, further work is required to bring the mine design and planning aspects of the proposed Project to a sufficiently accurate level for detailed evaluation, and allow for the preparation of a complete Mineral Reserve Estimate. This should include the delineation of an updated set of design and economic parameters upon which to base open pit and underground mine optimisation, that in turn will develop a robust life of mine tonnage upon which to base a mining schedule.

In order to define a Mineral Resource for TSF-1, a complete drilling and sampling exercise will need to be completed and up-to-date topographic survey, combined with a metallurgical testwork programme. However, any activities relating to the TSF will need to be coordinated with a tailings condition and status audit (see below).

A comprehensive programme of metallurgical testwork is required with particular focus on the refractory sulphide material, as well as oxide material and TSF-1. Sample selection will need to be determined from the resource model (or better from the reserve model) and proposed LOM schedule. The testwork data will enable definition of the optimal flowsheet, particularly for the new sulphide plant, as well as better developed cost estimates.

The current TSFs are full with little or no freeboard, significant supernatant water and with excessive vegetation, both within the dams and on the embankments. Blue Gold plans to address this as a critical restart activity. Artisanal mining activity is also reported. Multiple high and critical level action items were identified in the most recent Knight Piésold audit (July 2023) that needs to be attended to as a priority before recommencement of operations.

Completion of a proposed Detailed Feasibility Study should encompass all of the technical and economic parameters identified in order to fully evaluate the options available and determined the optimum mine plan and flowsheet for the successful restart of the Bogoso Prestea mine.

Whilst Blue Gold is applying for renewed permits and approvals from the relevant authorities in order to ensure compliance and restart mining operations, Blue Gold’s planned social engagement with the relevant stakeholders is paramount in order to mitigate any further unrest. The site management team are developing a comprehensive stakeholder engagement plan which will also be partnered with the assumption of certain Corporate Social Responsibility (“CSR”) Agreements. Equally, a new Environmental Management Plan (“EMP”) is being provided to the Environmental Protection Agency (“EPA”) with the expectation that the environmental permit will be issued in June 2024.

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2	INTRODUCTION

2.1	Terms of Reference and Purpose of the Report

This Technical Report Summary (“TRS”) was prepared and is issued by Wardell Armstrong International (“WAI”) under the instructions of Future Global Resources Limited (“FGR”) with regards to the Bogoso Prestea project (the “Project” or “Bogoso Prestea Mine”) located in the Western Region of Ghana.

This TRS has been prepared to present the updated Mineral Resources and Mineral Reserves for the Bogoso Prestea project along with a conceptual Life of Mine (“LOM”) schedule for the restart of mining operations. The conceptual LOM is based on Mineral Resources. Mineral Resources that are not Mineral Reserves do not meet the threshold for Modifying Factors that would allow for conversion to Mineral Reserves. There is no certainty that any part of the Mineral Resources estimated will be converted into Mineral Reserves.

FGR is acting as agent on behalf of Blue Gold Holdings Limited (“Blue Gold”) and has provided certain information for the purpose of this report. Blue Gold is the new, registered owner of the Project mining licences and associated assets following closing of the Transfer Agreements in May 2024, whereby the Bogoso Prestea Mine mineral rights were transferred from FGR to Blue Gold. Blue Gold plans to invest significant capital into the mine to sustainably operate the Project and cost-effectively deliver gold to the global gold markets.

This TRS conforms to the United States Securities Exchange Commission (“SEC”) Modernized Property Disclosure Requirements for Mining Registrants as described in Subpart 229.1300 of Regulation S-K, Disclosure by Registrants Engaged in Mining Operations (“S-K 1300”) and Item 601(b)(96) Technical Report Summary. The purpose of this TRS is to report Mineral Resources and Mineral Reserves. The effective date of this report is 1st April, 2024.

The quality of information, conclusions, and estimates contained herein is consistent with the level of effort involved in WAI’s services, based on:

i.	Information available at the time of preparation,
ii.	Data supplied by the client, and
iii.	The assumptions, conditions, and qualifications set forth in this report.

Any opinions, analysis, evaluations, or recommendations issued by WAI under this report are for the sole use and benefit of Blue Gold and for their use for furthering the company. There are no intended third-party beneficiaries. WAI (and its affiliates) shall have no liability whatsoever to any third parties for any defect, deficiency, error, omission in any statement contained in or in any way related to its deliverables provided under this Report.

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2.2	Sources of Information

The scope of this study included a review of pertinent technical reports and data in the possession of FGR and Blue Gold and as provided to WAI relating to the general Project setting, geology, Project history, exploration activities and results, methodology, quality assurance, interpretations, and Mineral Resources and Mineral Reserves. Observations and interpretations of geostatistics, geology, grade estimation, and determination of Mineral Resources and Mineral Reserves has been generated and evaluated by WAI.

The information, opinions, conclusions, and estimates presented in this report are based on the following:

●	Information and technical data provided by FGR and Blue Gold;
●	Review and assessment of previous investigations;
●	Assumptions, conditions, and qualifications as set forth in the report; and
●	Review and assessment of data, reports, and conclusions from other consulting organisations and previous property owners.
●	For the various parameters that are being calculated in the report, varying gold prices have been used:
○	US$ 1,500/oz base case
○	US$ 1,950/oz cut off grade
○	US$ 2,050/oz pit optimisation
○	US$ 2,006/oz average life of mine gold price of future cash flows.

The company recognises these gold prices are variable.

These sources of information are presented throughout this report and in the References section. The Qualified Persons are unaware of any material technical data other than that presented by FGR and Blue Gold.

The key documentation reviewed, and other sources of information, are listed at the end of this report in Section 24 References.

2.3	Qualified Persons and Details of Inspection

Below is a list of the Qualified Persons (“QP”) involved in the preparation of this TRS and details of their inspection of the property.

●	Ché Osmond (no site visit)
●	Alan Clarke (no site visit)
●	James Turner (visited Ghana 2024)
●	Stuart Richardson (visited Ghana 2024)
●	Dr John Arthur (last visited Bogos Prestea in 2015)

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No current in-person site visit or inspection of the Bogoso Prestea Project was possible and none of the QP’s responsible for the preparation of this report have completed a recent personal inspection of the property as part of the preparation of this technical report.

WAI attempted to visit the site in January 2024 however were unable to do so due to the presence of a number of discontent local stakeholders. However, there was live video call with the mine site management team to view some key plant status as well as mine site management meetings in Accra, Ghana.

Dr John Arthur carried out frequent annual visits to the operation between 1999 and 2009 when it was operated by Golden Star Resources (“GSR”) including as part of the GSR due diligence team for the Prestea Acquisition in 2001. Dr Arthur also visited both the Prestea and Bogoso sites in 2011, 2012 and 2015. The purpose and tasks undertaken focused on the requirements for the preparation of Mineral Resources and Minerals Reserves (including validation of domain wireframe models, re-logging and visual inspection of drill core, review of Quality Control and sample preparation) and preparation of previous Technical Reports reported in accordance with the Canadian Securities Administrators’ National Instrument 43-101 (see References Section 24).

2.4	Previous Reports on the Project

It is understood that this is the first TRS that has been submitted for the Project and the authors are not aware of any other TRS submitted by prior owners of the Project. A number of independent National Instrument 43-101 Technical Reports have been prepared as follows:

●	Technical Report Resources and Reserves, Golden Star Resources Ltd, Bogoso Prestea Gold Mine, Gahana, effective 31 December 2012;
●	Technical Report on the Resources and Reserves, Golden Star Resources, Bogoso/Prestea Gold Mine, Gahana, published in December 2017;
●	(unpublished) Technical Report was prepared on the Bogoso Prestea Gold Mine in August 2022. This report did not include the Tailings analysis but did disclose a Mineral Resource and Mineral Reserve for the in-situ Bogoso Prestea Gold Mine.

2.5	Units and Abbreviations

All units of measurement used in this report are metric unless otherwise stated. Wherever applicable, Imperial units have been converted to Système International d’Unités (SI) units for reporting consistency. Quantities are generally stated in metric units, the standard Canadian and international practice, including metric tonnes (tonnes, t) or kilograms (kg) for weight, kilometres (km) or metres (m) for distance, metres above sea level (masl) for elevation, hectares (ha) for area, grams (g), and grams per metric tonne (g/t) or parts per million (ppm) for precious metals, and base metal grades in percentage (%). Precious metal grades may be expressed in parts per million (ppm) and their quantities may also be reported in troy ounces (ounces, oz), a common practice in the mining industry.

Unless otherwise stated, all references to currency or “$” are to United States Dollars (“US$”).

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3	PROPERTY DESCRIPTION

3.1	Property Location

The Bogoso and Prestea concessions are located in the Western Region of Ghana, approximately 200km from the capital Accra and 50km from the coast of the Gulf of Guinea. Bogoso and Prestea comprise a collection of adjoining mining concessions that together cover a 40km section of the Ashanti gold district in the central eastern section of the Western Region of Ghana (Figure 3.1), with the processing facilities situated approximately 10km south of the town of Bogoso.

Figure 3.1: General Location of the Project in the Western Region of Ghana

The Project is located approximately 6km southwest of the town of Bogoso. The UTM coordinates of the Project are 605750mE, 610055mN, and at an elevation of 85mASL.

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3.2	Licences and Mineral Tenure

3.2.1	Overview

The QPs have not reviewed the mineral tenure, nor verified the legal status, ownership of the Property or underlying property agreements, and environmental information, including permits. As such, the QPs have fully relied upon, and disclaim responsibility for information derived from Company experts.

3.2.2	Mining Legislation Overview

The Minerals and Mining Act, 2006 (Act 703) (as amended by the Minerals and Mining (Amendment) Act, 2015 (Act 900) and the Minerals Commission Act, 1993 (Act 450) are the principal enactments setting out the framework of Ghanaian mining law. These acts express the basic position that minerals in their natural state are owned by the state; they also outline the licensing scheme for mineral operations, the incidents of the various mineral rights and the powers of the principal regulatory institutions. The following pieces of subordinate legislation add detail in specific areas to the regime set out in the principal legislation:

a)	Minerals and Mining (General) Regulations, 2012
b)	Minerals and Mining (Support Services) Regulations, 2012
c)	Minerals and Mining (Compensation and Settlement) Regulations
d)	Minerals and Mining (Licensing) Regulations, 2012
e)	Minerals and Mining (Explosives) Regulations, 2012
f)	Minerals and Mining (Health, Safety and Technical) Regulations, 2012

The mining law divides the various licences that can be granted for a mineral right into three sequential categories, Reconnaissance Licence, Prospecting Licence and a Mining Lease, defined under the Minerals and Mining Act, 2006 (Act 703). These licences are discussed below.

3.2.2.1	Reconnaissance Licence (Sections 31-33)

A reconnaissance licence entitles the holder to search for specified minerals by geochemical, geophysical and geological means. It does not generally permit drilling, excavation, or other physical activities on the land, except where such activity is specifically permitted by the licence. It is normally granted for 12 months and may be renewed for a period not exceeding 12 months, if it is in the public interest. The area extent is negotiable, related to the proposed reconnaissance program.

3.2.2.2	Prospecting Licence (Sections 34-38)

A prospecting licence entitles the holder to search for the stipulated minerals and to determine their extent and economic value. This licence is granted initially for a period of up to three years covering a maximum area of 150km2. This may be renewed for an additional period of two years, but with a 50% reduction in the size of the licence area if requested. A prospecting licence will only be granted if the applicant shows adequate financial resources, technical competence and experience and shows an adequate prospecting program. It enables the holder to carry out drilling, excavation and other physical activities on the ground.

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3.2.2.3	Mining Lease (Sections 39-46)

When the holder of a prospecting licence establishes that the mineral to which the licence relates is present in commercial quantities, notice of this must be given to the Minister of Lands, Forestry and Mines and if the holder wishes to proceed towards mining, an application for a mining lease must be made to the Minister within three months of the date of the notice.

3.2.3	Issuer’s Title to the Bogoso Prestea Concessions

As of May 2024, (further to the Transfer Agreements described in section 16.2 whereby the Bogoso Prestea Mine transferred ownership from FGR to Blue Gold), the Bogoso Prestea mineral rights are held by Blue Gold, through its subsidiary Blue Gold Bogoso Prestea LTD (“BGBPL”). See Table 3.1 and Figure 3.1.

Table 3.1: Bogoso Prestea Mining Lease Summary
Lease Name	Owner	Land Registry No.	Lease Size	Lease Expiry
Bogoso	Blue Gold	LVDWR8T 363228A2020	52.1km2	20 Mar 2040
Prestea Underground	Blue Gold	3186/2001	11.3km2	29 Jun 2031
Prestea Surface	Blue Gold	3218/2001	50.0km2	29 Jun 2031

Figure 3.2: Map of the FGRBPL Concessions

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3.3	Underlying Agreements

Mining Lease agreements covering the concession area owned by Blue Gold, and granted by the Government of the Republic of Ghana, have been obtained and reviewed by the QP. Specifically the boundary coordinates have been digitised and confirmed. The dates granted, and the concession boundaries have been reviewed and it is concluded that the mineral resources lie inside the current license area.

The mineral rights are granted to Blue Gold under the Minerals and Mining Act, 2006 (Act 703) following closing of the Transfer Agreements in May 2024, as described in section 16.2. This Act is the governing legislation for Ghana’s minerals and mining sector. As defined by Act 703, every mineral in its natural state in, under or upon land in Ghana, rivers, streams, water-courses throughout the country, the exclusive economic zone, and an area covered by the territorial sea or continental shelf, is the property of the Republic of Ghana and is vested in the president in trust for the people of Ghana. By means of the Act, land in the country may be made the subject of an application for a mineral right in respect of a mineral specified in the application.

3.4	Underground Mining

The Prestea concession is a mining lease that was issued to Prestea Gold Resources Limited (“PGR”) on June 29, 2001 by the Government of Ghana with land registry number 2799/2001. The agreement granted PGR the exclusive right to operate underground mining within the Prestea concession lower than a depth of 150.37m below sea level for a period of 30 years effective from the date of Mining Lease. The strike of the underground lease extends from the Ankobra shaft in the north to the Tuapim shaft to the south and covers an approximate area of 11.27km2, which represents only a portion of the entire 50.0km2 Prestea Mining Lease. A joint operating agreement was signed in January 2002 between Bogoso Gold Limited (“BGL”), a subsidiary of Golden Star Resources (“GSR”) incorporated under the laws of Ghana, and PGR. An amount of US$2.1M was paid to PGR as a first option payment. This agreement granted BGL the right to develop and operate the Prestea Underground (“PUG”) mine while also setting out the protocols and procedures to be observed by BGL and PGR in the day-to-day operations of the surface and underground mining operations. These mineral rights were acquired by FGR from GSR in October 2020 and transferred to Blue Gold under the Transfer Agreements described in section 16.2.

3.5	Surface Rights

3.5.1	Overview

The laws regarding surface rights are captured in the Mineral and Mining Act 206, Act 703 sub-section 72. This section gives rights to the owners of the land (i.e., Chiefs, family, individuals, etc.) to be compensated by Mineral Rights holders (i.e., mining companies).

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Sub-section: 72

1)	The holder of a mineral right shall exercise the rights under this Act subject to limitations that relate to surface rights that apply under an enactment and further limitations reasonably determined by the Minister.
2)	In the case of a dispute between a holder of a mining lease and the Minister concerning the limitations determined by the Minister under this subsection, the dispute shall be referred for resolution under section 27.
3)	The lawful occupier of land within an area subject to a mineral right shall retain the right to graze livestock upon or to cultivate the surface of the land if the grazing or cultivation does not interfere with the mineral operations in the area.
4)	In the case of a mining area, the owner or lawful occupier of the land within the mining area shall not erect a building or a structure without the consent of the holder of the mining lease, or if the consent is unreasonably withheld, without the consent of the Minister.
5)	The owner of a mining lease shall, in the presence of the owner or lawful occupier or accredited representative of the owner or lawful occupier of land, the subject of a mining lease and in the presence of an officer of the Government agency responsible for land valuation carry out a survey of the crops and produce a crop identification map for the compensation in the event that mining activities are extended to the areas.
6)	An owner or lawful occupier of land shall not upgrade to a higher value crop without the written consent of the holder of the mining lease, or if the consent is unreasonably withheld, without the consent of the Minister.

In the case of the AGM, all concessions belong to the Ashanti Kingdom who has in turn given same right to the relevant Divisional Chiefs and in some cases specific individuals to exercise that right in terms of compensation. Compensation with regards to surface rights comes in the form of:

●	Crop compensation
●	Deprivation for land use compensation
●	Compensation of immovable properties (shrines, ponds, etc.)
●	Royalty payment through the Stool lands

There are sufficient surface rights available now, or that can be obtained, if necessary, for any future mining operations. There are adequate sources of power, water, mining personnel, tailings storage areas, waste rock storage areas, and sites for processing facilities.

3.5.2	Bogoso Prestea

The surface mining lease was originally granted to Bogoso Gold Limited on November 16, 2001, giving them primary control over the Prestea mineral resources (Prestea Sankofa Gold Limited has a small tailings retreatment operation located on the Prestea surface concession).

Surface rights to land affected by the Prestea Underground West Reef project are traditionally in the ownership of the Himan and Nsuta Mbease Stool lands of the Wassa Fiase Traditional Area. The Paramount Chief of the Traditional area exercises traditional control over the divisional and sub-chiefs of the settlements and hamlets within the Project area.

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3.6	Royalties

3.6.1	Government Royalty

The Minerals Income Investments Fund (“MIIF”), a statutory corporation, shall hold a 10% non-dilutable free carried interest in Blue Gold Bogoso Prestea LTD (“BGBPL") as a legal requirement for the company’s mining activities in Ghana, held on behalf of the government of Ghana. The Government of Ghana receives a gross revenue Mineral Royalty of 5% on all gold production. Royalties are based on production and are to be paid through the Commissioner of Internal Revenue within thirty days from the end of the quarter.

3.6.2	Royalty Agreement with Bogoso Gold Streaming PLC

On January 27, 2024, Blue Gold Bogoso Prestea LTD (“BGBPL") entered into Royalty Agreement (“Bond SPV Royalty”) with FGR Bogoso Prestea LTD (“FGRBPL”) and Bogoso Gold Streaming PLC (“Bond SPV”). The Bond SPV Royalty serves as part of the consideration for transfer of the mining assets from FGR to Blue Gold under the Transfer Agreements (described in section 16.2). The Bond SPV Royalty provides for BGBPL to pay a royalty in refined gold to Bond SPV (as priority payee) and FGRBPL (as secondary payee, once Bond SPV debt service obligations are met) at a rate of the lesser of (i) 2,000 ounces per month, or 30% of gross production per month for the first 36 months following the start of commercial production, and (ii) 3,250 ounces per month, or 30% of gross production per month after 36 months until Bond SPV Royalty payments total the 250,000 ounce cap.

3.6.3	Royalty Agreement with Golden Star Resources

On September 30, 2021, FGR entered into Royalty and Contingent Payment Agreement with GSR. The GSR royalty provides for the payments of two types of royalties to GSR. First, a royalty of 1.0% of sale of product of net smelter returns of 100,000 to 300,000 cumulative ounces of gold, and a royalty of 2.0% of sale of product of net smelter returns of over 300,000 cumulative ounces of gold after October 1, 2020. The net smelter return royalty terminates when the aggregate payments exceed $35,000,000 United States dollars. To date there has been no payment triggered towards the net smelter return royalty. The second contingent payment is defined as the payment of US$20,000,000 (if the price of gold is <US$1,400 / oz), US$30,000,000 (if the price of gold is US$1,400 - US$1,700 / oz), or US$40,000,000 (if the price of gold is >US$1,700 / oz) upon the start of sulphide mining, such payment to be made in stages during the construction and operation of the sulphide project.

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3.7	Liabilities

The pre-existing environmental liabilities associated with the Prestea underground operation were included in an indemnity granted to PGR by the Republic of Ghana. The indemnity document is dated December 21, 2001 and titled Prestea Gold Resources Indemnity Against Pre-Existing Environmental Liabilities. This indemnity states that the PUG West Reef project will be allowed to function independently of the rest of the Prestea underground, and that the Government will irrevocably and unconditionally indemnify PGR against all liabilities of whatsoever nature arising from or connection with the pre-existing environmental liabilities.

The closure liabilities for the Prestea and Bogoso concessions, totalling approximately US$45M, are included in the costs and economics in Sections 21 and 22. The asset retirement obligation (“ARO”) will be updated when Blue Gold applies for the environmental licence.

FGR had all required permits to conduct the mining operations on the property up until the ceasing of operations in November 2023. At the time of writing, the mine is dormant and not operational. Blue Gold is in the process of applying for the operations and environmental license (and associated permits such as fire licence, water use permit, export licence, explosives licence) ready to restart the mine in or around July 2024.

The QP is not aware of any other significant factors and risks that may affect access, title, or the right or ability to perform the proposed work programme on the property.

3.8	Political Risk

The QP has used the Policy Perception Index from the 2023 Fraser Institute Annual Survey of Mining Companies report (Fraser Institute, 2022) as a credible source for the international mining industry consensus on the overall political risk facing an exploration or mining project in Ghana. The QP has relied on the Fraser Institute survey because it is globally regarded as an independent report-card style assessment to governments on how attractive their policies are from the point of view of an exploration manager of a mining company. The survey forms a proxy for the assessment by senior management in the mining industry of political risk in Ghana. Overall, Ghana ranked as Africa’s fifth most attractive country to the mining industry in 2022 and was 33rd globally (out of the 62 jurisdictions in the 2022 Investment Attractiveness Index) and 37th globally (out of the 62 jurisdictions in the 2022 Policy Perception index).

3.9	Other Factors and Risks

The QP is not aware of any other significant factors and risks that may affect access, title or the right or ability to perform work on the property, other than what is described in this report.

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4	ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE, AND PHYSIOGRAPHY

4.1	Accessibility

There is good access to the Project and by road is a six-hour drive from Accra via the port city of Takoradi. The road is paved from Accra to Bogoso with the last thirty minutes to Prestea being unpaved. There are airports at Kumasi and Takoradi, which provide daily services to the international airport at Accra. Kumasi is situated approximately a 3.5-hour drive from Prestea. Road surfaces in the area vary from poor (on the section between Bogoso and Prestea) to good (Accra to Takoradi).

4.2	Climate

The climate is south western equatorial climate type with daily temperatures varying mostly between 20°C to 35°C. Maximum temperatures occur between January and April and minimum temperatures between May and December.

Annual rainfall in the area averaged 1,641mm between 2002 and 2014. The range in annual rainfall during this period was from minimum annual rainfall 1,197mm to maximum annual rainfall 2,195 mm. There are two rainy seasons, one from April to June and then a minor rainy season in October and November. This area has significant rainfall most months, with a short dry season in December and January.

Despite the tropical environment, work on the Project can continue year round, with short breaks during the mostly short-lived storm events.

4.3	Local Resources and Infrastructure

The Project is located in an area where mining has occurred more or less continuously since the late 1800s, so local skilled workers are available. The following services and infrastructure support the operations:

●	Access is via the public road network that extends to the Project;
●	Electricity and water supply are available; and
●	Processing and tailings storage is carried out at existing permitted facilities at Bogoso.

Geochemical studies show that the risk of acid generation from the West Reef will be low, regardless, any waste rock generated at the site will be managed to minimize the risks of acid generation.

As detailed in section 3.5, there is considerable sufficiency of surface rights for mining operations, including availability and sources of power, water, mining personnel, potential tailings storage areas, potential waste disposal areas, heap leach pad areas, and potential processing plant sites.

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4.4	Physiography and Vegetation

The topography of the area within which the Bogoso Prestea assets are located generally slopes in a northern direction towards the Ankobra River. It can be described as gently rolling, punctuated by a number of low hills and rises. A series of northeast-southwest trending sub-parallel ridges, about 2km wide, dominates the eastern part of the project area. These ridges range in height from 150m to 195m. The western part has lower hills generally ranging in height between 70m and 110m. The primary mineralisation tends to occur on the western slopes of the ridges with the intervening valleys occupied by farming communities and seasonal streams.

The Bogoso Prestea assets are within the rainforest bioclimatic zone, but there is no primary forest left in the area of the assets as a result of logging, farming, historical mining, and unauthorized small scale mining activity. The vegetation types on the Prestea concession include: secondary forest, secondary thicket, farm re-growth, farmland, and marshes or freshwater swamp forest. Patches of secondary forest are only present in a few areas not accessible for farming. Biodiversity studies have not identified endangered or threatened species on the Prestea concession (AERC, 2006).

The river ecosystems downstream of the project area have been heavily degraded by anthropological influences, including over a century of historic mining operations, discharges of untreated sewage, and unauthorized small-scale mining operations.

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5	HISTORY

5.1	Prior Ownership

5.1.1	Introduction

Mining and exploration at Prestea has been ongoing since 1873. During the majority of this period, the work was concentrated around the Prestea Village area with the development of the underground operation and a small open pit at Plant North in the north of the Prestea concession.

Recorded production for the Prestea mine began in 1912 under the British company Ariston Mining, which operated the mine until the 1950s. The company was responsible for the majority of the underground development including shaft sinking, ventilation, and level development. The mine was nationalized in the late 1950s, following the independence of Ghana, when all mining operations in the Prestea region were consolidated under the management of Prestea Gold Limited, a subsidiary of the State Gold Mining Company Limited (“SGMC”).

In the early 1990s, the government of Ghana reopened the mining industry to foreign companies and a joint venture agreement was formed between Barnex JCI Ltd., Prestea Gold Ltd., the SGMC, and the government of Ghana. Barnex JCI Ltd. Withdrew from the joint venture in 1998 due to a low gold price and aging infrastructure. A consortium supported by the Ghana Mine Workers Union was then founded to operate the mine under the name PGR. The mine operated for three years until its closure in early 2002 due to depressed gold prices and financial difficulties. The Prestea Underground mine had remained under care and maintenance (“C&M”) from the 2002 closure to 2014 when the refurbishment started (2015-2017). The open pit operations continued throughout this period.

5.1.2	Bogoso North and Marlu

Marlu Gold Mining Areas Limited (“MGMAL”) explored for gold and operated a medium scale open pit and underground mining operation from 1935 to 1955. Surface gold mineralization was systematically explored utilizing trenching and shallow adits driven across strike. Deeper exploration, well below the depth of oxidation (approx. 40m), was conducted on the Marlu deposits, where underground workings extended approximately 250m below the surface. In 1935, MGMAL commenced mining oxide ore from a series of open pits extending from Bogoso North to Buesichem. During the period 1935 to 1955, MGMAL processed between 0.36 and 0.45Mtpa of ore yielding 35,000 to 51,000oz per year. During the 15 year period of mining (the mine was shut down for the duration of World War II), 6.9Mt of ore with a recoverable grade of 4.1g/t Au was processed through the plant generating about 10.9Moz of gold. Marlu also mined a small amount of ore from underground at Bogoso North. The Marlu mining operation terminated in 1955.

The 30-year period between the closure of the Marlu mining operations in 1955, and the acquisition of the Bogoso concession by Denison Mines Limited, a Canadian company, in early 1986 only saw sporadic exploration activities. These activities included the sampling of old adits and two separate drilling programmes, one by the SGMC and the other by the United Nations Development Program.

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In 1986, Canadian Bogoso Resources Limited, a Ghanaian company, commenced exploration on the Bogoso concession. Exploration between 1986 and 1988 outlined potential for development of mining operations on the concession. Included as part of this work was drilling of the Marlu tailings, dewatering and sampling of the Marlu underground workings to a depth of about 100m, diamond drilling beneath the old open pits, adit sampling and trenching. Despite this, Marlu tailings has not been re-mined and could be considered in the future by Blue Gold.

5.1.3	Chujah, Dumasi, Ablifa and Buesichem

Gold was first commercially mined at the Bogoso Property in the early 20th century. Notably, in 1935, MGMAL started commercial scale mining of high-grade oxide material from a series of open pits extending south from Bogoso North to Buesichem, just south of the Bogoso Property. MGMAL also mined a small amount of material from underground at Bogoso North, Marlu and Bogoso South and was still mining the Buesichem pit when it shut down its operations in 1955. According to BGL’s records, during its 20-year period of operating from 1935 to 1955, MGMAL produced over 900,000oz of gold at an average recovered grade of 3.73g/t Au.

Billiton Plc (“Billiton”), now known as BHP Billiton Limited, then part of the Royal Dutch Shell Group, took control of the Bogoso/Prestea property in the late 1980s and its initial feasibility study established a “mineable reserve” of 5.96Mt with a mean grade of 4.0g/t Au, of which 461,000t (or less than 8%) comprised oxidised material and the remainder fresh (sulphide) material. The reporting code and key assumptions and parameters used to report this mineral resource are not known and a QP has not done sufficient work to classify this historical estimate as a current mineral resource or mineral reserve. Hence, the Company is not treating the historical estimate as current mineral resources or mineral reserves. The construction of a mining and processing facility was completed in 1991, the latter comprising a conventional Carbon in Leach (“CIL”) circuit to treat the oxidised material at a rate of 1.36Mtpa and a flotation, fluidized bed roasting, and CIL circuit with a design capacity of 0.9Mtpa. However, Billiton encountered operation difficulties with the fluidized bed roaster, as a result of which the operation was then focussed solely on the oxide ore. The resulting standalone CIL plant had a capacity of approximately 2.0Mtpa and on-going exploration was successful in delineating further ore thereby prolonging the mine life.

5.1.4	Beta Boundary. Bondaye and Tuapim

Before 2001, little, if any work was carried out in the Bondaye and Tuapim areas. Exploration sampling was carried out over the Beta Boundary deposit immediately to the north. In June 2001, GSR was awarded the surface rights for the Prestea concession and commenced a programme of detailed stream and outcrop geochemical sampling over the entire concession. The results from this work led to the recognition of potential exploration targets in the Bondaye and Tuapim areas and Rotary Air Blast (“RAB”) drilling commenced in 2003. There are no historical (Pre 2004) Mineral Resource estimates for the Bondaye and Tuapim deposits.

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5.1.5	Golden Star Resources

GSR acquired the Bogoso Prestea Mine in 1999, and managed the operations until the takeover by FGR in October 2020. During the period of GSR’s management they installed a nominal 1.5Mtpa CIL processing plant to process oxide and other non-refractory ores (termed the Bogoso non-refractory plant). In 2001, Golden Star acquired the Prestea property located adjacent to the Bogoso property and mined surface deposits at Prestea from late 2001 to late 2006, now under common ownership of Golden Star (Bogoso/Prestea) Limited (“GSR-BPL Ltd (“GSBPL”). In July 2007, GS-BPL completed construction and development of a nominal 3.5Mtpa processing facility at Bogoso/Prestea that used BIOX®1 technology to treat refractory sulphide ore. This plant was eventually shut down in 2015 due to a series of failures which are described in section 14.3.1.

5.1.6	Future Global Resources

Future Global Resources (“FGR”) acquired GSR-BPLGSBPL in October 2020 (later renamed FGR Bogoso Prestea Limited (“FGR-BPLLtd (“FGRBPL”)), which by this time had accrued significant liabilities and the Prestea underground West Reef target was the only area being actively mined. FGR operated the mine for four years, reopening the open pit operations and taking the mine into profit by Q1 2023. However, mining operations were suspended in November 2023, and in January 2024, the leases were sold to Blue Gold under the Transfer Agreements described in section 16.2. The transfer of the Property to Blue Gold became effective in May 2024.

5.2	Historical Mine Production

Mining in the Prestea area dates back several centuries. The first direct involvement by Europeans in the area occurred in the 1880s with the establishment of the Gio Apanto Gold Mining Company and the Essaman Gold Mining Company. These companies changed to the Apanto Mines and Prestea Mines Limited in 1900. Both companies merged to become Ariston Gold Mines (“Ariston”) in 1927. Companies associated with Ariston carried out exploration and some mining to the north east of Prestea at Quaw Badoo and Brumasi. The company also prospected concessions immediately to the southwest of Prestea at Anfargah.

Prospecting and some mining had been carried out independently on the adjacent Ekotokroo, Bondaye and Tuapim concessions located to the south of Anfargah. These concessions were acquired by Ghana Main Reef Limited in 1933 and operated continuously until 1961.

[1]	The BIOX® process was developed for the pre-treatment of refractory concentrates ahead of conventional cyanide leaching for gold recovery. The process destroys sulphide minerals and exposes the gold for subsequent cyanidation, thereby increasing the achievable gold recovery.

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Ghana State Mining Corporation was set up with effect from March 1961 under an Instrument of Incorporation signed by the President. From April 1963 the various Ghanaian gold operations were regrouped and renamed Tarkwa Goldfields and Bibiani Goldfields. The SGMC was established under the SGMC Instrument 1965.

Both the Ariston and Ghana Main Reef companies were purchased by the Government of Ghana and merged to form Prestea Gold Limited. The Buesichem concessions to the northeast and along strike from Brumasi was subsequently added to the Prestea concessions. The Buesichem concessions contained a small historical open pit, one of several operated by Marlu Gold Mining Areas until 1955.

Total production from Ariston Mines and Prestea Gold Limited was in the order of 16.8Mt of RoM material for the recovery of 5.95Moz of gold. The average RoM grade is estimated to have been 11g/t Au. In addition, the Brumasi mine is reported to have produced 0.3Mt yielding 0.23Moz gold for an average grade of 23.3g/t Au. Prior to the amalgamation with Prestea, Ghana Main Reef produced about 2.0Mt of RoM for approximately 1Moz of gold at an estimated RoM grade of 15g/t Au. Total underground production from the area, excluding the Buesichem open pit is estimated to be in excess of 19Mt of RoM and 7.18Moz gold. The Ghana Chamber of Mines has recorded approximately 9Moz of gold produced from the Prestea area since 1877 which also includes production from open pit mines.

Production from Prestea peaked at 446,372t in 1964 when 166,973oz of gold were obtained at an average grade of 11.6g/t gold. Recovered grade peaked much earlier in the life of mine with a grade of 20.4g/t Au in 1927. Production endured a decline throughout the mid to late 1970s due to a reduced number of stopes being developed and a lack of underground development to access new ground.

From 2010 to 2023 production was an average of 2.9Mtpa plus 22.6Mtpa of waste rock (SR of 7.7). The ore production tonnes were mainly sourced from Chujah Main (51%) with a significant contribution from Bogoso North (29%) and Pampe (18%). A summary of recent production (2010 – 2023) is presented in Table 5.1.

Table 5.1: Historical Production Summary (2010– 2023)
Ore Type	Units	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023
Oxide Ore	Mt	0.10	0.04	0.30	0.09	-	0.48	1.50	1.42	0.49	0.65	0.29	0.70	0.77	0.35
	g/t Au	2.70	2.02	2.03	2.39	-	2.33	2.29	2.68	4.20	2.52	3.87	1.73	1.75	2.55
Transition Ore	Mt	0.60	0.80	0.70	0.80	0.03	-	0.03	0.05	-	-	-	-	-	-
	g/t Au	2.45	2.64	2.14	2.62	2.09	-	4.52	4.87	-	-	-	-	-	-
Sulphide Ore	Mt	2.20	1.90	2.30	1.25	2.66	1.23	-	-	-	-	-	-	-	-
	g/t Au	3.19	2.51	2.68	1.96	2.28	2.23	-	-	-	-	-	-	-	-
Total Ore	Mt	2.90	2.74	3.30	2.15	2.69	1.71	1.53	1.46	0.49	0.65	0.29	0.70	0.77	0.35
	g/t	3.02	2.54	2.51	2.22	2.28	2.26	2.33	2.75	4.20	2.52	3.87	1.73	1.75	2.55
Total Waste	Mt	17.80	25.20	24.80	23.40	12.17	3.57	3.76	3.30	0.89	0.75	0.27	1.08	2.95	0.84
TMM	Mt	20.70	27.94	28.10	25.55	14.86	5.28	5.29	4.76	1.38	1.40	0.56	1.79	3.72	1.19
Strip Ratio	twaste:tore	6.14	9.20	7.52	10.90	4.52	2.09	2.46	2.26	1.84	1.16	0.93	1.55	3.81	2.41

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BLUE GOLD HOLDINGS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY - BOGOSO PRESTEA (GHANA) PROPERTY

5.3	Historical Mineral Resources and Reserves

The Mineral Resource statements available for the period prior to the acquisition of the property by FGR are those produced by Golden Star Resources for the period Year End 2019 as reported in the GSR Annual Report (Annual Information Form, Year ended December 31, 2019, Dated March 24, 2020). GSR did not report Mineral Resources or Reserves for the individual deposits and amalgamated the results for broader sub-divisions within the concessions. The results are tabulated below in Table 5.2 and Table 5.3.

At the time of the takeover of the operation by FGR, GSR were only reporting Mineral Reserves for the Underground operation at Prestea and had ceased production from the Open Pit operations, hence the lack of reported Mineral Reserves for the Open Pit operations.

Table 5.2: Mineral Resource Statement 31 December 2019 (GSR)
Area	Indicated Mineral Resources			Inferred Mineral Resources
	Tonnes (kt)	Grade (Au g/t)	Ounces (koz)	Tonnes (kt)	Grade (Au g/t)	Ounces (koz)
Bogoso/Prestea (Refractory)	19,812	2.76	1,760	826	2.69	71
Prestea South	1,707	2.08	114	73	1.87	4
Prestea UG	1,136	17.15	626	1,585	9.54	486
Other	2,181	1.68	118	673	1.47	32
Total	24,836	3.28	2,619	3,157	5.84	593

Table 5.3: Mineral Reserve Statement 31 December 2019 (GSR)
	Probable Mineral Reserves
	Tonnes (kt)	Grade (Au g/t)	Ounces (koz)
Open Pit	n/a	n/a	n/a
Prestea UG	856	11	302
Stockpiles	n/a	n/a	n/a
Total	856	11	302

Blue Gold, as part of this technical report, has established a new, updated compliant resource estimation for the Bogoso Prestea Project. The historical estimates noted above are not considered current and have been superseded by the Mineral Resource Estimate in Section 11 and Mineral Reserve Estimate in Section 12.

6	GEOLOGICAL SETTING, MINERALISATION AND DEPOSIT

6.1	Regional Geology

The Ashanti Greenstone Belt in the western region of Ghana is composed primarily of Paleoproterozoic metavolcanic and metasedimentary rocks that are divided into the Birimian Supergroup (Sefwi and Kumasi Groups) and the Tarkwa Group. Both units are intruded by abundant granitoids (Figure 6.1) and host numerous hydrothermal gold deposits such as the Obuasi and Prestea mines and paleoplacer deposits such as the Tarkwa and Teberebie mines.

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Figure 6.1: Regional Geological location within the Paleoproterozoic of Ghana

Allibone et al. (2002) separated the Paleoproterozoic Eburnean orogeny into two phases known as Eburnean I and II. This classification was revised by Perrouty et al. in 2012 who proposed two distinct orogenic events, the Eoeburnean orogeny and the Eburnean orogeny. The Eoeburnean orogeny predates the deposition of Tarkwaian sediments and is associated with a major period of magmatism and metamorphism in the Sefwi Group basement. The Eburnean event is associated with significant post-Tarkwaian deformation that affected both the Birimian Supergroup and overlying Tarkwaian sediments. The Eburnean orogeny is associated with major northwest to southeast shortening that developed major thrust faults, including the Ashanti Fault along with isoclinal folds in Birimian metasediments and regional-scale open folds in the Tarkwaian sediments. These features are overprinted by phases of sinistral and dextral deformational events that reactivated the existing thrust faults and resulted in shear zones with strong shear fabrics.

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The Birimian series was first described by Kitson (1928) based on outcrops located in the Birim River (approximately 80km east of the Ashanti Greenstone Belt). Since this early interpretation, the Birimian stratigraphic column has been revised significantly. Before the application of geochronology, the Birimian Supergroup was divided into an Upper Birimian Group composed mainly of metavolcanics and a Lower Birimian Group corresponding to metasedimentary basins. Subsequent authors have proposed synchronous deposition of Birimian metavolcanics. Most recently, Sm/Nd and U/Pb analyses have reversed the earlier stratigraphic interpretation with the younger metasediments overlying the older metavolcanics. Proposed ages for the metavolcanics vary between 2,162 ± 6 million years (Ma) and 2,266 ± 2 Ma. Detrital zircons in the metasediments indicate the initiation of their deposition between 2,142 ± 24 Ma and 2,154 ± 2 Ma. The Kumasi Group was intruded by the late sedimentary Suhuma granodiorite at 2,136 ± 19 Ma (U/Pb on zircon, Adadey et al., 2009).

The Tarkwa Supergroup was first recognised by Kitson (1928) and consists of a succession of clastic sedimentary units, which have been divided into four groups by Whitelaw (1929) and Junner (1940). The Kawere Group located at the base of the Tarkwaian Supergroup is composed of conglomerates and sandstones with a thickness varying between 250m and 700m. The unit is stratigraphically overlain by the Banket Formation, which is characterized by sequences of conglomerates interbedded with cross-bedded sandstone layers, the maximum thickness of this group being 400m. The conglomerates are principally composed of Birimian quartz pebbles (>90%) and volcanic clasts (Hirdes and Nunoo, 1994) that host the Tarkwa placer deposits. The Banket Formation is overlain by approximately 400m of Tarkwa phyllites. The uppermost unit of the Tarkwa Supergroup is the Huni sandstone, comprised of alternating beds of quartzite and phyllite intruded by minor dolerite sills that form a package up to 1,300m thick (Pigois et al., 2003).

U/Pb and Pb/Pb geochronology dating of detrital zircons provide a maximum depositional age of 2,132 ±2.8Ma for the Kawere Formation and 2,132.6 ±3.4Ma for the Banket Formation (Davis et al., 1994; Hirdes and Nunoo, 1994). These ages agree with the study by Pigois et al. (2003) that yielded maximum depositional age of 2,133 ±4Ma from 71 concordant zircons of the Banket Formation. According to all concordant zircon histograms (161 grains) and their uncertainties, a reasonable estimation for the start of the Tarkwaian sedimentation could be as young as 2,107Ma.

The contact between the Birimian and Tarkwaian sequences runs through the concessions and forms part of the major north-east trending Ashanti Trend (Figure 6.2) which plays host to a number of major gold deposits including Ashanti’s Obuasi Mine.

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560000
580000
600000
620000
640000
660000
680000
700000
520000
540000
Pampe
Opon
Marlu
Chujah
Prestea
Cape Coast
Takoradi
10000 0 10000 20000
metres
WGS 84 / UTM zone 30N
MALI
NIGER
SENEGAL
GUINEA
BURKINA FASO
BENIN
SIERRA LEONE
LIBERIA
IVORY COAST
GHANA
Sefwi belt
Ashanti belt
Boromo belt
Hounde belt
Banfora belt
LEGEND
High magnetic area
Phanerozoic sediments
Dolerite (Dykes)
Granitoids
Gabbro
Tonalite
Granodiorite
Granite (K rich)
Structures
Fault
Magnetic Lineament
Bedding
Trace of F1 axial surface
Trace of F3 axial surface
Trace of S4 cleavage
Trace of S6 cleavage
Data
This study
Loh and Hirdes, 1999
Locality
Major Gold Mine
Kumasi Group
Volcanoclastic sediments
Phyllites
Sefwi Group
Felsic Porphyry
Manganiferous sediments
Banded Magnetic Unit
Gabbro / Diorite
Basalt / Andesite
Volcanoclastic sediments
Phyllites
Mica-Schist
Early Birimian magnetic lineaments (under the Tarkwaian basin)
Tarkwa Group
Dolerite (Sills)
Huni Series
Phyllites
Conglomerates
Sandstones
Tarkwa Phyllites
Phyllites
Banket Series
Conglomerates & Sandstones
Kawere Series
Sandstones
Conglomerates

Figure 6.2: Regional Geology of the Ashanti Belt (SRK 2013)

Abundant granites and granitoids intruded the Birimian and Tarkwaian units during the Paleoproterozoic. Eburnean plutonism in southwest Ghana can be divided into two phases between 2,180 to 2,150Ma (Eoeburnean) and 2,130 to 2,070Ma (Eburnean) that is supported by the current database of U/Pb and Pb/Pb zircon ages. Most of the granitoids intruded during both phases correspond to typical tonalite–trondhjemite–granodiorite (TTG) suites. However, in the southern part of the Ashanti Greenstone Belt, intrusions within the Mpohor complex have granodioritic, dioritic, and gabbroic compositions.

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Dolerite dikes oriented north-south and east-northeast to west-southwest, which are typically less than 100m in thickness, are abundant across the West African Craton where they crosscut Archean and Paleoproterozoic basement. In southwestern Ghana these dikes are well defined in magnetic data where they are characterized by strong magnetic susceptibility. Dolerite dikes are observed to crosscut undeformed K-feldspar rich granites that formed during the late Eburnean, and are overlain by Volta Basin sediments with a maximum depositional age of 950Ma (Kalsbeek et al., 2008). These relationships constrain dike emplacement to between 2,000 and 950Ma. In contrast, some older dolerite and gabbro dikes and sills were deformed during the Eburnean orogeny and are dated at 2,102 ±13Ma (U/Pb on zircon, Adadey et al., 2009).

With the exception of some late Eburnean granitoids, dolerite dikes and Phanerozoic sediments, all other lithologies have undergone metamorphism that generally does not exceed upper greenschist facies. Studies on amphibole/plagioclase assemblages suggest the peak temperature and pressure was 500 to 650°C and 5 to 6 kbar (John et al., 1999), dated at 2,092 ± 3Ma (Oberthür et al., 1998).

6.2	Local Geology

6.2.1	Overview

The Bogoso and Prestea concessions lie within the southern portion of the Ashanti Greenstone Belt along the western margin of the belt (Figure 6.3). Rock assemblages from the southern area of the Ashanti Belt were formed between a period spanning from 2,080 to 2,240Ma (Figure 6.4), with the Sefwi Group being the oldest rock package and the Tarkwa sediments being the youngest. The Ashanti Belt is host to numerous gold occurrences, which are believed to be related to various stages of the Eburnean and Eburnean deformational events. These are summarised in the stratigraphic section shown in Figure 6.5.

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Figure 6.3: Local Geological Setting and Conceptual Generalised Cross Section of the Bogoso and Prestea Concessions

Figure 6.4: Compilation of Geochronology Dating from the Ashanti Belt

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Figure 6.5: Stratigraphic Section of the Main Units Across the Bogoso and Prestea concessions

The geology of the Bogoso-Prestea area is divided into three main litho-structural assemblages which are fault bounded and steeply dipping to the west (Figure 6.6). This suggests that the contacts are structurally controlled and that the litho-structural assemblages are unconformable. From the eastern footwall to the western hanging wall, these packages are represented by the Tarkwaian litho-structural assemblage, the tectonic breccia assemblage, composed of sheared graphitic sediments and volcanic flows, and the last assemblage is composed of undeformed sedimentary units of the Kumasi Basin, which is located to the west of the Ashanti fault zone. The Tarkwaian litho-structural assemblage to the east is mostly composed of sandstone, pebbly sandstone, and narrow conglomerate units. Bedding and sedimentary textures have been observed sporadically, and in most cases they have been obliterated by hydrothermal alteration and deformation at the proximity of the Ashanti fault. The various lithologies that host the Bogoso-Prestea mineralisation are illustrated in Figure 6.7.

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Figure 6.6: Simplified Geological Plan of the Prestea and Bogoso Concessions (SRK 2013)

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Figure 6.7: Lithologies hosting the Bogoso-Prestea Deposits (SRK 2013)

A.	Undeformed sediments of the Kumasi Basin from Plant North Pit
B.	Deformed graphitic sediments form the Plant North Pit
C.	Brecciated Graphitic Sediments form hole UC1044 at a depth of 68.4m
D.	Contact between altered mafic volcanic and the footwall tectonic breccia from level 30 at crosscut 204N
E.	Hand sample from level 24 of mafic volcanic rocks
F.	Footwall tectonic breccia from Plant North Pit

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BLUE GOLD HOLDINGS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY - BOGOSO PRESTEA (GHANA) PROPERTY

6.2.2	Prestea

At the Prestea underground operation the host lithologies are composed of various rock types such as volcanic rocks, volcanoclastics, sediments of the Birimian Supergroup, and sparse Tarkwaian sedimentary slivers.

Volcanic lenses have been divided into two units based on their alteration pattern: weakly altered mafic volcanic rocks are characterized by a distal chlorite/calcite alteration pattern, while strongly altered mafic volcanic rocks are characterized by a proximal silica/sericite/Fe-Mg carbonates alteration pattern. These strongly altered mafic volcanic lenses are generally located at proximity to the Main Reef Fault or bounded by second order footwall faults. The tectonic breccia assemblage is believed to have been the focal point of the post thrusting Eburnean deformational events (syn-D3 to syn-D5), therefore, primary textures, whether syn-volcanic or syn-sedimentary, have only been locally preserved. Volcanic lenses are intercalated with sheared graphitic sedimentary horizons which represent strained and brecciated sequences of siltstones, mudstones and greywacke units affected by pervasive graphitic alteration. Primary textures are generally overprinted and obliterated by deformation, but bedding has locally been preserved.

The most western litho-structural assemblage underlying the Prestea concession consists of relatively undeformed to weakly strained sedimentary rocks of the Kumasi basin. The assemblage is composed of a series of flyschoid sequences where the most common units found are argillites, mudstones, siltstones and greywackes, which are all commonly referred to as phyllite in Ghana. Several syn-sedimentary textures have been observed such as bedding planes, graded bedding and cross-bedding. Chert horizons are locally intercalated within the flysch sequence, but appear to lack lateral continuity.

The litho-structural assemblages are affected by six distinct Eoeburnean and syn-Eburnean ductile events and at least one post-Eburnean brittle event, resulting in late reactivation of the major thrust fault systems. The Eburnean deformational events have been described and observed by several authors throughout the West African shield including Milesi, Alibone and Perrouty. The D1 deformational event affects the older volcano-sedimentary sequence of the Birimian supergroup and was generated during a North-South compressional phase. The second event of deformation is related to an extensional phase which generated the sedimentation of the Kumasi basin. The D3 deformational event is believed to be mainly a thrusting event, resulting in the thrusting of the volcano-sedimentary sequences and the Kumasi sedimentary basin over the younger Tarkwaian sedimentary group which was unconformably deposited during the D3 event. The D4 deformational event was associated with NW-SE shortening which resulted in the re-activation of the D3 thrust fault into sinistral shearing.

At Prestea, the principal structure is a mineralized fault-filled quartz vein known as the Main Reef, which is relatively continuous and has been modelled and worked over a strike length of approximately 6km and to a depth of approximately 1,450m below surface (35L). Several subsidiary structures such as the West Reef and East Reef have developed respectively in the immediate hanging wall and footwall of the Main Reef structure. The West Reef is a second order structure where dilational zones occurs some 200m into the hanging wall of the Main Reef structure and, at present, is known to occur over a strike length of 800m and has currently been defined by underground drilling between 550 to 1,150m below topography as far as the 30L. The major thrust faults such as the Main Reef fault and the West Reef fault, as well as the presence of an associated penetrative foliation, are the main syn-D3 structural features.

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The D4 and D5 deformational events were associated with northwest-southeast shortening that resulted in the reactivation of the D3 thrust fault into sinistral shearing. These Eburnean phases resulted in the reactivation of the D3 thrust fault into sinistral shearing. These Eburnean phases are transpressional events with strike-slip movement along the major D3 faults that resulted in the development of the regional scale folds and of second and third penetrative foliations. The tectonic breccia assemblage and the graphitic shear zone were the focus of reactivation during these two deformational events resulting in a strong shear fabric, whilst the sedimentary units in the hanging wall developed orthogonal steep penetrative fabrics at an angle to the main foliation. The last Eburnian phase, the D6 event, is defined as a minor transcurrent event, the effects of which are noticeable by the presence of a flat lying crenulation, observable locally on the main foliation plane within the Kumasi Basin sedimentary package.

The structural complexity of the Prestea mine site is mainly due to reactivation of the fault system during the later events of Eburnean deformation. Several studies along the Ashanti trend are suggesting a syn-D to Syn-D5 timing for gold emplacement. Earlier studies at Prestea also suggested a syn-D3 gold mineralized event, but it is still unclear whether syn-D1 gold events could have taken place and have been remobilized during later hydrothermal pulses. Field evidence and structural relationships are suggesting that certain quartz veins along the Prestea major fault systems were in place during the earlier deformational events and deformed by subsequent events.

6.2.3	Bogoso North/Marlu

Gold mineralization between Marlu and Bogoso North is restricted to a narrow graphitic fault zone located in the sedimentary hanging wall of the deposits with the footwall composed of volcanic lenses and sheared sedimentary rocks. The Bogoso North deposit consists of two splays of the main shear zones; a quartz vein dominated hanging wall splay, and a highly graphitic footwall structure. The two splays of the main shear zone at Bogoso North extend for approximately 500m along strike and range in true width from 5 to 15m. Gold mineralization at Bogoso North dips moderately to the northwest at 40 to 50°. The mineralisation is modelled over a 2.0km strike at Bogoso North and an additional 2.7km northwards to Marlu and to a depth of some 300m. Bogoso North gold mineralization is associated with either quartz veins or graphitic cataclasites.

Quartz vein hosted gold mineralization generally is coincident with relatively high gold tenors, typically between 5 to 15g/t Au. Vein gold is associated with abundant disseminated arsenopyrite in and around slices of graphitic mylonitic rock within the quartz veins. Although visible gold is occasionally observed in the veins at Bogoso North there are not abundant amounts of free gold as at Prestea and Ashanti. The quartz veins mark dilatant fractures, which focussed gold-bearing fluids, although gold deposition appears to have been promoted by interaction with adjacent wall rock fragments (Allibone et al 1998). The dilatant zones enabling quartz vein emplacement are localised in a left-stepping fault segment in the hanging wall fault splays of the main shear zone. Other veins are developed at the intersection of hanging wall spays with the main shear zone footwall structure.

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The footwall graphitic shear mineralization at Bogoso North generally is associated with lower gold values than that of the quartz vein hosted hanging wall structure. Gold mineralization is associated with finely disseminated pyrite and arsenopyrite.

Figure 6.8: Volcanic Lense in the Bogoso North Pit (SRK 2013)

A.	Steeply dipping to the West with sheared graphitic sedimentary package in the hanging wall
B.	The bottom picture illustrates the deformed nature of the quartz veins within the graphitic shear zone

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6.2.4	Chujah/Dumasi

Both Birimian and Tarkwaian lithologies are situated within the Chujah/Dumasi area. Birimian and Tarkwaian rocks are separated by a deformation corridor referred to as the central structural corridor or tectonic breccia. The tectonic breccia is hosted both in Birimian and Tarkwaian rocks and is characterized by an anastomosing network of faults and imbricated fault slices. These northeast-striking faults represent the principal thrust planes which were developed during the third event of deformation at the beginning of the Eburnean orogeny. The largest fault zone, located close to the western boundary of the deposits is referred to as the main shear zone and is characterized by fault gouge, mylonites, breccias and cataclasites.

The attitude of the main shear zone varies locally but generally strikes between N025° to N040°, dipping between 35 to 75° towards the northwest. The thickness of the main shear zone ranges from a few metres to over 50m in true width. The combined length of Chujah and Dumasi is some 3.0km along strike and the deposit has been modelled to a vertical depth of 500m. The main shear zone also hosts multiple generations of internal non-cylindrical folding, pervasive foliation development, quartz-ankerite veining and graphite ±ankeritic, carbonate ±sericite alteration assemblages. Reversals in stratigraphic younging direction across the main shear zone indicate that it forms the hinge of a km-scale shallow-plunging isoclinal syncline. The widespread development of at least sub-economic gold mineralization along essentially the full strike length of the main shear zone and numerous subsidiary structures implies that movement on them was widespread during mineralization.

The eastern edge of the tectonic breccia zone is marked by another major fault zone; the Tarkwaian Boundary Fault zone. The Tarkwaian Boundary Fault zone separates the basal Tarkwaian gritty immature sandstones, pebble conglomerates and interbedded tuffs from the Tarkwaian, Kawere quartzites and conglomerates. The attitude of the Tarkwaian Boundary Fault is slightly steeper than the main shear zone with dips in the range of 60 to 80° towards the northwest. Numerous fault networks interconnect the two bounding fault structures where two dominant interconnected fault orientations have been observed one striking east northeast and the other striking north to north northeast.

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Chujah Pit – North Wall.

Chujah Pit – North Ramp floor

Figure 6.9: Chujah Pit Lithologies (SRK 2013)

A.	The top picture represents sheared graphitic sedimentary rocks of the Kumasi basin in contact with altered mafic volcanic lenses
B.	The bottom picture is a mineralized graphitic shear zone characterized by quartz vein boudins and ankerite alteration

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6.2.5	Ablifa

The Ablifa deposits are also situated along the Ashanti Trend south of Chujah and North of Dumasi. Mineralisation occurs within a narrow north-east striking corridor, in which mineralization dips predominantly to the northeast at angles ranging between 50 and 70°. The deposit is modelled over a strike length of 4.3km and to a maximum vertical depth of 250m.

The area is situated between the Buesichem North Pit, on the southern boundary of the Bogoso lease area and the Mackenzie/Big Hill pits immediately south of Chujah South Pit. The area includes the Deinsu Pits (South, 2 and Central) as well as the Ablifa West, Ablifa 2 West, Polipoli Pataye and Akosu Pits. Five distinct mineralization styles have been described including the following:

1.	Graphitic shear zone hosted mineralization;
2.	Carbonate alteration associated mineralization;
3.	Wall rock hosted mineralization;
4.	Siliceous alteration hosted mineralization; and
5.	Quartz vein hosted gold mineralization.

Within the first four styles of mineralization, gold is predominantly occluded within sulphides except where the original mineralogy has been altered by weathering.

6.2.6	Buesichem

The Buesichem deposit is the most northerly deposit located on the Prestea concession. In the vicinity of the Buesichem deposit the main shear zone appears to encroach on the Birimian – Tarkwaian contact, whereas this contact is typically 250 to 300m east of the main shear zone on the Bogoso concession, but this contact might be the result of a Tarkwaian sliver thrusted along the main shear zone. As the contact is approached, the frequency of imbricated fault slices of Tarkwaian increases. In the Buesichem pit, the eastern wall is composed of discontinuous mafic volcanic lenses and a phyllite unit which, has been interpreted as Tarkwaian. The deposit is modelled over a 1.3km strike length and to a maximum depth of 500m.

The Buesichem mineralization is hosted within a sequence of greywackes, turbidites and phyllites of the Kumasi sedimentary basin with local narrow horizons of metavolcanics located in the footwall of the main shear zone. The entire package has been extensively deformed forming a shear zone which is up to 100m wide and comprises splays of anastomosing protomylonitic to cataclastic bands as defined by phyllosilicate bands and discrete, but discontinuous, re-crystallized quartz ribbons and porphyroblasts.

Shear zones within the Buesichem pit indicate steeply dipping gold mineralization (>70°) with a plunge towards the south-southwest. Gold mineralization is constrained by splays and bifurcation shear planes composing the main fault zone.

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Mineralogical studies have consistently shown the presence of undeformed sulphide minerals indicating that the mineralization was post-deformational in age. The fact that up to 50% of the gold is occluded in arsenopyrite and is predominantly fine-grained (1-30µm) accounts for the refractory nature of the sulphide mineralisation.

Owing to the unique structural setting, gold mineralization of the Buesichem area is distinctly different from the rest of the Prestea deposits with respect to the texture. Ore paragenesis is nevertheless similar. Buesichem sulphide gold mineralization is similar to the deposits located along the 18km strike length of the Ashanti trend north on the Bogoso Concession.

Figure 6.10: Host rock sequence on the Buesichem North Wall (SRK 2013)

A.	Illustrating the mineralization styles of the Buesichem deposit with strongly shear graphitic sediments in the Hanging wall of the main shear zone and altered volcanic lenses in the footwall

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6.2.7	Beta Boundary, Bondaye and Tuapim

The Beta Boundary, Bondaye and Tuapim deposits are collectively referred to as the Prestea South project and are located approximately 10km south of the Buesichem deposit along the Ashanti trend. Locally, mineralization at Beta Boundary, Bondaye and Tuapim is characterised by lode gold mineralization which typically contains non-refractory, free milling gold associated with arsenopyrite and hosted within laminated fault filled quartz veins.

Oxidation of the upper layers of the deposits is extensive and in places can reach tens of metres in depth. Generally, oxidation is deeper in areas of higher topography and shallower in the valleys and in areas of previous mining activity. There is a thin (generally <10m) transition zone between the oxide and fresh material. This transition zone has been modelled as a separate unit in all three of the deposits in order to more effectively characterise the statistics of the individual layers.

Beta Boundary is modelled over a 4.0km strike length and to a depth of 450m while Bondaye is modelled over a 1.3km strike and Tuapim over 2.0km. Bondaye and Tuapim are modelled to a maximum vertical depth of 150m.

The Tarkwaian litho-structural assemblage to the west is composed of sandstone, pebbly sandstone and narrow conglomerate units. The litho-structural assemblage overlying the Tarkwaian sediments is a tectonic breccia bounded to the west by the Kumasi sedimentary basin. The tectonic breccia is a polygenic assemblage, composed of various rock types such as volcanic rocks, volcaniclastics, sediments of the Birimian Supergroup, and sparse Tarkwaian sedimentary slivers. Volcanic lenses have been divided into two units based on their alteration pattern, weakly altered mafic volcanic rocks are characterized by a distal chlorite/calcite alteration pattern while strongly altered mafic volcanic rocks are characterized by a proximal silica/sericite/Fe-Mg carbonates alteration pattern. These strongly altered mafic volcanic lenses are generally located at proximity to the Main Reef Fault or bounded by second order footwall faults. The tectonic breccia assemblage is believed to have been the focal point of the post thrusting deformational event (Syn-D4 to syn-D5). The most western litho-structural assemblage within the Bogoso-Prestea Mine site consists of relatively undeformed to weakly strained sedimentary rocks of the Kumasi basin. The assemblage is composed of a series of flyschoid sequences where the most common units found are argillites, mudstones, siltstones and greywackes.

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Figure 6.11: Various mineralization styles underlying the Prestea South Deposits (SRK 2013)

A.	Graphitic shear zone at Tuapim
B.	Laminated quartz veins at Beta Boundary

6.3	Mineralisation

6.3.1	Introduction

The mineralisation style, although broadly similar throughout, does show local variations along the length of the concessions which can impact on the recovery and economics of individual projects.

Three distinct styles of mineralization are found on the Bogoso-Prestea Mine site. The most extensive of the three mineralization styles are sulphide rich sheared graphitic zones, the second style of mineralization is found mainly at Prestea and consists of laminated fault fill quartz veins (Reef style mineralization) which are bound to the Main Reef fault system or to second order faults found in the hanging wall. The third style of mineralization consists of sulphide rich, brecciated and altered volcanic lenses which are found all along the Ashanti and Akropong trends.

Fault fill quartz veins have been generated over an extensive period of time through multiple fluid pulses. They are bound to major and second order faults and characterized by laminated and stylolitic smoky to translucent quartz veins. Late gauge is commonly associated to the mineralized quartz veins and is also generally mineralized, although in most cases at lower grades then the associated quartz veins. Quartz veins are typically 1 to 2m wide, but widths up to 5m have been observed. Thicker fault fill quartz veins occur in dilation zones along the fault systems, it is still unclear what controls the emplacement of those dilation zones, but several mineralized quartz veins seem to have a spatial association with volcanic lenses found in the immediate footwall of the Main Reef fault.

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An alteration assemblage of silica/sericite/Mg-Fe carbonates characterizes the arsenopyrite-pyrite rich volcanic lenses. They are typically composed with 2 to 10% acicular arsenopyrite crystals and 1 to 5% euhedral to sub-euhedral pyrite grains. They are also characterized by presence of brecciated and stockwork-like smoky to translucent quartz veins that can account for up to 30% of the volcanic lenses’ volume. The mineralized volcanic lenses are generally located in the immediate footwall of the fault system and shear zones. Mineralized volcanic lenses are generally narrow (10 to 25m) and stretched along a north-south trend, sub parallel to the main foliation.

6.3.2	Prestea Underground

The Prestea deposit represents the underground continuation of the deposits seen on surface at Beta Boundary. The two principal deposits underground are the Main and West reefs, the former of which was extensively mined historically and the latter forms the focus of the most recent production.

Two distinct styles of mineralisation are found at the Prestea mine site. Most extensive are laminated fault fill quartz veins (Reef style), bound to the Main Reef fault or to second order faults found in the Kumasi sedimentary hanging wall. The Second style, which has never been mined, consists of arsenopyrite rich, brecciated and altered volcanic lenses.

The reefs are associated with smoky quartz veins which form in re-fractured (barren) milky white quartz veins. Studies indicate the mineralisation is syn or post late stage deformation (D3 or D4) as seen further north. Structurally there is some evidence for late stage sinistral re-activation along the main structures which has led to development of, in places, alternately pinch outs and duplication of the veins. The impact of these and their identification is a key part of the grade control carried out at Prestea and their nature of the boundary is still not well understood.

6.3.3	Bogoso North (including Marlu)

The mineralisation is restricted to a narrow graphitic fault in the sedimentary hanging wall with barren volcanic and sedimentary sheared lenses making up the footwall. Gold is associated strongly with quartz veins and disseminations in graphitic sheared material. The main association appears to be with arsenopyrite and structurally with a series of splays off the main shear zone into the hanging wall.

6.3.4	Chujah, Dumasi and Ablifa

The deposits here occur along a zone at the boundary between the Tarkwaian and Birimian sequences. The boundary strikes northeast and is represented by a sequence of bifurcating/anastomosing thrust faults which have been later re-activated during the Eburnean orogeny. The principal shear zone is located near the western boundary of the deposits and dips moderalty to steeply to the north-west. The thickness of the zone (known locally as the Main Crush Zone or MCZ) varies from sub-metre to over 50m and is host to fault gouge, mylonites, cataclasite and fault bounded blocks of Birimian volcanics.

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Graphitic shearing is common within the deposit and the gold mineralisation is hosted in a number of different styles but commonly associated with arsenopyrite, particularly where disseminated within graphitic shear zone material. Other styles include quartz vein hosted, siliceous alteration in wallrocks and carbonate alteration with development of ankerite ±quartz. Gold is commonly refractory within the sulphides except where the quartz vein material is common.

6.3.5	Buesichem

At Buesichem the main shear zone is closer to the Tarkwaian boundary with evidence for imbricated fault slices of Tarkwaian entrained within the shear zone. The deposit here is modelled over a 1,300m strike length and a maximum depth of 500m. Although the host lithologies are heavily deformed the sulphide minerals appear to be undeformed and mineralisation is therefore assumed to be post deformation. Over 50% of the gold here is entrained within arsenopyrite hence the highly refractory nature of the mineralisation.

6.3.6	Beta Boundary, Bondaye and Tuapim

Located 10km south of Buesichem and overlying the Prestea UG operations. The deposits here are characterised by free milling lode gold mineralisation as distinct from the more refractory nature of material found further north on the concessions. Collectively the three deposits account for almost 8km of mineralised strike length and have been modelled to between150-450m below surface.

6.4	Deposit Type

The Bogoso and Prestea in-situ deposits are located on the 250km long northeast trending, Ashanti Belt, a Paleoproterozoic granitoid-greenstone assemblage in southwest Ghana. These greenstone belts and dividing sedimentary basins were formed and deformed during the Eburnean orogeny. The Prestea-Bogoso area occurs at the southern termination of the Ashanti Belt, where the gold deposits, mined or under exploration, are localised principally along two steep to subvertical major crustal structures referred to as the Ashanti trend and the Akropong trend. The principal structures are graphitic shear zones and mineralised fault filled quartz veins.

The Ashanti Greenstone Belt is considered prospective for orogenic mesothermal gold deposits and hosts numerous lode gold deposits and paleoplacer deposits. The sedimentary hosted shear zone deposits are localized principally along a steep to subvertical major crustal structures located along the western margin of the Ashanti Belt referred to as the Ashanti trend (Figure 6.12). The sedimentary- hosted shear zone deposits that occur along the Ashanti trend include Bogoso, Obuasi, Prestea, and Nzema.

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Figure 6.12: The Reduced to Pole Image of the Total Magnetic Intensity Draped Over the Shaded First Vertical Derivative of the Southern Ashanti Belt Illustrating the Akropong and Ashanti Trends (Golden Star 2018)

The second type of deposit found within the Ashanti Belt are laminated quartz vein deposits containing free gold. Fault filled quartz vein deposits also occur along the Ashanti trend but are only present at Obuasi and Prestea.

The Bogoso Prestea section of the Ashanti Trend shows a range of mineralisation styles associated with graphitic shear zone, which represents the principal displacement zone of a regional-scale shear zone that defines the mineral belt. These styles include laminated quartz vein deposits containing free gold, highly deformed graphitic shear zones containing disseminations of arsenopyrite as the principal gold bearing phase (e.g. Buesichem, Chujah-Dumasi and Bogoso North) and disseminations of sulphides in mafic/intermediate volcanic rocks generally found in the footwall of the main shear zone.

The Bogoso Prestea deposits can be classified as a lode gold deposits or orogenic mesothermal gold deposits, which are the most common gold systems found within Archean and Paleoproterozoic terrains. In the West African shield, orogenic gold deposits are typically underlain by geology considered to be of Eburnean age and are generally hosted by volcano-sedimentary sequences. The Ashanti belt is considered prospective for orogenic mesothermal gold deposits and hosts numerous other lode gold deposits.

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At Bogoso Prestea, gold mineralisation exhibits a strong relationship with major shear zones, fault zones and second order structures. Three types of mineralization have been identified at Prestea, which are both characterised as mesothermal gold mineralization:

i.	Arsenopyrite-pyrite rich graphitic shear zones;
ii.	Fault-fill quartz veins along fault zones and second order structures, which typically contains non-refractory, free milling gold; and
iii.	Disseminated mineralization associated with brecciated zones of iron-rich footwall volcanic lenses, which are characterized by finely disseminated arsenopyrite-pyrite rich and silicified replacement zone.

The graphite rich shear-hosted and volcanic hosted mineralization types are refractory and generally lower grade in comparison to fault-filled quartz vein hosted mineralization type. The weathering profile at Bogoso Prestea is deep and typically results in extensive surface oxidation of bedrock, to a depth of up to one hundred metres. Generally, the weathering profile typically consists of a lateritic surface, a saprolitic horizon, a transitional zone and a deeper primary sulphide zone.

6.5	TSF-1 Geology and Mineralisation

The Bogoso Prestea TSF-1 deposit is a man-made structure and not formed by geological processes. It is one of four TSF located adjacent to the process plant site (Figure 6.13).

The tailings deposit is essentially a compound, pod-like deposit with grades varying from one pod to another due to variations in the beneficiation process and recovery improvements over time.

The structure of the tailings deposit is directly related to the type of material (host rock) that was mined and the fluctuations in the beneficiation process. This direct dependency on the efficiency of the plant contributes to the vertical and lateral variation of the deposit, with regards to grades and mineralisation.

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Figure 6.13: Location of TSF-1 to the Immediate West of the Bogoso Prestea Process Plant

The tailings dump maximum dimensions are approximately 800m x 700m x 20m high.

Deposition occurred into TSF-1 between November 1990 and December 2005 with some 26million tones of tailings at a reported grade of 0.80g/t being deposited during this time (Table 6.1). Information to determine the origin of the material from which the tailings were derived is no longer available. TSF-1 was closed in 2005.

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Table 6.1: Annual Summaries of Deposition Records for TSF-1 November 1990 to December 2005
Year	Tonnes Deposited (t)	Grade of Tailings (g/t Au)
1990	86,099	0.67
1991	892,230	1.67
1992	1,060,817	1.52
1993	1,117,221	1.41
1994	1,499,836	0.49
1995	1,658,489	0.38
1996	1,938,115	0.27
1997	1,908,506	0.28
1998	2,026,804	0.30
1999	2,156,858	0.43
2000	2,139,279	0.92
2001	2,098,165	1.36
2002	2,261,582	0.59
2003	2,093,600	0.62
2004	1,650,412	1.34
2005	1,557,881	1.61
Total	26,145,893	0.80

6.6	Conclusion

The geology along the almost 80km length of the FGR concessions (of which approx. 40km relates to the Bogoso Prestea mining leases) is broadly similar with the key factor being the host shear structures forming along a corridor between the Tarkwaian sediments in the east and the Birimian metavolcanics in the west. It is likely that mineralisation occurred over several repeating episodes but generally post the major deformations and occupying fractures in the brittle lithologies formed as a consequence of the Eburnean deformations. Variations in mineralisation style do occur with the southern Prestea deposits represented by non-refractory lode gold deposition while further north from Buesichem northwards the mineralisation becomes more refractory and is closely associated with arsenopyrite (generally acicular in form). Pyrite and graphite are ubiquitous in the north and graphitic shears are a common host to the mineralisation.

Many studies have been conducted over the deposits and the structural regime is relatively well understood. The collation of these studies and the impact the various structural events have had on the mineralisation are a useful tool for future exploration along the belt.

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7	EXPLORATION

7.1	Historical Exploration

The earliest reported mining activity on the Bogoso concession was at the Bogoso South deposit, where in 1905 and 1906, approximately 7,500t of material was excavated from two shafts. Processing of the mineralisation yielded 5,300oz of gold. Bogoso South underground workings were pumped out in 1933 and a third shaft was sunk 30m north of the old workings. The third shaft intersected a 1.2m quartz reef that was sampled and returned reported grades of 6.2 and 18.6g/t Au.

Historical exploration activities from the 1930s to 1950s are discussed in Section 5.1.

The first drilling programme, carried out by State Gold Mining Company Limited (SGMC), was centred on the old Buesichem lease, located at the southern boundary of the Bogoso concession. The 36 holes drilled outlined a broad, low-grade zone of gold mineralization.

In a United Nations report from 1983, tonnage was estimated at about 3.0Mt grading 5.0g/t Au and was located in two lenses to a depth of about 200m. The UNDP (United Nations Development Programme) drilling programme was carried out in 1976 to 1978 in the vicinity of Chujah and Dumasi. Several holes were also drilled at Bogoso North in an effort to trace possible extensions of the large, oxidized deposit previously mined by Marlu Gold Mining Areas Limited (MGMAL). Between Chujah and Dumasi, the UNDP drilled 21 holes spaced ≈122m apart, covering a strike length of approximately 1,000m. Results of the drilling done at Bogoso North were discouraging, but at Chujah and Dumasi, a broad zone of mineralisation was outlined.

In 1986, Canadian Bogoso Resources Limited (“CBRL”), a Ghanaian company, commenced exploration on the Bogoso concession. Exploration between 1986 and 1988 outlined potential for development of mining operations on the concession. Included as part of this work was drilling of the Marlu tailings, dewatering and sampling of the Marlu underground workings to a depth of about 100m, diamond drilling beneath the old open pits, adit sampling and trenching at Chujah, Dumasi, Dumasi North, and Boppo3.

●	10,835m over 146 holes of drilling at Chujah, Dumasi, Nankafa, Marlu, Bogoso North and Boppo2;
●	3,738m of trench sampling at Chujah, Dumasi, Nankafa, Bogoso North and Boppo2; and
●	1,666m of channel samples from old MGMAL exploration adits at Chujah, Dumasi, Nankafa and Boppo2.

In 1989, JCI Limited acquired the Prestea concession and collared 38 holes totalling about 6,000m at the Buesichem deposit. JCI Limited also tested the southern extensions of the Buesichem deposit along the Beposo oxide pits which were drilled further by Bogoso Gold Limited (BGL) and have since been mined and processed.

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In late 1994, some 2,526m of diamond drilling was carried out in Chujah and Bogoso North pits to provide HQ core for bio-oxidation testwork using the BIOX® marketed by Biomin Limited, a Subsidiary of Gold Fields.

Billiton took control of the Bogoso property in the late 1980’s. The initial feasibility study established a total of approximately 6.0Mt of material grading 4.0g/t Au, of which approximately 0.5Mt comprised of oxide mineralisation. The feasibility study forecast gold recoveries of 83% from sulphide mineralisation and 78% from oxide material and estimated a stripping ratio (tonnes waste:tonnes ore) of 5.6:1. Construction of a mining and processing facility was completed in 1991. The facility was designed to process oxides by using conventional CIL technology at a design capacity of 1.36Mtpa and to process sulphides by using flotation, fluid bed roasting and CIL technology at a design capacity of 0.9Mtpa.

Billiton conducted only limited exploration programmes between 1991 and 1998. GSR acquired the rights to the Bogoso operations in 1999 and acquired the surface rights for Prestea in 2001. Following these acquisitions, GSR conducted exploration programmes along the entire Ashanti trend covered by the Bogoso and Prestea concessions which included mapping programmes, pit sampling, soil geochemistry and drilling programmes. The relevant data is held on a database owned by Blue Gold.

7.2	Golden Star Resources Exploration

Golden Star Resources (“GSR”) acquired the rights to the Bogoso operations in 1999 and acquired the surface rights for Prestea in 2001. Following these acquisitions, GSR conducted exploration programmes along the entire Ashanti trend covered by the Bogoso and Prestea concessions which included mapping, pit sampling, soil geochemistry, and drilling campaigns.

In 2007, GSR contracted Geotech Airborne Geophysical Surveys (GEOTECH) to run a VTEM survey which they flew over the entire Project area. The total drill production up to end of 2012 stood at 89,216m of Rotary Air Blast (“RAB”), 141,115m of Reverse Circulation (“RC”) and 195,133m of diamond drilling (“DD”). A number of targets were generated from the VTEM survey and a drilling programme was embarked upon in 2009 ending in 2011 resulting in some 22,475m of RC and 93,425m of DD drilled over a total of 230 RC and 364 diamond holes over the various deposits.

The Prestea underground West Reef target was the only area being actively mined by GSR at the end of their tenure. Their exploration of the West Reef underground target was initiated in 2003. The 17 L West Reef drive exposes the vein structure from 7618N in the south to 8065N in the north, a distance of approximately 450m. Along the West Reef drive, the backs2 have been sampled approximately every 5m with a 50mm by 50mm channel sample cut using an air driven diamond blade rock saw. The channel samples were cut orthogonal to the main structure. The channel samples and the reef drive have been surveyed and tied into the mine grid at surface. A total of 81 channel samples were collected on the 17 L reef drive averaging 2.4m width with composite grades ranging from 0.1 to 127g/t gold.

[2]	A rock sample collected from the roof or back of an underground opening to determine the grade.

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The results from the 17 L channel sampling showed that the mineralisation along the reef is hosted in several higher-grade pods. These high-grade pods were drill tested at depth from cubbies on the 17 L and 24 L, drilled from the footwall to the hanging wall obliquely to the moderately west dipping foliation and reef.

In addition to the exposures on 17 L, the West Reef has been encountered on a small reef drive on 24 L, approximately 300m below 17 L. On the 24 L West Reef 293S reef drive the structure was encountered but the vein here has pinched. Drilling from 24 L has delineated wider vein widths to the north of this reef drive alluding to a steep northern plunge of the higher-grade mineralized zone hosted in the West Reef structure.

In 2017, development of the West Reef to the north of the previous exposures in the 293S reef drive, starting from the 270S cross-cut, a footwall drive was developed, and the reef was cross-cut every 23m, for accesses to the alimak raises. Chip channel samples were taken from each of these accesses, chipping sample from within a 20cm channel of the access to acquire a 5kg chip sample per interval of between 0.5 – 1m. Several more were taken in the reef drives between each of these accesses and in the alimak raises themselves, up to 150m vertical above the 24 level, once established. In all, 142 channel samples taken on the 24 level and S1-S5 (8280N-2375N were included in the GSR December 2017 Mineral Resource Estimate update and subsequent updates.

7.3	Drilling

7.3.1	Open Pit Drilling

Drilling is carried out by a combination of DD, RC and RAB techniques at the Bogoso Prestea operations. In general, the RAB method is used at early stages as a follow up to soil geochemical sampling and during production for testing contacts and deposit extensions around the production areas and has a maximum drilling depth of around 30m. RC drilling has historically been used as the main method for obtaining suitable samples for Mineral Resource estimation and is carried out along drill lines spaced between 25 and 50m apart along prospective structures and anomalies defined from soil geochemistry and RAB drilling results. RC drilling is typically extended to depths of 150m. The DD method is used to provide more detailed geological data and in areas where more structural and geotechnical information is required. Generally, the deeper intersections are also drilled using DD and, as a result, most section lines contain a combination of RC and DD drilling.

All drillhole data provided to FGR on their acquisition of the property was previously verified by Golden Star (Bogoso/Prestea) LTD (“GSBPL”) staff and their QP and detailed in their published National Instruments 43-101 reports, the most recent of which is dated 2019. FGRBPL staff verified recent drilling programmes and there are no recovery or survey factors which are considered to materially impact the accuracy and reliability of the results.

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Exploration data for the projects are based on a general strike orientated at N32˚E with magnetic declination of easterly deviation of 7˚ culminating in the Bogoso Mine Grid of N39˚E. All drillhole collars and local topographic features are reported in the respective mine grid location coordinates and are done by FGR surveying team employees. Topographic surface surveying over the various areas is also completed by staff surveyors.

Drill collar azimuth and dip for both RC and DD holes are established prior to drilling by a surveyor using a total station whereas RAB holes this is done using a hand-held magnetic compass. All drillhole locations, including RAB holes, are surveyed using a total station once the hole is completed and the drill rig is moved away from the drill pad. Downhole surveys of RC and DD holes are conducted using Reflex survey instruments or EZ-Shot instruments. Downhole measurements are conducted at intervals of 30m for both RC and DD holes, RAB holes on the other hand are too short with maximum depth of 30m to conduct downhole surveys.

Initial drilling phases are generally conducted to investigate soil anomalies and are mostly drilled on 800 m line spacing and later in-filled at 400 to 200m spacing depending on results. The first pass drilling programmes are generally by RAB drilling which is initially drilled and oriented perpendicular to the interpreted strike of the anomaly. RAB drilling is generally followed by RC drilling along defined sections and drilled at fence spacing of 50m and later in-filled at 25 m spacing pending positive assay results. The drilling strategy aims at sampling the gold bearing structures orthogonal to the interpreted strike on sections regularly spaced at 25m.

Drillhole sampling is typically carried out along the entire drilled length.

For RC drilling, samples are collected every 1m. Where DD holes have been pre-collared using RC, the individual 1.0m RC samples are combined to produce 3m composites which are then sent for analysis. Should any 3.0m composite sample return a significant gold grade assay, the individual 1.0m samples are then sent separately along with those from the immediately adjacent samples.

DD hole samples are collected, logged and split with a diamond rock saw in maximum 1.0m lengths. Detailed logging of the core is done by an appropriate qualified geologist at the core shed where the entire length of the hole is laid on core tables in sequential order. The geologist provides information on descriptions of colour, lithology, alteration, weathering, structure and mineralisation. The core is cut according to mineralisation, alteration or lithology. The core is split into two equal parts along a median to the foliation plane using a core cutter. The sampling concept is to ensure a representative sample of the core is assayed. The remaining half core is retained in the core tray, for reference and additional sampling if required.

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Table 7.1: Summary of Exploration and Evaluation Drilling by Deposit
	Type of Drilling	Number	Metres
Bogoso North	RC	225	12,230
	DD	140	28,212
	Geotech	-	-
	Grade Control (RC)	66	3,280
Chujah/Dumasi	RC	618	40,247
	DD	315	56,546
	Geotech	6	1,110
	GC (RC)	1,076	29,267
Ablifa	RC	153	10,568
	DD	30	5,642
	Geotech	-	-
	GC (RC)	36	1,889
Buesichem	RC	207	19,046
	DD	295	63,742
	Geotech	4	776
	GC (RC)	601	15,415
Beta Boundary	RC	426	39,025
	DD	46	11,843
	Geotech	4	706
	GC (RC)	-	-
Bondaye	RC	196	18,879
	DD	15	1,948
	Geotech	-	-
	GC (RC)	-	-
Tuapim	RC	187	18,116
	DD	10	1,520
	Geotech	-	-
	GC (RC)	-	-
Total	RC	2,242	178,257
	DD	882	179,348
	Geotech	18	3,298
	GC (RC)	1,779	49,851

RAB samples are collected and bagged at 1.0m intervals. As the samples are generally smaller in size than the RC samples, 3.0m composites are prepared by shaking the samples thoroughly to homogenise the sample, before using the PVC tube to collect a portion of the three individual 1.0m samples. After positive results from the 3.0m composites, the individual 1.0m samples are split to approximately 2 to 3kg using the Jones riffle splitter and then submitted to the laboratory for analysis.

With over 4,900 holes drilled and over 410,000m of drilling conducted on the various deposits it is not considered appropriate to discuss all relevant drilling results. Suffice to say, the continued production and grade control drilling has provided appropriate reconciliation with the original drilling. The interpretation of the relevant results is directly related to the wireframe modelling used for the purpose of defining the volume of material used for the Mineral Resource.

For context, the spatial position of the properties under review is shown in Figure 7.1.

Representative cross sections and plans of the drilling carried out at the properties under review are included as Figure 7.2 to Figure 7.15 giving an indication of the extent of drilling relative to the block models prepare for Mineral Resource estimation, typical drill spacing and drilling orientation against the interpreted strike and dip of mineralised domains. On these cross sections, the outline of the proposed pit outlines are shown in orange.

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Figure 7.1: Plan View of Along Strike Position of the Properties Under Review

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Figure 7.2: Plan View of the Bogoso North Deposit Showing Extent of Drilling and Drill Spacing and Orientation Against Strike of Mineralised Domains

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Figure 7.3: Representative Cross Section of the Bogoso North Deposit Showing Drill Spacing and Orientation and Orientation and Dip of Mineralised Domains

Figure 7.4: Plan View of the Chujah and Dumasi Deposits Showing Extent of Drilling and Drill Spacing and Orientation Against Strike of Mineralised Domains

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Figure 7.5: Representative Cross Section of the Dumasi Deposit Showing Drill Spacing and Orientation and Orientation and Dip of Mineralised Domains

Figure 7.6: Representative Cross Section of the Chujah Deposit Showing Drill Spacing and Orientation and Orientation and Dip of Mineralised Domains

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Figure 7.7: Plan View of the Ablifa Deposit Showing Extent of Drilling and Drill Spacing and Orientation Against Strike of Mineralised Domains

Figure 7.8: Representative Cross Section of the Ablifa Deposit Showing Drill Spacing and Orientation and Orientation and Dip of Mineralised Domains

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Figure 7.9: Plan View of the Buesichem Deposit Showing Extent of Drilling and Drill Spacing and Orientation Against Strike of Mineralised Domains

Figure 7.10: Representative Cross Section of the Buesichem Deposit Showing Drill Spacing and Orientation and Orientation and Dip of Mineralised Domains

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Figure 7.11: Plan View of the Beta Boundary Deposit (and area of PUG) Showing Extent of Drilling and Drill Spacing and Orientation Against Strike of Mineralised Domains

Figure 7.12: Representative Cross Section of the Beta Boundary Deposit Showing Drill Spacing and Orientation and Orientation and Dip of Mineralised Domains

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Figure 7.13: Plan View of the Bondaye and Tuapim Deposits Showing Extent of Drilling and Drill Spacing and Orientation Against Strike of Mineralised Domains

Figure 7.14: Representative Cross Section of the Bondaye Deposit Showing Drill Spacing and Orientation and Orientation and Dip of Mineralised Domains

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Figure 7.15: Representative Cross Section of the Tuapim Deposit Showing Drill Spacing and Orientation and Orientation and Dip of Mineralised Domains

7.3.2	Underground Drilling

The samples used for the current mineral resource estimates at Prestea are based on a combination of surface DD drilling and underground core drilling. Fan drilling is carried out from drill cubbies in order to reduce the movement of the drill rigs. In addition to the drilling, rock saw channels have been cut on a number of levels to provide channel samples across the mineralised zone and to investigate the grade distribution in the immediate contact zones adjacent to the mineralisation in order to better define the potential dilution. Drilling for the Main Reef has been carried out at roughly 80 – 100m spacing along strike from surface. The underground drilling has been largely concentrated on the West Reef and has consisted of fan drilling from individual cubbies with up to 21 holes drilled from a single collar location. An example of this is shown in Figure 7.16. Underground collar locations are spaced approximately 80m apart along strike on the 17, 24, and 30 Ls.

Data is currently available from some 675 surface and underground drillholes in the Prestea area broken down as follows:

●	DD surface = 274 drillholes; 29,700m
●	RC surface = 137 drillholes; 14,000m
●	DD underground = 315 drillholes; 53,500m

Drilling on the West Reef deposit was conducted from underground drill stations, predominantly from 17 and 24 Ls. The drilling was conducted by GSR and more recently by FGR. On 17 L, 10 drill stations were established along the Main Reef footwall access where fan drilling was conducted dominantly horizontally and down dip. The up dip portion of the West Reef remains to be tested between 12 and 17 Ls and remains one of the priority drill targets. The 17 L drill stations are located on the following crosscuts, 274S, 277S, 280S, 285S, 287S, 290S, 293S, 297S, 302S, and 308S, testing the strike over approximately 775m.

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On 24 L, which is approximately 300m below 17 L, drilling was conducted from four drill chambers, 266S, 274S, 284S, and 287S. The drilling from the four drill stations enabled the West Reef to be tested approximately 775m along its strike length as well as up and down dip.

Figure 7.16: Example Underground Drilling Profile on a Typical West Reef Cross Section 8000N

The underground drilling of the West Reef target was conducted by GSR over several campaigns between 2004 to 2017 with a total of 151 holes and 36,500m being completed during this time. All drilling was conducted with underground diamond drill core rigs using a mixture of NQ2 (≈50mm) and HQ (≈64mm), sized core. All drillhole collars were surveyed using the underground survey control brought down from surface using the mine grid. The drillholes were also surveyed nominally every 25 to 30m downhole using a Reflex single shot survey instrument. The 2017 drilling was surveyed at 6m intervals with a reflex multishot survey instrument.

Core recovery through the mineralised zone was optimised by using chrome core barrels, viscous muds and short drilling runs and split core tubes but, in some holes, some of the graphitic fissures (graphic rich fault gouge) were washed away. Areas of lost core were not sampled and in the database are identified as insufficient sample and were given a zero grade. Generally, core recovery was judged to be good through the zone.

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7.3.3	Sampling

7.3.3.1	Introduction

All exploration data from the leases and concessions were collected by GSR personnel, with the exception of auger sampling programmes where contractors are occasionally hired. Contractors are supplied with comprehensive field procedures designed to ensure reliability of the exploration data and minimise voluntary and inadvertent contamination and supervised by GSR employees. For all drilling programmes, GSR followed a standardised approach to drilling and sampling on all its Ghanaian projects. Sampling is typically carried out along the entire drilled length.

7.3.3.2	Auger Drilling

Shallow auger samples are collected below the organic layer and overburden material from half a meter below the surface to one meter. The augers are manually operated metal tools which dig holes of approximately 10cm in diameter. Deep auger holes generally go to a depth of approximately 3 to 4m and are normally conducted to follow anomalous results from the shallow auger programmes.

7.3.3.3	Reverse Circulation Drilling

Reverse circulation (RC) sampling protocols were established in 2003. The composite length of 3.0m was specified to allow a minimum of at least two composites per drillhole intersection based on experience from exploration drilling and mining. The hanging wall and footwall intersections can generally be easily recognised in core from changes in pyrite content and style of quartz mineralisation. Sampling from RC drilling is carried out using a standard single cyclone with samples collected at 1.0m intervals through the expected mineralized zone. In zones of waste rock, the sample interval is occasionally increased to a 3.0m composite. However, all samples are assayed and if a 3.0m sample returns a significant grade value the original 1.0m samples will be assayed individually. All samples are riffled and bagged at the drill site and returned to the Bogoso mine for reduction and sample preparation.

The 3.0m composite sampling methodology was as follows:

●	A sample of each drilled meter is collected by fitting a plastic bag on the lower rim of the cyclone to prevent leakage of material;
●	The bag is removed once the “blow-back” for the meter has been completed and prior to the commencement of drilling the subsequent meter;

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●	Both the large plastic sample bags and the smaller bags are clearly and accurately labelled with indelible ink marker prior to the commencement of drilling. This is to limit error and confusion of drilling depth while drilling is proceeding;
●	3m composite samples are taken by shaking each of the 1.0m samples (approximately 20kg) and taking equal portions of the 3 consecutive samples into a single plastic bag to form one composite sample (approximately 3kg);
●	The composite samples are taken using tube sampling, which uses a 50mm diameter PVC tube which has been cut at a low oblique angle at one end to produce a spear of approximately 600mm length;
●	The technique assumes that a sample from the cyclone is stratified in reverse order to the drilled interval. A representative section through the entire length of the collected sample is considered to be representative of the entire drilled interval;
●	The PVC tube is shuffled from the top to bottom of the sample, collecting material on the way. The “shuffling” approach ensures sample accumulated in the tube does not just push the remaining sample away; and
●	The material in the tube is emptied into the appropriately labelled sample bag and, in the case of 3.0m composite samples, stored separately from the 1.0m samples.

The 1.0m sample collection methodology is as follows:

●	The 1.0m re-sampling of selected mineralised composite zones using the 20kg field samples is undertaken with a single stage riffle splitter;
●	The splitter is clean, dry, free of rust, and damage is used to reduce the 20kg sample weight to a 3kg fraction for analysis;
●	Care is taken to ensure that the sample is not split when it is transferred to the splitter, and is evenly spread across the riffles;
●	When considered necessary, the sample is assisted through the splitter by tapping the sides with a rubber mallet;
●	Excessively damp or wet samples are not put through the splitter, but tube-sampled or grab-sampled in an appropriate manner. Alternatively, the sample is dried before splitting. A common sense approach to wet sampling is adopted on a case by case basis;

●	Similarly, clods of samples are not forced through the splitter, but apportioned manually in a representative manner; and
●	The splitter is thoroughly cleaned between each sample using a brush. Where possible, the splitter is cleaned using an air gun attached to the drill rig compressor.

7.3.3.4	RAB Drilling

RAB samples are collected and bagged at 1.0m intervals. As the samples are generally smaller in size than the RC samples, 3.0m composites are prepared by shaking the samples thoroughly to homogenise the sample, before using the PVC tube to collect a portion of the three individual 1.0m samples. After positive results from the 3.0m composites, the individual 1.0m samples are split to approximately 2 to 3kg using the Jones riffle splitter and then submitted to the laboratory for analysis.

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7.3.3.5	Surface Diamond Drilling

Core from surface diamond drilling (DD) is collected using HQ size core barrels. The core is logged and sawn in half at the Bogoso mine site and 1.0m samples are prepared through the prospective mineralized zone. However, geological contacts considered and samples will therefore vary slightly in length. In waste zones, samples are collected at 1.0m nominal intervals where alteration, sulphidation, or quartz veins are observed. Underground drilling is carried out using NQ or HQ size core and the core is sawn in half and prepared for assay. The orebodies dip steeply to the west (70°-85°) and depending on whether the drilling is from surface or underground, it is angled to try and intersect the mineralized zone orthogonally. However, from underground drilling cubbies this is often not possible. Recoveries and Solid Core Recovery (SCR) values are recorded in the database and 80% of the diamond drill core samples have a recovery greater than 95% with 92% showing a recovery greater than 80%.

7.3.3.6	Underground Channel Samples

Samples used for the West Reef mineral resource estimations were of two types, rock sawn channel samples on 17 L and 24 L reef drives and NQ size diamond drill core.

Channel samples were collected using a double diamond blade Cheetah air driven rock saw. This saw produced a channel sample roughly 50mm deep by 50mm wide. Sample collection and dispatch to the laboratory was supervised by a geologist who ensured the samples were taken correctly, labelled and transported to the surface.

7.3.3.7	Underground Diamond Drilling

Core samples generated from the underground drilling were processed at either the core logging facilities at the Prestea Central shaft or at the main core storage facility near the Bogoso processing plant. Core boxes with lids were delivered to the logging facilities at the end of every shift by the drillers. The core logging process involved initial cleaning of the core and checking of the metre blocks and mark ups on the individual boxes. If there were any discrepancies, they were addressed with the driller who was responsible for the core. All core was photographed prior to being logged and sampled. Two teams logged the core at surface, one being responsible for recording geotechnical information and overall core recovery between drilling runs. Following the geotechnical drilling, the core was logged by the geologist who paid particular attention to structure, lithology, alteration, and mineralization. All of the core was orientated with a spear orientation device, and this was used to take structural measurements while the core was being logged.

Sampling intervals were laid out by the geologist logging the core and were based on geological contacts with samples in mineralized zones generally not exceeding 1.0m. The physical sampling of the core was done with a diamond blade core cutting saw. The core was sawn in half along the line marked by the geologist to ensure a representative sample was taken. The half sawn core samples were deposited into individual plastic bags where the sample number was both written on the bag as well as on a piece of flagging, which was inserted into the bag. The remaining half core sample was returned to the core boxes and kept for future reference.

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7.3.3.8	Exploration Database

Logging data for all drillhole types is recorded directly into acQuire software using GETAC notebook computers for all logging. The logs are validated before they are integrated into the online live acQuire database. In the case of RC sampling where field conditions will not permit the use of the notebooks, the log data is recorded on paper and transferred to data entry staff for input into the database. All exploration drillhole data are ultimately transferred into SURPAC® database by database staff and validated at the Bogoso site exploration office. The master exploration acQuire and SURPAC databases are stored separately and access is controlled and limited to maintain database integrity.

7.3.3.9	Specific Gravity Testwork

Specific gravity (SG) determinations were carried out by GSR. SG was measured on representative core samples from each drill run based on the weathering profiles of the ore body. This ensures representative specific gravity data across all rock types from oxide, transition, moderately oxidised and fresh material, irrespective of gold grade.

SG was measured at the core facility using a water immersion method. Each sample was weighed in air, then coated in wax and weighed in air and immersed in water. A total of 606 determinations were collected on core samples. After testing each sample is carefully replaced at its original location in the core box.

7.4	TSF-1

An auger drill programme was completed in 2010 on TSF-1. The drill programme did not cover the entire extent of the TSF (reportedly due to access issues with water ponding at surface) and the holes were drilled to a maximum depth of 4.0m. Vertical holes were drilled as close as 20m apart in the southern and north-eastern parts of TSF-1 but the central and western parts of TSF-1 were not drilled at all. It is not clear if any of the 2010 auger drilling penetrated the full thickness of the tailings even at the TSF margins.

Minimum detail is available for the TSF-1 auger drilling programme methodology. No information is available for TSF-1 auger drilling relative to:

●	Collar survey and rig set-up;
●	Auger drilling methodology and hole diameter;
●	Sample recovery;
●	Sample logging and photography;
●	Sampling methodology; and
●	Sample lengths.

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No accurate survey data is available for TSF-1 to determine:

●	The position and extent of the base of TSF-1;
●	The position, height, thickness and slope angles of the TSF bunds; and
●	The current extent or elevation of the tailings material or the variation of extent or elevation of tailings material over time.

The extent of the 2010 drill programme in relation to the extent of TSF-1 is shown in Figure 7.17. A number of auger holes in the 2010 programme were drilled to the west and south of the boundary of TSF-1.

Figure 7.17: Plan View of TSF-1 and 2010 Auger Drill Locations (red circle) With Inferred Extent of Tailings (orange line)

A summary of the 2010 auger drill programme is shown in Table 7.2. The summary shows all holes recorded for the 2010 programme and also those holes located within the TSF-1 tailings limits as inferred from Figure 7.17. Holes that are situated outside of the boundary of the TSF were drilled as for engineering planning purposes.

Table 7.2: Summary of 2010 TSF-1 Auger Vertical Drill Programme
Area	Number of Holes	Minimum Depth of Holes (m)	Maximum Depth of Holes (m)	Mean Depth of Holes (m)
All 2010 Auger Drilling	594	1	4	3.7
Within Inferred TSF-1 Boundary Only	533	1	4	3.8

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8	SAMPLE PREPARATION, ANALYSES, AND SECURITY

8.1	On Site Sample Preparation & Sample Dispatch

Sample preparation on site is restricted to core logging and splitting. The facilities consisted of enclosed core and coarse reject storage facilities, covered logging sheds and areas for the splitting of RC and RAB samples. Core samples were logged geologically and geotechnically on-site prior to being split. Core is halved using a diamond saw and bagged for collection by representatives of the analytical laboratory. Sub-sampling of RC and RAB samples was carried out using a Jones Riffle splitter.

Samples were collated at the mine site after splitting and then transported to the primary laboratory at SGS Tarkwa for the completion of the sample preparation and chemical analysis. Exploration samples were trucked by road to the independent laboratories in Tarkwa.

8.2	Sample Security

Sample security involved two aspects, namely maintaining the chain of custody of samples to prevent inadvertent contamination or mixing of samples and rendering active tampering of samples as difficult as possible.

Site security was based on restricted access to the core logging and sample preparation facilities which were within a separate gated compound within the main Bogoso Plant with no direct access to public areas of the mine site. Prepared samples were bagged and labelled and are signed off by senior personnel prior to shipping to the assay laboratory in Tarkwa.

Samples were organized in the core logging facilities where they were checked and put into numeric order. The transportation to the laboratory in Tarkwa was provided by the laboratory. Sample turnaround and dispatch were recorded either in a spreadsheet (earlier samples) or with the database software acQuire.

Sample rejects and pulps were returned to the Bogoso core logging facility where they were stored for up to a year and then disposed of.

8.3	Sample Preparation & Analysis

Sample assays were performed at either SGS Laboratories in Tarkwa (“SGS Tarkwa”) or Transworld (now Intertek) Laboratories (“TWL”) which is also based in Tarkwa. SRK reported in 2013 that GSR had used both laboratories and regularly submitted quality control samples to each for testing purposes. Both laboratories are independent of GSR and were, at the time of the 2013 report, in the process of accreditation for international certification for testing and analysis.

The sample preparation and analysis processes at Bogoso Site Laboratory (“BSL”), TWL and SGS Tarkwa differ slightly. BSL was used as the primary laboratory for samples from July 2007 onwards.

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The sample preparation and analysis process at BSL for fire assays is as follows:

●	Sample reception, sorting, labelling and loading;
●	Dry entire sample (3.0kg) at 110 to 140°C for between 4 and 8 hours;
●	Jaw crush entire sample to 3 mm, and secondary keegor crusher to 1.0mm;
●	Split 3.0kg sample and pulverize for 3 to 8 minutes to 95% passing 75μm; and
●	Sample homogenisation using a mat rolling technique, and sub-sample 50g pulp for fire assay analysis with an atomic absorption (“AA”) finish.

The sample preparation and analysis process at BSL for bottle rolled analysis is as follows:

●	Sample reception, sorting, labelling and loading;
●	Dry entire sample (3.0kg) at 110 to 140°C for between 4 and 8 hours;
●	Jaw crush entire sample to 3 mm, and secondary keegor crusher to 1.0mm;
●	Split 3 kg sample and pulverize for 3 to 8 minutes to 95% passing 75μm;
●	Sample homogenisation using a mat rolling technique, and sub-sample 1.0kg into BLEG roll bottle;
●	Bottle roll for 6 hours with LeachWellTM accelerant. Allow to settle for 30 to 60 minutes;
●	Filter 20ml aliquot from bottle;
●	DIBK extraction and AA spectometry determination of gold content; and
●	1 in 10 residue samples are retained for gold determination using fire assay.

TWL was the primary laboratory for samples until July 2007, when it was discontinued due to the following issues:

●	Contamination due to poor dust control in pulverizing area of the laboratory. Use of dust attracting cloth gloves for sample handling. BLEG aliquot preparation area containing dirt and liquids, which may result in sample cross-contamination;
●	Large fluctuation in employee numbers (60 to 180), which resulted in a risk of training and quality control issues when increasing employment numbers over a short period of time; and
●	The use of a manual data tracking and capture system, which increased risk of data entry errors. GSR considered this to be a sub-optimal process for a commercial laboratory.

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The sample preparation and analysis process used for all samples submitted to TWL is illustrated in Figure 8.1.

Figure 8.1: Sample Processing Flowsheet at TWL (SRK 2013)

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SGS Tarkwa has been engaged for exploration samples since July 2007. The sample preparation and analysis process at SGS Tarkwa is as follows for fire assay analysis:

●	Sample received, entered in LIMS, worksheets printed and samples sorted;
●	Samples emptied into aluminium dishes;
●	Dry entire sample at between 105 and 110°C for 8 hours;
●	Jaw crush entire sample to 6.0mm;
●	Split sample using a single stage riffle splitter, to result in a 1.5kg sub-sample;
●	Pulverise sub-sample for 3 to 5 minutes, to give 90% passing 75μm;
●	Sample homogenisation using a mat rolling technique, and sub-sample 50g pulp for fire assay analysis with an AA finish; and
●	The remainder of the sample is retained as pulp and crushed sample duplicates.

8.4	Quality Control and Quality Assurance (QA/QC)

8.4.1	Introduction

Quality control measures are typically set in place to ensure the reliability and trustworthiness of exploration data, and to ensure that it is of sufficient quality for inclusion in the subsequent Mineral Resource estimates. Quality control measures include written field procedures and independent verifications of aspects such as drilling, surveying, sampling and assaying, data management and database integrity. Appropriate documentation of quality control measures and analysis of quality control data are an integral component of a comprehensive quality assurance program and an important safeguard of project data.

The field procedures implemented by GSR were reviewed by SRK as part of the 2013 National Instruments 43-101 and were deemed comprehensive and to cover all aspects of the data collection process such as surveying, drilling, core and reverse circulation cuttings handling, description, sampling and database creation and management. Each task was conducted by appropriately qualified personnel under the direct supervision of a qualified geologist. The measures implemented by GSR were considered by SRK to be consistent with industry best practice.

The quality control employed by GSR to verify the results obtained from the laboratories took the form of the following types of check sample:

●	Replicates as a check of sampling precision and deposit variability. Two separate samples are collected at the drill site and bagged separately from which two individual samples are produced. The results of these checks can be useful in highlighting natural variability of the grade distribution.
●	Duplicates as a check of sampling precision. Two separate samples are prepared from the coarse reject after sample splitting and on site preparation. The results are useful in indicating problems with sample preparation and splitting.

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●	Repeats as a check of analytical precision. Two separate aliquots are prepared from a single sample pulp in the laboratory and the two samples are then checked against one another. This can indicate issues with repeatability within the laboratory and highlight potential bias.
●	Blanks as a check of analytical precision and accuracy and mainly used as a check on the efficiency of the laboratory. This is useful in highlighting contamination problems and also cross labelling when samples are mis-labelled in the laboratory.
●	Standards as a check of analytical precision and accuracy (GANNET standards supplied by Geostats PTY of Australia).

Analysis is carried out using scatterplots to indicate bias between sets of sample pairs using correlation analysis. The other plot used is a HARD analysis (ranked Half Absolute Relative Deviation) which examines the relative precision of assay pairs representing the same sample interval within the drillholes. The relative error is obtained by dividing the absolute error in the quantity by the quantity itself. The relative error is usually more significant than the absolute error. When reporting relative errors it is usual to multiply the fractional error by 100 and report it as a percentage.

8.4.2	QA/QC Study 2002

GSR undertook a study in January 2002 from 193 duplicate samples produced from 50 of the original RC holes at Buesichem. This study included a series of repeat analyses carried out on certified standard samples. The laboratories used for the studies were TWL, SGS and the BGL plant laboratory.

A consistent overestimation by TWL of the standard samples was not clearly reproduced by a duplicate assaying exercise and, due to the relatively small dataset used to analyse the standards and the apparent improvement in the reliability of the results in the subsequent check assay exercises, it was decided not to make any adjustments to the database.

After the initial study, GSR compiled a much larger database of repeated analyses and standards from diamond drilling, RAB and RC holes drilled on the Plant North, Beta Boundary and Bondaye properties. Sample preparation and analysis was carried out by SGS in Tarkwa. A total of 171 samples from the Bondaye property were re-analysed by TWL as a repeat laboratory check, and 161 samples were re-sent to SGS for repeat checks.

Sampling of standards indicated that SGS were slightly underestimating grade relative to the standard values. In addition, there were concerns that the GSR standards were showing a higher degree of variability when compared to the purchased Gannet standards. In addition, the extreme high and low grades recorded for some of the standards indicate potential contamination or poor laboratory procedure at SGS, although the number of anomalous standard assays is not considered significant.

The check assay exercise carried out by GSR by sending replicate samples to SGS and the repeat assay carried out indicated a high degree of accuracy and precision for all three drill methods. However, the replicate diamond core samples sent to SGS as a separate check indicated a problem with high grade repeatability which may be due to sampling practice (poor sample preparation) or, more likely, an issue with coarse gold in the higher-grade samples which introduced a nugget effect.

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8.4.3	QAQC Samples 2004-2021

8.4.3.1	Replicates (Field Duplicates)

Field duplicate sampling was carried out from 1,982 RC samples collected by GSR from the various prospects between the periods 2004 to 2007. All samples were analysed by TWL. In addition, 1,708 RC replicate samples were also analysed by SGS laboratories between 2008 and 2012. The results are summarised in Table 8.1.

Table 8.1: Summary of HARD Analysis for Field Duplicates (2004-2012) (Adapted from SRK 2013)
Programme	Deposit	Number of Samples	<10% HARD	<15% HARD	<20% HARD	Correlation Coefficient
2004-2007 (TWL)	Bogoso North	36	67%	81%	86%	0.94
	Beposo	21	76%	86%	86%	0.98
	Chujah/Dumasi	1496	73%	81%	87%	0.97
	Oppon	18	56%	78%	83%	0.93
	Pampe	81	3%	42%	51%	0.68
	Tuapim	193	49%	60%	66%	0.48
	Bondaye	18	61%	68%	74%	0.89
2008-2012 (SGS)	Ablifa	18	72%	89%	94%	0.89
	Bogoso North	179	72%	79%	84%	0.69
	Beposo	168	65%	77%	82%	0.86
	Beuesichem	790	74%	83%	88%	0.95
	Chujah/Dumasi	403	60%	70%	76%	0.90
	Pampe	403	57%	68%	71%	0.70

Improvements from 2008 onwards were considered in the 2013 SRK National Instrument 43-101, to be due to increased sample splitting training and awareness amongst GSR sample crew members rather than errors at the laboratory.

A separate field duplicate sampling programme was summarised in the 2017 Golden Star National Instrument 43-101 in which replicates produced from the surface diamond drilling at Plant North for those drillholes targeting the underground Main Reef (Figure 8.2) and West Reef deposits were reviewed. The results are summarized in the HARD plot and indicate a relatively poor correlation between the two sets of results. Some 40% of the sample pairs have a HARD of >20%. It was postulated that the reason for this may be partly due to the use of a relatively high number of low-grade intersections, generally less than 1.0g/t gold, which are not representative of the underground mineralisation. Lower grade samples tend to be more likely to have larger relative differences in grade due to the nuggety nature of the mineralisation. The authors of the 2017 National Instrument 43-101 considered the replicate sampling to be inappropriate and recommended that the core be resampled with high grade intersections that more appropriately represent the mineralisation.

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Figure 8.2: Main Reef Exploration Replicates HARD Plot

8.4.3.2	Coarse Duplicates

Introduction

Duplicate samples were composed of coarse reject sample material that has been returned by the independent off-site laboratories. Approximately 10% of the coarse rejects returned to site were selected for duplicate analysis. The sample selection concentrates on assays greater than 0.2g/t gold. The duplicate samples were re-bagged and given a new unique sample number and then resubmitted to Intertek laboratory (Tarkwa) for a second analysis. The sample pairs are used to determine the accuracy of the lab and repeatability of the sample results.

The Golden Star 2017 National Instrument 43-101 contains a summary of coarse duplicate results from West Reef drilling in 2006, West Reef underground drilling in 2017 and Main Reef and Main Reef and West Reef surface drilling (date unspecified).

West Reef Drilling (2006)

This work has shown that reproducibility is relatively poor for the underground sampling data from Prestea as shown below. This is in part due to the difficulty in producing sufficient sample material from the small diameter core. The high grade of the deposit also contributes to the variability with only 50% of the sample pairs exhibiting a Half Absolute Relative Difference (HARD) value of 20% or less.

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However, there is a clear trend for the sample pairs with the highest variability to have an average grade of less than 5.0g/t gold. Given that the current block cut-off grade for the mineral resource is 5.2g/t gold, the majority of the high variability pairs will be occurring in the lower grade areas of the deposit, and it is likely that the effect of this variability will be to cause some local dilution issues where low grade material is included within the mineralization. However, the majority of the higher-grade sample pairs show relatively good reproducibility.

Figure 8.3: West Reef Underground Duplicates HARD Plot

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Figure 8.4: West Reef Underground Exploration Duplicates Correlation Plot

West Reef Underground Drilling (2017)

The pulp duplicate samples are re-bagged and given a new unique sample number and then resubmitted to the laboratory for a second analysis. It is these sample pairs that are used to determine the accuracy of the lab and repeatability of the sample results. The analysis confirmed the high variability associated with the West Reef deposit with 74% of sample pairs exhibiting a Half Absolute Relative Difference (HARD) value of 20% or less.

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Figure 8.5: West Reef Underground 2017 Pulp Duplicates HARD Plot

Figure 8.6: West Reef Underground 2017 Pulp Duplicates Correlation Plot

Plant North Area Main Reef and West Reef Surface Exploration

The results from the duplicate sampling generally show a positive trend with the majority of the sample pairs exhibiting HARD values of less than 20%. There is a correlation between lower grades and higher HARD values indicating greater variability in the lower grade areas of the mineralisation. However, a number of the sample pairs exhibit average grades below the current model cut-off grade and care should be taken to make sure representative mineralized intersections are used for these studies in future.

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Figure 8.7: Main Reef RC Duplicate Plot

Figure 8.8: Main Reef DD Duplicate HARD Plot

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8.4.3.3	Laboratory (pulp) Duplicates

The results of the laboratory duplicates for all samples generated between 2004 and 2007 for TWL and 2008 and 2012 for SGS were analysed by GSR and reported in the 2013 SRK National Instrument 43-101. Assay results of samples submitted to TWL showed relatively good gold grade reproducibility, as illustrated by the HARD plots. GSR noted a significant improvement in the reproducibility of the gold grades after the move to the SGS laboratory. A summary of the analysis is given in Table 8.2.

Table 8.2: Summary of HARD Analysis for Pulp Duplicates (2004-2012) (Adapted from SRK 2013)
Programme	Deposit	Number of Samples	<10% HARD	<15% HARD	<20% HARD	Correlation Coefficient
2004-2007 (TWL)	Chujah/Dumasi	1,549	61%	76%	84%	0.65
	Bogoso North	111	52%	68%	74%	0.5
	Beposo	111	70%	80%	88%	0.87
	Beuesichem	1,549	52%	63%	82%	0.71
	Bondaye	483	51%	64%	71%	0.48
	Tuapim	410	43%	57%	66%	0.91
	Beta Boundary	632	41%	54%	66%	0.81
2008-2012 (SGS)	Bogoso North	121	66%	73%	75%	0.74
	Beposo	109	68%	81%	85%	0.4
	Ablifa	17	65%	88%	94%	0.88
	Beuesichem	628	78%	85%	89%	0.91
	Pampe	327	46%	61%	71%	0.72
	Tuapim	410	43%	57%	66%	0.91

8.4.3.4	Blanks

Blank samples, taken off site from a nearby quartzite quarry, were routinely inserted with samples submitted for assaying to check for possible sample contamination during the preparation and assaying process. Typically, blanks were inserted prior to the delivery of samples for preparation and analyses. For RC samples, one of the two blanks used was inserted before the splitting process to monitor possible contamination occurring during the splitting of the original sample collected from the drill cyclone. The blank consists of barren coarse sand.

The blank assay data set includes 570 assays for RC samples assayed by TWL and 125 samples assayed by SGS. Summary statistics on assays of blanks returned by laboratories between 2004 and 2012 is shown in Table 8.3.

Table 8.3: Summary Statistics for Blank Samples (SRK 2013)
Statistic		TWL (2004 to 2007)	SGS (2008 to 2012)
Mean	(g/t)	0.03	0.02
Median	(g/t)	0.02	0.01
Mode	(g/t)	0.01	0.01
Standard Deviation		0.02	0.02
Minimum	(g/t)	0.01	0.01
Maximum	(g/t)	0.10	0.09
Count		570	125

The results of the blank analysis for this period suggest minor contamination in the assaying process by both laboratories. A review of adjacent sample assay results by SRK suggested that the contamination did not have a material impact on assay results derived for the samples.

Blanks were also inserted in the samples sent for screen fire assay (SFA – Section 8.4.3.6) and used as a check on the efficiency of the laboratory. This method is useful for highlighting contamination problems and also cross labelling when samples are mislabelled in the laboratory. The blanks were prepared from RC chips known to be devoid of mineralization filtered to 0.01 parts per million (ppm).

A total of 35 blank samples were inserted in different batch of samples sent as part of the Screen Fire Assay (“SFA”) testwork (Figure 8.9). The laboratory values range from 0.01 to 0.03ppm with two values being 0.04 and 0.05ppm and the laboratory mean value is 0.02ppm suggesting there is not a significant issue with contamination at the laboratory, and the authors consider the results to be acceptable for use in mineral resource estimation.

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Figure 8.9: Results of Blank Analysis January to March 2008 for SFA Test Programme
(Golden Star 2018)

8.4.3.5	Gannet Standards

Certified Reference Material (“CRM”) material was introduced by GSR into the sample stream to monitor the accuracy, precision and reproducibility of the assay results. CRM materials were sourced from Geostats Pty Ltd (“Geostats”), and from Gannet (“Gannet”). Although the CRM material could be easily identified by the laboratory, the actual grade of the standard would be difficult to determine due to the large number of different standards used.

Standards in use between 2003 and 2007 are shown in Table 8.4.

Table 8.4: CRM Performance 2003-2007 (SRK 2013)
Standard	Certified Mean (g/t Au)	Number Samples Submitted	Mean Assay Grade (g/t Au)	Laboratory Bias (%)
Gannet A	0.22	196	0.22	0%
Gannet B	2.52	185	2.57	2%
Gannet C	3.46	21	3.53	2%
Gannet D	3.40	75	3.40	0%
Gannet E	2.36	77	2.45	4%
Gannet F	0.78	47	0.75	-4%
Gannet G	3.22	82	3.02	-6%
Gannet M	1.18	159	1.28	+2%
Gannet N	0.50	171	0.49	-2%

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CRM material in use between 2008 and 2012 was supplied by both Geostats and Gannet and is shown in Table 8.5 and Table 8.6.

Table 8.5: Geostats CRM Performance 2008-2012 (SRK 2013)
Standard	Certified Mean (g/t Au)	Number Samples Submitted	Mean Assay Grade (g/t Au)	Laboratory Bias (%)
G901-10	0.48	82	0.51	6%
G305-3	0.71	14	0.66	-7%
G901-2	1.70	32	1.54	-9%
G906-4	1.90	137	1.99	5%
G999-4	2.30	36	2.40	4%
G302-2	2.44	70	2.50	2%
G901-1	2.50	38	2.38	-5%
G396-9	2.60	29	2.39	-8%
G900-7	3.19	193	3.22	1%

Table 8.6: Geostats CRM Performance 2008-2012 (SRK 2013)
Standard	Certified Mean (g/t Au)	Number Samples Submitted	Mean Assay Grade (g/t Au)	Laboratory Bias (%)
ST 07/9453	0.21	476	0.21	2%
ST 14/9501	0.43	447	0.42	-3%
ST 16/9487	0.49	110	0.51	3%
ST 16/5357	0.52	654	0.52	0%
ST 486	0.57	124	0.54	-5%
ST 17/2290	0.78	14	0.79	2%
ST 481	1.02	32	1.05	3%
ST 06/5356	1.04	115	1.06	2%
ST322	1.04	18	1.07	3%
ST 06/7384	1.08	1881	1.04	-4%
ST 384	1.08	173	1.06	-2%
ST 39/6373	1.67	117	1.74	4%
ST 09/7382	1.93	205	1.87	-3%
ST 482	1.94	695	1.98	2%
ST 5355	2.37	145	2.39	1%
ST 05/9451	2.45	538	2.53	3%
ST 05/6372	2.46	168	2.44	-1%
ST 05/2297	2.56	78	2.49	-3%
ST 486	2.63	49	2.59	-5%
ST 10/9298	3.22	132	3.30	3%
ST 37/6374	3.33	129	3.08	-7%
ST 43/7370	3.37	834	3.33	1%
ST 5359	3.91	131	3.97	1%
ST 359	3.93	87	3.96	1%
ST 48/8462	4.82	508	4.89	1%

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SRK concluded that results from the CRM analysis from between 2008 and 2012 indicate that SGS reported both higher and lower than expected values, with some variation to the detection limit. SGS returned assays of Geostats standards with laboratory bias ranging between -9% to +5% with 94% of the determinations falling between 2 standard deviations of the certified mean values. Assays of Gannet standards also reported Au values with a laboratory bias of between -7% and +3% with 94% of the determinations falling between 2 standard deviations of the certified mean.

A separate study for CRM used for West Reef sample verification was reported. In the 2018 Golden Star National Instrument 43-101. A total of 161 gannet standard samples comprising five different grades were used as control samples for the fire assay standards. The performance accuracy of the lab is shown in below for 2006 sampling (Table 8.7), 2013 sampling (Table 8.8) and 2017 (Table 8.9) sampling.

Table 8.7: Standard Prestea West Reef 2006 (Golden Star 2018)
Standard ID	Number	Certified Value	Lab Mean	Accuracy Performance (% Bias)	Comment
ST5343	35	0.208	0.207	-0.48	Negative Bias
ST322	37	1.04	1.06	1.92	Positive Bias
ST5355	34	2.37	2.41	1.69	Positive Bias
ST05/2297	21	2.56	2.59	1.17	Positive Bias
ST5359	34	3.91	3.94	0.77	Positive Bias

Table 8.8: Standard Prestea West Reef 2013 (Golden Star 2018)
Standard ID	Number	Certified Value	Lab Mean	Accuracy Performance (% Bias)	Comment
G315-8	9	9.93	10.22	3	Positive Bias
G914-9	8	16.77	16.69	0	No Bias
G915-10	7	48.68	48.78	0	No Bias
ST06/7384	2	1.08	1.12	4	Positive Bias
ST442	2	2.5	2.65	6	Positive Bias

Table 8.9: Standard Prestea West Reef 2017 (Golden Star 2018)
Standard ID	Number	Certified Value	Lab Mean	Accuracy Performance (% Bias)	Comment
ST05/6372	1	2.46	2.43	-1	Negative Bias
ST06/7384	17	1.08	1.06	-2	Negative Bias
ST10/9298	5	3.22	2.87	-11	Negative Bias
ST138	3	0.022	0.02	-9	Negative Bias
ST252	8	54	0.08	-48	Negative Bias
ST359	11	4.03	4.07	1	Positive Bias
ST442	26	2.5	2.55	2	Positive Bias
ST481	14	1.02	1	-2	Negative Bias
ST485	3	2.63	2.76	5	Positive Bias
ST486	18	0.54	0.55	-3	Negative Bias
ST5255	3	2.37	2.45	3	Positive Bias
ST5357	7	0.52	0.5	-4	Negative Bias

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The general results appear to be good with most results lying within two standard deviations of the certified value. There is a tendency for overestimation with only the lower grade standard being consistently underestimated. The overestimation by the laboratory is not considered significantly being generally less than 2%, and appears to be consistent suggesting an issue with the laboratories internal standards used for calibration.

Figure 8.10: Standard Analysis Results for ST5359

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Figure 8.11: Standard Analysis Results for ST05/2297

Figure 8.12: Standard Analysis Results for ST5343

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Figure 8.13: Standard Analysis Results for ST5355

Figure 8.14: Standard Analysis Results for ST5322

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8.4.3.6	Screen Fire Assay (SFA)

Additional drilling was carried out on 24 L at Prestea on crosscuts 284 and 287 and a number of the original sample pulps were re-sent for SFA in 2008. The initial results indicated a slight overestimation by the SFA with respect to the original fire assay values (FA). However, the sample size used for the initial SFA assay was generally lower than 250g and in some cases was lower than the original FA sample size. As a result, the second half of 54 selected core samples were prepared and sent as duplicate samples for SFA using a 1,000g charge in order to better define the effect of coarse gold on the final estimates.

The results from the assay of the SFA duplicates produced using a sample charge of 1,000g produces a significant difference in grade compared with the original sample pulp. The differences for those original pulps with values of 20g/t gold or less are similar to those produced by the SFA of the original pulps. However, above 20g/t gold the differences in grade between the original pulp and the duplicate core SFA (1,000g sample) become significant. The average difference indicates a 200% increase in grade compared with the original sample assay. However, this included low grade samples where a small difference can exaggerate the percentage difference. For those original assays with a grade above 10g/t gold, the average increase in grade of the SFA is 160% and for samples above 20g/t gold the average increase is 155%. Results of the SFA are shown in Figure 8.15.

The difference between the FA and SFA (1,000g) results were as expected given the high grade and nuggety nature of the West Reef and Main Reef deposits. However, the extreme grades indicated by some of the SFA assays indicated that it is likely that the current mineral resource is being affected by a bias and this could lead to an underestimation of the grade of the Prestea deposits based on the current sampling regime.

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Figure 8.15: Results from Screen Fire Assay Analysis (Golden Star 2018)

8.4.3.7	Umpire Laboratory Analysis (2007)

In 2007, a round robin exercise was implemented to ensure an independent check on the reliability of gold assay results returned from the then primary laboratory, TWL. A total of 10% of all assays of a 1.0m re-sampling programme were randomly picked from the data set. The data was grouped under the ranges:

●	to 0.5g/t,
●	0.5 to 0.9g/t,
●	0.9 to 1.2g/t,
●	1.2 to 2.0g/t,
●	2.0 to 2.5g/t; and
●	2.5 to 50.0g/t.

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The assays selected in each range were manipulated until the 10% of available assays was achieved with a bias towards the mineralised intervals. The round robin data covered the Bogoso/Prestea main prospects of Buesichem, Chujah, Beta Boundary, Bondaye and Tuapim.

Three samples, each weighing approximately 3.0kg were prepared from each selected sample using a one stage riffle splitter. Three batches of samples, each consisting of 249 samples including duplicates and standards were dispatched to TWL (Laboratory A), SGS (Laboratory B) and the Bogoso site Laboratory (BGL – Laboratory C), bearing the same identification numbers.

Statistical comparison of the data indicated that TWL assays were generally lower in grade and higher in sample variance than SGS and BGL. SGS and BGL correlated well with similar minimum and maximum grades. Table 8.10 shows the umpire analysis statistics.

Table 8.10: Summary Statistics for 2007 Umpire Laboratory Analysis (SRK 2013)
Statistic		TWL (A)	SGS (B)	BGL (C)
Mean	(g/t)	2.66	2.78	2.82
Median	(g/t)	1.59	1.75	1.75
Mode	(g/t)	1.41	2.30	1.20
Standard Deviation		3.60	3.25	3.52
Minimum	(g/t)	0.03	0.01	0.02
Maximum	(g/t)	35.42	25.00	28.87
Count		249	249	249

HARD analysis was undertaken on the assays received from the three laboratories. This is summarised in Table 8.11. Overall, the assay results reported by the other two laboratories were consistent with the original results from TWL.

Table 8.11: Summary of HARD Analysis for 2007 Umpire Laboratory Results (SRK 2013)
Laboratory comparison	<10% HARD	<15% HARD	<20%HARD	Correlation coefficient
TWL (A) and BGL (C)	69%	78%	83%	0.90
SGS (B) and BGL (C)	69%	82%	90%	0.91
TWL (A) and SGS (B)	56%	73%	80%	0.88

8.4.3.8	Conclusions

The QA/QC results for the Prestea deposits show a high degree of reproducibility for those samples above the cut-off grade of the deposit. There is a higher degree of variability in the lower grade samples indicative of the high-grade nature of the West Reef deposit and the nuggety nature of the mineralization. Gannet standard values indicate good quality control and a high level of accuracy in the laboratory. However, the lack of high-grade standards means that the accuracy of the high-grade assay results is something which should be checked but is not considered material to the final mineral resource estimate for the PUG West Reef project.

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The Screen Fire Assay work demonstrates that, although coarse gold may be present in the higher-grade areas of the Prestea deposit, it is unlikely to have a significant effect on the overall grade interpolation. However, the authors of this report recommend that future SFA work is carried out using a suitable sample size of at least 250g in order to improve confidence in the estimates provided. The QP also considers that the samples used for the standard analysis to date have average grades either at or lower than the cut-off grade used for modelling the deposit (and at which it will ultimately be mined), more suitable sample intersections be used for duplicate and replicate analysis in the future.

8.5	TSF-1

TSF-1 is not included within the Mineral Resource estimate. The information in this section is included for completeness in describing sample preparation and analytical procedures of all known exploration completed at site.

Little information is available describing the methodology used for sample preparation, analyses and security at the time of the 2010 auger drill programme carried out on the TSF-1 tailings deposit. No information is available describing:

●	Any on site sample preparation of auger samples;
●	Sample security and chain of custody procedures for transfer of auger samples to the analytical laboratory;
●	The primary analytical laboratory used for analysis of auger samples;
●	Laboratory sample preparation procedures;
●	Analytical procedures; and
●	QA/QC sample protocol.

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9	DATA VERIFICATION

Data verification was carried out on a rolling basis between 1999 and 2015 by the Qualified Person.

Given the extended timeframe of involvement at the site by the Qualified Person and the large gap between the last update of the majority of the open pit deposits and this report, it is not practical to list specific details of all data verification instances. However, in summary:

●	The Qualified Person (Dr John Arthur), responsible for the production and sign-off of the Mineral Resource estimate, carried out data verification between 1999 and 2015.
●	The data verification was carried out on site once or twice yearly during this time typically as two-week site visits by the Qualified Person.
●	During the site visits, the Qualified Person would review logging practises, carry out check logging of new core, review sectional interpretations updated from new drilling and update wireframe models used as the basis for Mineral Resource estimates based on the new drilling.
●	Where necessary, the Qualified Person requested additional duplicate or other QA/QC samples.
●	The Qualified Person did not take any independent samples for analysis.

10	MINERAL PROCESSING AND METALLURGICAL TESTING

10.1	Introduction

The Bogoso Prestea mine has been in operation since the 1870’s until 2002 following a period of low gold prices. Golden Star Resources (“GSR”) acquired the Bogoso concession in 1999 and operated a nominal 1.5Mtpa oxide CIL plant (although it was placed on Care & Maintenance from 2008 – 2012) and, from July 2007, constructed a new 3.5Mtpa BIOX® plant for the refractory sulphide ores (which was itself placed on Care & Maintenance in 2015 and subsequently remained shut down). GSR acquired the Prestea property in 2001 and mined surface deposits from late 2001 until 2006, where much of the recognised and documented testwork is derived.

10.2	Oxide Ores

From the 2022 National Instrument 43-101 report, the only metallurgical results reported were from three testwork programmes conducted in 2008, 2013 and 2015 on samples of PUG ore (the only ore for which reserves were stated). In general, the PUG ore samples were stated as being free-milling, with a high GRG (Gravity Recoverable Gold) content, but exhibiting some preg-robbing behaviour, mandating use of a conventional CIL plant. A regression equation was developed relating expected gold recovery with head grade. For the stated reserve grade of 14.0g/t Au, the gold recovery calculated as 95%.

Within the Process Design Criteria stated in this report for the overall oxide ore (open pit and underground), for a head grade of 1.8g/t Au, the CIL recovery is stated as 88%, with 50% from the gravity circuit and 80% from the CIL circuit (gravity tails).

10.3	Sulphide Ores

Significant testwork was carried out by GSR prior to construction of the BIOX® plant but there has been no recent testwork conducted on any samples of refractory sulphide ores.

10.4	TSF-1 Tailings

Limited metallurgical testwork was conducted on a number of samples from TSF-1 in March 2010, so assumed conducted by GSR.

Ten composite samples (and an overall composite sample) were prepared from a varying number of auger drill hole samples (60 in total), although these were reportedly only drilled to a maximum depth of circa 4m, as FGR reports that material below this depth is too wet for sample recovery.

WAI has georeferenced the locations of the 60 auger drill holes with the provided plan for TSF-1 and this is shown in Figure 10.1.

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Figure 10.1: Location of TSF-1 Auger Drill Holes

While some of the holes appear to be located outside of the TSF-1 area, most of the holes for resource drilling are reasonably aligned along the South and South-Eastern embankments of TSF-1. In terms of depth and spatial location, they are representative of only a very small portion of the TSF-1 material.

No topographical maps are available of either the top or bottom of TSF-1 and therefore the actual depth of material throughout the area of TSF-1 is unknown.

A summary of the bottle roll testwork conducted on the 10 composite and overall composite samples is shown in Table 10.1.

For the overall composite sample, based on a 24 hour leach residence time, a gold recovery of 43.4% was achieved from a head grade of 1.79g/t Au using CIL. Without carbon added, the recovery significantly decreased to 26%. This clearly indicates the preg-robbing nature of the TSF-1 tailings material, likely a combination of natural preg-robbing characteristics due to organic carbon and exacerbated by the presence of refractory sulphide tailings (quantity unknown) and fine carbon from previous CIL processing. Blue Gold’s in-house team estimates a total of 18,525,000t could be treated at an average head grade of 0.87g/t Au and a rate of 4.0Mtpa with gold recovery of 40.61%, (as discussed in section 14.4). However, this needs to be corroborated with further drilling and test work as these quantities do not represent a Mineral Resource estimate.

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Table 10.1: Summary results of 24 hours CIL tests of TSF 1 composites using cyanide-free water (March 2010)
TEST SAMPLE IDENTITY	Grind	Head Assays			Au Tail	Au Rec.	Reagent consumption
	% - 75 µm	Au	S2-	Corg			kg/t
		g/t	%	%	g/t	%	Lime	NaCN
TSF 1 Composite 6	71	1.06	0.22	0.65	0.60	43.13	2.0	1.13
TSF 1 Composite 10	69	1.23	0.53	0.82	0.90	26.63	2.2	1.13
TSF 1 Composite 14	62	1.22	0.31	0.88	0.77	36.89	1.7	1.10
TSF 1 Composite 19	73	1.61	0.59	1.25	0.94	41.61	2.2	1.12
TSF 1 Composite 22	55	2.32	0.72	1.25	1.09	52.92	2.4	1.11
TSF 1 Composite 29	57	1.56	0.45	0.77	0.87	44.55	2.4	1.14
TSF 1 Composite 33	66	2.49	0.71	1.47	1.09	56.03	2.4	1.18
TSF 1 Composite 35	57	1.79	0.64	1.08	1.04	42.04	2.4	1.18
TSF 1 Composite 40	75	1.76	0.41	1.33	1.20	31.91	2.4	1.16
TSF 1 Composite 44	65	2.17	0.53	0.86	0.85	60.83	2.4	1.14
Average	65	1.72	0.51	1.04	0.93	45.65	2.3	1.14
TSF 1 ‘Overall’ Composite	65	1.79	0.48	1.20	1.01	43.42	2.4	1.12
TSF 1 ‘Overall’ Composite (CN, no Carbon addition)	65	1.79	0.54	1.20	1.33	25.98	2.4	0.81

The individual results for the 10 composite samples have been plotted and a regression equation developed, as shown in Figure 10.22.

Figure 10.2: Bottle Roll Leach Results for 10 Composite Samples of TSF-1

Although the results indicate significant scatter, there is a reasonable relationship between head grade and recovery as is typical. However, all the composite samples assayed higher grades than the average weighted deposited head grade into TSF-1 of circa 0.8g/t Au and no samples were tested at this or the lowest head grades of circa 0.3g/t Au expected from the deposition data.

It is likely that gold recovery at these lower grades could be significantly lower and not necessarily follow a straight-line relationship as indicated in the graph above. Using the regression equation as-is, for a head grade of 0.8g/t, the recovery calculates as 28.8%. The TSF-1 material is therefore not part of the Mineral Resource Estimate, nor part of life of mine (LOM) forecast, until significant additional drilling (for example, using a sonic drill rig) is completed to generate samples for testwork, representative in terms of head grade, spatial location and depth. This is considered in more detail within Section 21.

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11	MINERAL RESOURCE ESTIMATES

11.1	Introduction

The Mineral Resource Statement presented herein has been estimated in accordance with generally accepted CIM “Estimation of Mineral Resource and Mineral Reserves Best Practices” guidelines. They are reported in accordance with the SK-1300 USA Securities Exchange Commission standards. Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability. The Qualified Person who assumes responsibility for reporting of the Mineral Resource is Dr John Arthur. The effective date of the resource statement is 1 April 2024.

The supporting geological models and grade block models used in the Mineral Resource Estimate (“MRE”) were originally produced using the Surpac GEMS® modelling package. The updated Prestea UG models were completed using the Seequent Leapfrog Geo® package with additional block modelling, reporting and analysis conducted using Snowden Supervisor®, Geovariances Isatis® and Surpac®.

The individual resource blocks models, with the exception of the Prestea Underground model, have been adopted from the models produced by and used by GSR for their public reporting and have been produced over the period from 2004 to 2017. In most cases GSR annually reported updated Mineral Resources from the original block model by applying updated cut-off grade limits and accounting for any depletion through the year.

The current QP was previously involved in the modelling and production of the relevant block models as an independent consultant (employed by SRK Consulting) for GSR and is thus familiar with the individual models and qualified to provide comment and validation of the methods used to create and report from the models.

11.2	Database Validation

The QP considers the drillhole database provided by GSR to FGR (and on to Blue Gold) to be sufficiently reliable to be able to confidently model geological and grade boundaries for individual deposits and, following the QAQC analysis described in Section 8.4, to be sufficient to support a Mineral Resource estimation to the reported confidence categories.

A number of databases were provided to FGR by GSR (and on to Blue Gold) during the acquisition of the operation. FGR and Blue Gold personnel, along with the QP spent some time reviewing and validating the provided database files in order to establish the most relevant files and to confirm which ones represented the data used for the Mineral Resource modelling and grade interpolation.

The database file “Bogoso_Prestea_Dunkwa_Trend.accdb” held by FGR was confirmed as the primary database which contains all information from both the open pit and underground operations throughout the entire concession area and including the exploration and production drill and sample data as well as the primary evaluation drilling used for the majority of the Resource estimates.

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This combined database contains a total of 290,651 individual collar or sample location data and 1,805,137 individual assays. The information describing the sample collection methods are subdivided into a total of 32 different types. As part of the validation process the QP established a lookup table in order to attempt to summarise and combine individual sample types into more coherent and simplified groupings for future work and data input going forward. The following listing and table summarise the current data type listings and shows the proposed groupings for future work.

For the Mineral Resource estimates reported here, generally only those assays generated from drilling listed in the “evaluation” columns in Table 11.2 are used, namely Diamond core (DDH), RC and RAB. Of these, only DDH and RC are used for the grade estimation and variability analysis although the RAB drilling results are used as an aid for domain definition and deposit contact modelling in the near surface environment.

Table 11.1: Database Type Codes and Comments for Individual Collar Locations in File “Bogoso_Prestea_Dunkwa_Trend.accdb”

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Table 11.2: Database Type Listings and Proposed Summary Grouping Codes
Type	Evaluation			Grade Control		Exploration	UG		Other
Current Codes	Diamond	RC	RAB	Blasthole	Rip Lines	Trench	Drive	UG DH	Pits (SG)	Face	Reject/ Unknown
	DD	Blanks	RAB	BG	Rip Lines	TP	Channel	UDD		face	AG
	DDH	RC	RB	BH	RL	TR	Chip/CHIP			FC	NE
	DH				RP		CP			FS	NFG
	Diamond				AD		SAW
	RC-DD				RF DR		XC/Xcut
DW
Group Code	DD	RC	RB	BH	RL	TR	CH	UG	PT	FS	NA
No. of Collars	2,088	13,151	17,995	226,717	19,130	167	3,846	277	6,545	393	342

Although the Mineral Resources cover the 40km strike length of the various deposits through the concession areas, there are sufficient gaps in the drilling between individual deposits to allow the data for each to be separated and used only for the relevant deposit ensuring there is no duplication of data between individual estimates.

11.3	Domain Modelling

Topographic data comprises total station survey information along drill and exploration lines in conjunction with drill collars. The data is then combined with the regional topographic survey produced by the Ghanaian survey. The available survey data has been adopted from the previous operators and FGR have conducted “ground proofing” on selected drill collars and survey station to confirm the suitability of the survey information going forward.

The domain modelling for individual deposits follows the same overall methodology for each and with only slight variations based on different structural controls or drill spacing. Therefore, the details of how the domain models are produced will be a generalised description with specific points made for individual deposits where necessary.

The exception is at Prestea Underground where the West Reef deposit has been re-modelled by the QP in conjunction with the staff at FGR and Blue Gold to update the Mineral Resource model.

The majority of the open pit resource models have been produced by GSR between 2004 and 2017. The QP was involved in the production and review of the majority of these models during his time with SRK and is familiar with the methodology. The process generally involved:

●	The domains are based on 3D (explicit) wireframe modelling of the original (uncomposited) assay results using GEMS® software.

●	Generally, the deposits were modelled using a 1.0g/t Au cut-off grade for individual assays to define the mineralised boundary, however, this rule was a guideline rather than a fixed contact and in many cases higher grades may have been excluded in the hanging wall and footwall zones if they could not be shown to have continuity with the main deposit structure. Conversely, lower grade intervals were often included in the wireframes in order to maintain perceived geological or structural continuity of the mineralised zone. This approach is considered appropriate given the mining methods employed at the time.

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●	Where a domain was obviously impacted by changing structural regimes, the domain was firstly modelled using the grade outlines as described above and then refined using structural or lithological information available from the database.

●	In most cases for the open pit deposits, the resource wireframes were modelled to a maximum depth of between 300-500m below topography. In the majority of cases this exceeds the deepest drill intersections by approximately 100m and was considered appropriate for preliminary open pit optimisation.

●	Oxidation domains were also modelled as 3D surfaces with base of oxide and base of transition being the primary boundaries. In places, where laterite is extensively developed and has not been mined, a laterite zone has been modelled. The information used to model these surfaces is contained in the drillhole database in a separate “oxidation” field and has been logged in all drillholes. The QP has observed and taken part in hole logging of holes drilled during the period 2000 to 2012 and is familiar with the logging process and resulting modelling process.

●	In all cases, RAB data was excluded from the final Mineral Resource estimate as it was felt the quality of sampling from this method is not consistent with that achieved from the DD and RC methods. However, RAB drill assay results were used to help refine the near surface contacts when defining the 3D wireframes.

●	Domains were modelled above the current topographic surface and included historical, mined out assay locations in order to provide an accurate representation of the grade distribution and also for use in reconciliation. Domains were clipped to the current topographic surfaces for Mineral Resource reporting.

11.4	Compositing

Drill assays and logging were initially carried out at 3.0m intervals in waste material and 1.0m in logged mineralised zones. If waste domain 3m assays returned significant grades then the core from the original 3.0m intervals was re-logged and re-assayed at 1.0m intervals. Compositing of the 1m sample grades within the final modelled resource wireframes for use in the resource estimation, was generally carried out using a 2.0m composite with composite start and end coordinates restricted by the wireframe boundaries. The exception to this was at Ablifa where a 3.0m composite was used.

11.5	Evaluation of Outliers and Data Exclusions

The following information is summarised from historical GSR reports, specifically the National Instrument 43-101 Technical report published in 2019.

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Data cutting was not previously considered necessary except in exceptional circumstances. Domain boundaries were established which effectively reduced the impact of high- and low-grade domains on each other. The QP considers this is an area which would warrant further investigation going forward.

The Bogoso North database contains information from a large number of historic sampling campaigns, including underground adit channel samples and open pit rip line samples. The quality of the sample collection and assaying for the adit samples was not adequately verified by GSR and as such all estimates made using the adit samples in the south of the Bogoso North deposit (Marlu) are currently classified as inferred. The north south divide within the deposit is between y=30,500 and y=30,600 (local Grid). South of this the sampling is dominated by Adit channel samples and to the north the RC and DD sampling is predominant.

At Chujah and Dumasi, an initial review of the data indicated the presence of anomalous high-grade values. However, it was decided that the domaining and kriging process was sufficient to reduce the impact of these high grades on the final block grade estimate. This was mainly achieved by subdividing the Main Chujah resource model into a primary domain and a smaller high-grade domain (HGZ) modelled with a hard boundary within the Main Crush Zone (MCZ).

At Ablifa, the highest grade recorded in the 3.0m composite data is 50.8g/t Au, however the Coefficient of Variance (“CV”) of the data is relatively low at 1.3 and data cutting was not considered necessary.

At Buesichem, parallel grade estimates were undertaken capping the composites above 19 and 14g/t Au, respectively. The resulting estimates from the capped data confirm that there is very little risk attached to the uncapped estimate and no grade capping was required. Historically the deposit had been subdivided into a northern zone and a main zone. The area further to the south, but contiguous with the main zone, was referred to as Beposo, representing a third possible domain. The identification of three zones is retained in the 2.0m composite file as is the oxidation state. Statistical analysis and comparison by domain demonstrates no material difference between the three historical domains. Similarly, there is no indication of material difference in grade by oxidation state. The population characteristics of the composites are sufficiently similar to justify inclusion of all composites into a single domain.

At Beta Boundary, investigation of the data indicated that, although there are some significant high grades in both the Main Reef (“MR”) and East Reef (“ER”) domains, it is not appropriate to apply a top cut to this data. High grades tend to occur in discrete areas.

At Tuapim, three high grade outliers in the fresh domain with values above 20g/t Au were cut from the data which brings the fresh data in line with the oxide and transition domains. At Bondaye, the fresh domain high grades were cut at 20g/t Au and the mean grade dropped to 1.99g/t Au and the CV drops to 1.2 which is again, in line with the results from the oxide and transition domains. At both deposits, the DDH data forms a very small component of the total available data. It was decided to produce semi-variograms from the RC data only in order to reduce the variance and allow a better definition of the models to be produced.

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11.6	Density Evaluation

For each of the individual deposits, rock density analysis was carried out from core samples taken during the initial core logging and correlated to lithology and oxidation type. Average values were estimated from the results after obvious outliers and errors were corrected and validated. Density was applied as a single mean value for each of the three primary oxidation zones (Oxide, Transition and Fresh).

For deposits where no density sample data exists, values have been extrapolated form the nearest deposits where sampling has taken place. For Bogoso North for example, values from Chujah/Dumasi have been used on the basis that Bogoso North is considered an extension of the structure and lithologies seen at those deposits. Where density data is extrapolated rather than based upon samples, this is reflected in the Mineral Resource classification for that deposit.

The QP has previously reviewed the data collection and analysis of the density values and is satisfied with the methodology employed and the quality of the work. In some cases (Bogoso north for example), the historical data is incomplete but the deposits are continuous with adjacent deposits for which there is data and the geology and mineralisation styles are deemed analogous and therefore the density is considered appropriate. This is also considered where a single SG value is given rather than it being estimated on a block by block basis.

Table 11.3 summarises the density values applied across the various deposits during the Mineral Resource estimate.

Table 11.3: Average Density Results per Deposit and Oxidation Domain
	Oxide	Transition	Fresh
Deposit	SG	SG	SG
Bogoso North	1.90	2.20	2.69
Chujah/Dumasi	1.90	2.20	2.69
Ablifa	1.90	2.20	2.63
Buesichem	1.90	2.20	2.70
Beta Boundary	1.74	2.23	2.73
Bondaye	1.70	2.13	2.74
Tuapim	1.70	2.13	2.74
Prestea UG			2.71

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11.7	Statistical Analysis and Variography

11.7.1	Statistics

Table 11.4 to Table 11.9 summarise the basic mineralised domain statistics for each of the open pit deposits reported with a breakdown by drill method and oxidation domain. As no additional drilling and sampling has been completed since the acquisition of the project, the tables here are the validated versions of those presented by GSR in their most recent annual reporting prior to acquisition. The data has been validated and confirmed by the QP as part of the reporting for this current report.

Table 11.4: Summary statistics for the Bogoso North/Marlu resource domains
Domain	Method	Composites	Max (g/t)	Mean (g/t)	Variance	CV
MCZ-South	ADIT	424	26.3	3.36	14.7	1.1
	DDH	68	24.2	3.89	18.8	1.1
	RC	5	1.9	1.0	0.5	0.7
MCZ North	ADIT	-	-	-	-	-
	DDH	265	26.5	4.04	16.2	1.0
	RC	314	26.5	4.23	14.2	0.9
LGZ South	ADIT	353	10.1	0.74	1.14	1.4
	DDH	57	5.28	0.74	0.73	1.2
	RC	28	6.15	1.19	2.6	1.4
LGZ North	ADIT	-	-	-	-	-
	DDH	489	12.5	0.92	1.46	0.9
	RC	460	6.8	0.74	0.56	1.0

Table 11.5: Summary statistics for the Chujah and Dumasi resource domains
Deposit	Domain	Oxidation	No. Comp	Max (g/t)	Mean (g/t)	Variance	CV
Chujah	CW-HGZ	OX	6	6.1	4.00	2.3	0.4
		TR	130	46.4	5.59	28.8	1.0
		FR	986	57.1	5.28	22.8	0.9
	CW-MCZ	OX	1508	16	1.71	2.2	0.9
		TR	443	53.3	2.19	10.3	1.5
		FR	2643	32	1.91	4.3	1.1
	CE	OX	3867	93.3	2.01	8.7	1.5
		TR	1055	25.2	2.31	7.8	1.2
		FR	1856	68.1	2.24	9.1	1.4
Dumasi	DW-HGZ	OX	45	18.1	3.14	10.3	1.0
		TR	261	24.0	3.63	8.2	0.8
		FR	955	33.0	3.82	8.1	0.8
	DW-MCZ	OX	572	20.4	1.46	3.3	1.2
		TR	750	14.2	1.91	2.5	0.8
		FR	2632	83.9	1.90	5.3	1.2
	DE	OX	1163	45.2	1.86	6.0	1.3
		TR	194	12.5	1.84	2.8	0.9
		FR	546	21.1	2.26	4.2	0.9
	DN	OX+TR+FR	506	13.1	1.74	2.26	0.9

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Table 11.6: Summary Statistics for the 3m Composites at Ablifa
Source	Count	Min	Max	Mean	Std Dev	Variance	CV
RAB	14,061	0	18.51	0.91	1.12	1.27	1.23
RC/DD	7,169	0	50.84	0.97	1.40	1.95	1.43
Total	21,230	0	50.84	0.93	1.22	1.50	1.31

Table 11.7: Summary statistics for the Buesichem resource domains
Domain	Campaign	No. Comp	Max (g/t)	Mean (g/t)	Variance	CV
Main	Exploration	3549	28.16	2.83	4.8	0.86
North	Exploration	272	8.42	1.92	1.8	0.75
Beposo	Exploration	1105	11.55	1.61	2.5	0.82
Main	Grade Control	5615	34.17	2.72	5.7	0.86

Table 11.8: Summary statistics for the Beta Boundary resource domains
Domain	Sample Data	No Comp	Max (Au g/t)	Mean (Au g/t)	Variance	CV
MR Oxide	DD	46	32.4	2.73	23.5	1.8
	RC	151	39.1	2.96	30.1	1.9
	RAB	477	46.4	2.36	15.9	1.7
MR Trans	DD	32	10.02	2.4	3.7	0.8
	RC	270	49.6	3.1	2.6	1.7
	RAB	51	9.5	2.14	4.9	1.0
MR Fresh	DD	97	22.8	3.3	16.3	1.2
	RC	525	133	3.01	51	2.4
ER Oxide	DD	141	12.3	1.76	2.4	0.9
	RC	850	18.8	1.51	2.9	1.1
	RAB	1416	24.9	1.61	4.0	1.2
ER Trans	DD	85	7.2	1.56	1.8	0.9
	RC	551	81.8	1.62	14.3	2.3
	RAB	39	3.2	1.3	0.7	0.7
ER Fresh	DD	200	18	1.35	2.6	1.2
	RC	1685	89.9	1.45	9.1	2.1

Table 11.9: Summary statistics for the Bondaye and Tuapim resource domains
Deposit	Drill Method	No. Holes	No. 2m Comps	Max (g/t)	Mean (g/t)	Variance	CV
Bondaye	RC	182	1288	63.3	2.17	14	1.7
	DD	13	93	56.6	2.68	38	2.4
	RAB	737	629	40.0	1.89	13	1.9
Tuapim	RC	198	1052	75.8	2.41	15	1.6
	DD	10	76	13.0	1.60	3	1.1
	RAB	591	394	18.1	1.94	6	1.3

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11.7.2	Variography

The various deposits which make up the Bogoso/Prestea project, have been estimated over a period covering 2004 to 2017. The Mineral Resources for some of the individual deposits, such as Chujah and Dumasi were estimated in 2006/2007 and only minor updates made to the estimation in 2012 and 2015 following reconciliation with production sampling. These updates consisted only of a re-assessment of the variography in light of localised additional drilling but did not constitute a material change and therefore the geological model was simply depleted for production and the limited drilling results only impacted a relatively small percentage of the total deposit area. Generally, the updated drilling was considered to infill previous drilled areas and the impact on the variogram models used for grade interpolation was not considered material.

The QP was previously involved in the modelling of variography and the resulting block modelling as an independent consultant while GSR held the concession and therefore has an intimate knowledge of the models presented by GSR in their annual 43-101 reporting. As part of the current commission, the QP has undertaken selected validation checks on the variographic analysis of the Mineral Resource domains throughout the concession in order to confirm the assumptions made at the time still hold true. In general, the variography results detailed here, which are taken from the GSR 2019 43-101 annual reporting, are considered valid and appropriate going forward for use in the production of the grade block models used for reporting Mineral Resources.

In the majority of cases the minor direction perpendicular to the primary strike and dip of the deposit, could not be accurately modelled and the search in this orientation was largely based on the results of the downhole variograms where modelled. Generally, a range of 10-15m was assumed in this direction given the general morphology and modelled thickness of the deposits from the drill log data.

A material number of additional drill results (+20k) for Beta Boundary are currently awaiting assay at Intertek Laboratories in Ghana and when these become available it will be necessary to re-evaluate this deposit as this would constitute a material change in the available data.

The exception to the above is the Prestea UG project where the QP along with FGR personnel, produced an updated Mineral Resource model and statement in September 2021.

At Bogoso North (Table 11.10), The only domain which produced a meaningful downhole semi-variogram was the MCZ sulphide in the Marlu domain. The range was calculated at 18 m and, although hole effect is evident beyond this distance, the early part of the semi-variogram exhibits a reasonable structure.

In general, the nugget variance is high for all the semi-variograms and confidence in these is low. A company-derived top cut-off grade of 12 g/t applied for open pits. In all domains, most of the directional variograms exhibit pure nugget effect, reflecting the sparseness of data other than in the along strike direction.

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Table 11.10: Bogoso North Semi-Variogram Modelling Results
Structure	Variance	Major Range (m)	Semi Major Range (m)	Minor Range (m)
Nugget (C0)	10.7	-	-	-
Spherical (C1)	4.7	35.7	32	-
Spherical (C2)	-	-	-	-
Orientation	-	010°/00	340°/00	-

At Chujah and Dumasi (Table 11.11 to Table 11.15), grade interpolation was carried out separately for five domains with the production of semi- variograms and ordinary kriging estimates for gold grade. Semi-variograms were oriented using the general dip and strike of the deposit in the individual domains as modelled by GSR. Where sufficient information was available, directional semi-variograms and variogram maps were produced in the plane of the deposit as defined by the wireframe models. These plots helped to define the potential for modelling plunging structures within the main deposit thus improving the quality of the overall grade estimates.

Initially, semi-variograms were produced for the individual oxidation domains. However, the lack of data points in the oxide and transition domains precluded the production of reliable semi-variogram models and, as the statistics indicated little variation in grade between the oxide states it was decided to combine the data.

Variogram structures are generally well developed in the downhole orientation with ranges modelled at between 6 to 20m reflecting the average thickness of individual zones within the domains and relative continuity of the grade distribution at local scales. The reliability of the downhole variograms gave confidence to using the nugget variance (Co) value from these semi-variograms when modelling the directional semi-variograms.

The variogram structures in the principle direction in the plane of the deposit are poorly developed and the interpretations show only minimal evidence for the range of grade continuity in each direction. Where possible, the directional semi-variograms were produced at closely spaced intervals which allowed the delineation of plunging structures within the plane of the deposit. Going forward it would be beneficial to make use of the extensive grade control data at Chujah to attempt to better define the short range structures present here in order to improve the reliability and robustness of the semi-variograms.

Table 11.11: Chujah West Semi-Variogram Modelling Results
Structure	Variance	Major Range (m)	Semi Major Range (m)	Minor Range (m)
Nugget (C0)	1.42	-	-	-
Spherical (C1)	2.34	45.7	-	-
Spherical (C2)	0.42	150	120	-
Orientation	-	00° to 010	60° to 280	-

Table 11.12: Dumasi West Semi-Variogram Modelling Results
Structure	Variance	Major Range (m)	Semi Major Range (m)	Minor Range (m)
Nugget (C0)	3.05	-	-	-
Spherical (C1)	1.04	48	-	-
Spherical (C2)	0.31	150	250	-
Orientation	-	350°/00	260°/45	-

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Table 11.13: Chujah East Semi-Variogram Modelling Results
Structure	Variance	Major Range (m)	Semi Major Range (m)	Minor Range (m)
Nugget (C0)	0.00	-	-	-
Spherical (C1)	4.43	3	-	-
Spherical (C2)	4.1	30	40	-
Orientation	-	000°/00	270°/50	-

Table 11.14: Dumasi East Semi-Variogram Modelling Results
Structure	Variance	Major Range (m)	Semi Major Range (m)	Minor Range (m)
Nugget (C0)	0.00	-	-	-
Spherical (C1)	4.06	14	-	-
Spherical (C2)	1.11	70	65	-
Orientation	-	340°/00	250°/60	-

Table 11.15: Dumasi North Semi-Variogram Modelling Results
Structure	Variance	Major Range (m)	Semi Major Range (m)	Minor Range (m)
Nugget (C0)	0.18	-	-	-
Spherical (C1)	1.05	40	30	-
Spherical (C2)	1.0	85	60	-
Orientation	-	020°/00	290°/45	-

At Ablifa (Table 11.16), the experimental variograms suggested that the greatest range occurs in the strike-parallel direction. Within the Ashanti trend, steeply plunging mineralised shoots have been observed, particularly well-defined within the quartz vein hosted mineralization. The data available in the Ablifa area are predominantly present within the oxide domain (RAB drilling data), with the RC and DDH drilling providing the deeper data below the transitional zone. The observed anisotropy may be an artefact of the spatial distribution of the sample data.

Table 11.16: Ablifa Semi-Variogram Modelling Results
Structure	Variance	Major Range (m)	Semi Major Range (m)	Minor Range (m)
Nugget (C0)	0.72	-	-	-
Spherical (C1)	0.79	19	21	-
Spherical (C2)	0.21	125	60	-
Orientation	-	015°/00	285°/50	-

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At Buesichem (Table 11.17), isotropic variograms were generated to establish the nugget effect as well as permit a general sense of range for non-nugget sills. Directional variograms for untransformed Au were then generated for the principal axes determined from interpretation of the variance contour maps. The relative sills were drawn directly from the model fitted to the global variogram.

Table 11.17: Buesichem Semi-Variogram Modelling Results
Structure	Variance	Major Range (m)	Semi Major Range (m)	Minor Range (m)
Nugget (C0)	0.36	-	-	-
Spherical (C1)	0.39	25	20	-
Spherical (C2)	0.25	55	55	-
Orientation	-	000°/00	270°/30	-

At Beta Boundary (Table 11.18 and Table 11.19), statistical analysis indicated that the data from the oxide, transition and sulphide domains could be combined for the purpose of grade interpolation. However, the MR and ER were treated as two separate domains for the purpose of semi-variogram modelling and grade interpolation.

Semi-variograms were produced after cutting the datasets to 12g/t Au, this topcut was only applied for semi-variogram modelling and not for the final grade interpolation. Downhole semi-variograms exhibited good structure and allowed detailed modelling of the nugget variance, generally with a range of 12m for both the MR and ER domains. Directional variograms were generally poor quality, although at MR there is evidence for a steeply plunging component. The along strike and down dip directions were those which produced the best quality variograms.

Table 11.18: Beta Boundary MR Semi-Variogram Modelling Results
Structure	Variance	Major Range (m)	Semi Major Range (m)	Minor Range (m)
Nugget (C0)	0	-	-	-
Spherical (C1)	4.17	35	-	-
Spherical (C2)	0.88	86	70	-
Orientation	-	005°/00	275°/70	-

Table 11.19: Beta Boundary ER Semi-Variogram Modelling Results
Structure	Variance	Major Range (m)	Semi Major Range (m)	Minor Range (m)
Nugget (C0)	0.81	-	-	-
Spherical (C1)	0.4	30	10	-
Spherical (C2)	0.63	130	100	-
Orientation	-	010°/00	280°/70	-

Semi-variograms were produced separately for Bondaye and Tuapim (Table 11.20 and Table 11.21). Initially, only the RC data was used, data was cut to 20g/t Au, which had the effect of bringing the statistics from the three weathering domains into line. As a result, the semi-variograms produced for the Mineral Resource Estimate have used a combination of data from the oxide, transition and fresh domains.

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At Tuapim, it was possible to model directional semi-variograms and the best direction was modelled in a direction of 239°, which represents a steeply plunging structure. However, the along strike direction could not be as reliably modelled, but it appears that the range in the perpendicular direction is very close to that seen in the 239° direction indicating an isotropic search radius is appropriate.

Table 11.20 and Table 11.21 summarises the semi-variogram models used for block grade interpolation. The models for both domains show very similar results, although the data variance for the Tuapim domain is higher. Ranges modelled are still low with a maximum range of only 40m. Significant infill drilling would be required on at least 25m spacing to allow the definition of any Measured Mineral Resource material at either of these deposits.

Table 11.20: Bondaye Semi-Variogram Modelling Results
Structure	Variance	Major Range (m)	Semi Major Range (m)	Minor Range (m)
Nugget (C0)	0.64	-	-	-
Spherical (C1)	0.70	3.3	3.3	-
Spherical (C2)	1.31	40	40	-
Orientation	-	072°/00	342°/70	-

Table 11.21: Tuapim Semi-Variogram Modelling Results
Structure	Variance	Major Range (m)	Semi Major Range (m)	Minor Range (m)
Nugget (C0)	0.64	-	-	-
Spherical (C1)	1.24	3.6	3.6	-
Spherical (C2)	1.24	40	40	-
Orientation	-	003°/00	273°/70	-

At Prestea UG the deposit model was updated in September 2021 by FGR along with the QP. This same work was the basis for the April 2024 MRE statement. The approach taken was different from that used by GSR, in that a 2D approach was used and semi-variograms were modelled from single intersection linear grade composites through the mineralised zone representing a calculated true thickness. To obtain the final kriged block estimates it is necessary to model and krige both the linear grade variable and the true thickness variable and then to mathematically produce a final grade variable by dividing the estimated block linear grade by the estimated block true thickness value.

The 2D linear grade and true thickness variables were brought into Snowden Supervisor® software in order to carry out variography analysis and to establish Kriging Quality parameters (KNA) such as block size, optimum min and max samples and discretisation values. Given the relatively constant nature of both the dip and strike of the Prestea WR deposit it was not considered necessary to transpose the data into a 2D plane and an average plane for the dip and strike was established in Leapfrog and used as the primary orientation of the deposit. This plane had a strike of 005°N with a dip and dip azimuth of 61.5° and 275° respectively.

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The following semi-variograms (Table 11.22) show the results obtained from the variography modelling for the Linear Grade variable (g*m). Although the plane of the deposit is oriented towards the north-northeast (005°) the most robust variograms showed a northerly plunge of around 30° towards 349N in the plane of the deposit.

The nugget is relatively low and is consistent with the nugget derived from an omni-directional variogram produced from the data. The number of pairs are plotted for each point and highlight the average 25m spacing between sections (peaks at 25, 50, 75m etc) but also indicate the data spacing varies and there are numerous sample pairs with sample spacing of less than 20m.

The variograms are considered robust and consistent with a relatively continuous mineralised domain with ranges of around 125m in the primary direction and 85-90m in the secondary direction. When comparing these results with historic studies carried out over the period 2010-2020 the general range and structure of the variograms is consistent with along strike/plunge ranges of around 120-150m and dip ranges of between 60-80m recorded historically.

The QP considers the 2D approach, outlined above, to be appropriate given the nature of the deposit and the style of mineralisation. This is backed up by the robust nature of the experimental semi-variograms produced.

Table 11.22: Prestea UG West Reef Semi-Variogram Modelling Results
Structure	Variance	Major Range (m)	Semi Major Range (m)	Minor Range (m)
Nugget (C0)	0.26	-	-	-
Spherical (C1)	0.46	5	11	-
Spherical (C2)	0.13	25	48	-
Spherical (C3)	0.15	125	85	-
Orientation	-	349°/31°	216°/48°	-

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Figure 11.1: Prestea WR Primary Semi-Variogram for Plunge 31° towards 349N in the Plane of the Deposit

Figure 11.2: Prestea WR Secondary Semi-Variogram for Plunge 48° towards 216N in the Plane of the Deposit

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11.8	Block Model Grade Interpolation

11.8.1	Open Pit Deposits

For the Open Pit deposits, the grade interpolation was carried out after domaining the composite data into various possible weathering domain combinations. In some cases, the oxide and transition were treated as a single domain (Bogoso North). However, it was more common for the data from the three domains to be treated separately. Grade interpolation was carried out by ordinary kriging in all cases. The composites were sourced from DD and RC drilling assays only, except in the case of Ablifa where the RAB data was combined with the RC results. In most cases, the semi-variogram analysis was carried out after data cutting and conversion of the resulting composite data to a normalized gaussian model. Results from the Gaussian semi-variograms were back-transformed to a normal data space and grade estimates were carried out using the untransformed composite files.

Kriging was carried out in two phases. The first search was based on the results of the semi-variogram modelling and, in those cases where an anisotropic variogram could be modelled, the search ellipse was structured to honour the anisotropy. A second search was then carried out using a much larger radius than implied by the semi-variogram model range. The second search was carried out to fill remaining blocks not already interpolated in the first search. For the purpose of applying grade classification categories, the blocks in the wider second search were generally classified as Inferred.

The following tables outline the search parameters used to populate the various deposit models. All block models were constructed in the GEMS software as percent models with a parent block size of 12.5m (x) 25m (y) and either 6m or 8m (z).

Search parameters for grade interpolation are listed in Table 11.23 to Table 11.30.

Table 11.23: Bogoso North Grade Interpolation Search Parameters
Variable	Primary Search (m)	Secondary Search (m)	Major Direction	Dip
X	60	200	010	00
Y	40	100	280	55
Z	20	50	100	35
Min samples	5	2	-	-
Max Samples	36	36	-	-
Discretisation	3x3x3	3x3x3	-	-

Table 11.24: Dumasi Grade Interpolation Search Parameters
Variable	Primary Search (m)	Secondary Search (m)	Major Direction	Dip
X	75	300	340	00
Y	75	300	250	60
Z	15	50	070	30
Min samples	10	2	-	-
Max Samples	36	36	-	-
Discretisation	6x12x3	6x12x3	-	-

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Table 11.25: Chujah Grade Interpolation Search Parameters
Variable	Primary Search (m)	Secondary Search (m)	Major Direction	Dip
X	50	300	000	00
Y	50	300	270	50
Z	15	50	090	40
Min samples	10	2	-	-
Max Samples	36	36	-	-
Discretisation	6x12x3	6x12x3	-	-

Table 11.26: Ablifa Grade Interpolation Search Parameters
Variable	Primary Search (m)	Secondary Search (m)	Major Direction	Dip
X	125	300	015	00
Y	60	300	285	50
Z	10	30	105	00
Min samples	5	2	-	-
Max Samples	36	36	-	-
Discretisation	6x12x3	6x12x3	-	-

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Table 11.27: Buesichem Grade Interpolation Search Parameters
Variable	Primary Search (m)	Secondary Search (m)	Major Direction	Dip
X	60	120	000	00
Y	60	120	270	30
Z	20	40	090	60
Min samples	4	4	-	-
Max Samples	36	36	-	-
Discretisation	4x6x3	4x6x3	-	-

Table 11.28: Beta Boundary Grade Interpolation Search Parameters
Variable	Primary Search (m)	Secondary Search (m)	Major Direction	Dip
X	200	500	010	00
Y	200	500	280	70
Z	15	50	100	20
Min samples	10	2	-	-
Max Samples	36	36	-	-
Discretisation	3x3x3	3x3x3	-	-

Table 11.29: Bondaye Grade Interpolation Search Parameters
Variable	Primary Search (m)	Secondary Search (m)	Major Direction	Dip
X	50	200	072	00
Y	50	200	342	70
Z	10	30	162	20
Min samples	2	2	-	-
Max Samples	20	20	-	-
Discretisation	6x12x4	6x12x4	-	-

Table 11.30: Tuapim Grade Interpolation Search Parameters
Variable	Primary Search (m)	Secondary Search (m)	Major Direction	Dip
X	50	200	003	00
Y	50	200	273	70
Z	10	30	093	20
Min samples	2	2	-	-
Max Samples	20	20	-	-
Discretisation	6x12x4	6x12x4	-	-

11.8.2	Prestea Underground

In the case of Prestea West Reef, it was decided to use an Ordinary Kriging (“OK”) method for block grade interpolation. As the original data has been composited to an economic composite to allow for a 2D estimate, it was necessary to estimate the two separate variables of “linear grade” and “thickness” and calculate a third variable of “grade” from these for each block.

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The results of the KNA analysis for the West Reef modelling based on the variograms produced from the Linear Grade composites indicated the following as the optimum parameters for kriging:

●	Block size of 5x25x25m (xyz) and sub-block size 1x2x2m (xyz)

●	Optimum composite numbers for block estimate min=6; max=14

●	Search radius results showed no material difference between using the variogram ranges and using a distance equivalent to double the ranges.

The final search ellipse dimensions were 125m in the down plunge orientation and 75m in the semi-major direction in the plane of the mineralised zone. The interpolation used a minimum of 4 and maximum of 20 composites. All available composites were utilised if they occurred within the updated geological model wireframe. Thus, composites within the depleted and pinch out zones were included. The reasoning behind this approach is that they form a coherent domain with a stable stationarity, i.e. influence of samples in the already depleted zones is accounted for in the kriging process.

The inclusion of the pinch-out zone data is more problematic. There is an argument that these domains (shown in green in Figure 11.3) should be treated separately. However, the interpretation of these zones is as areas where vein parallel shearing has displaced the main vein structure and in places has led to duplication with the development of thin hanging wall sub-parallel bodies. As the duplicated hanging wall bodies are included in the estimation then likewise the ”smeared out” zones where the vein thins or disappears should also be considered as part of the resource domain. The relative sparsity of the data in the pinch-out zones means that the grade profile generally matches the location of these zones with lower grades interpolated within the zones. For the final grade reporting the depleted zones were hard coded into the block model and all blocks within the outlines were excluded from the final resource reporting. Pinch out zones have been included in the Mineral Resource reporting with the premise that they could be potentially mineable given the current and planned narrow vein mining being employed. The generally lower grade of the pinch out zones will obviously preclude them from the final resource statement given the relatively high cut off grades used for reporting.

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Figure 11.3: Long Section Looking East Showing the Data Distribution with Pinch Out Zones (Green) and Depleted Areas (white)

11.8.3	Quantitative Kriging Neighbourhood Analysis

To better define the ideal search parameters used in the interpolation, Quantitative Kriging Neighbourhood Analysis (“QKNA”) was undertaken on the data.

QKNA, as presented by Vann et al (2003), is used to refine the search parameters in the interpolation process to help ensure ‘conditional unbiasedness’ in the resulting estimates. ‘Conditional unbiasedness’ is defined by David (1977) as “…on average, all blocks Z which are estimated to have a grade equal to Zo will have that grade”. The criteria considered when evaluating a search area through QKNA, in order of priority, are (Vann et al 2003):

●	The slope of regression of the ‘true’ block grade on the ‘estimated’ block grade;

●	The weight of the mean for a simple kriging;

●	The distribution of kriging weights, and proportion of negative weights; and

●	The kriging variance.

Under the assumption that the variogram is valid, and the regression is linear, the regression between the ‘true’ and ‘estimated’ blocks can be calculated. The actual scatter plot can never be demonstrated, as the ‘true’ grades are never known, but the covariance between ‘true’ and ‘estimated’ blocks can be calculated. The slope of regression should be as close to one as possible, implying conditional unbiasedness. If the slope of regression equals one, the estimated block grade will approximately equate to the unknown ‘true’ block grades (Vann et al 2003).

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During Ordinary Kriging (“OK”), the sum of the kriging weights is equal to one. When Simple Kriging (“SK”) is used, the sum of kriging weights is not constrained to add up to one, with the remaining kriging weight being allocated to the mean grade of the input data. Therefore, not only the data within the search area is used to krige the block grade, but the mean grade of the input data also influences the final block grade. The kriging weight assigned to the input data mean grade is termed “the weight of the mean”. The weight of the mean of a SK is a good indication of the search area as it shows the influence of the Screen Effect. A sample is ‘screened’ if another sample lies between it and the point being estimated, causing the weight of the screened sample to be reduced. The Screen Effect is stronger when there are high levels of continuity denoted by the variogram. A high nugget effect (low continuity) will allow weights to be spread far from a block in order to reduce bias (Vann et al 2003).

QKNA provides a useful technique that uses mathematically sound tools to optimise a search area. It is an invaluable step in determining the correct search area for any estimation or simulation exercise. At Bogoso and Prestea, when the original block models were produced by GSR, QKNA consisted of calculating the Slope of Regression (“SoR”) which was used as a guide for the classification of the Mineral Resources. As part of the validation of the previous estimates for inclusion in the current report, the QP has carried out selected check calculations on the QKNA results based on the geological domaining applied previously. As part of this work the QP has re-calculated the semi-variogram models for selected deposits and reviewed the QKNA results. This work has confirmed the previous modelled semi-variograms to be appropriate for use in the current reporting and the QKNA results generally validate the search parameters used. Notwithstanding, the QKNA checks have highlighted that the use of 36 composites as a maximum number of samples for the majority of the deposits, may need to be reviewed in future as some of the projects exhibited a small number of negative kriging variance results although this is not considered material to the quality of the final Mineral Resource estimates.

11.9	Mineral Resource Estimate

11.9.1	Overview

This sub-section contains forward-looking information related to Mineral Resource estimates for the Project. The material factors that could cause actual results to differ materially from the conclusions, estimates, designs, forecasts or projections in the forward-looking information include any significant differences from one or more of the material factors or assumptions that were set forth in this sub-section including geological and grade interpretations and controls and assumptions and forecasts associated with establishing the prospects for economic extraction.

The Mineral Resource estimate for the project is reported here in accordance with the SEC S-K 1300 regulations. For estimating the Mineral Resources for the Bogoso Prestea Project, the following definition as set forth in the S-K 1300 Definition Standards adopted December 26, 2018 was applied.

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Under S-K 1300, a Mineral Resource is defined as:

“…is a concentration or occurrence of material of economic interest in or on the Earth’s crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction. A mineral resource is a reasonable estimate of mineralization, taking into account relevant factors such as cut-off grade, likely mining dimensions, location or continuity, that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all mineralization drilled or sampled.”

Note to readers: The Mineral Resources presented in this section are not Mineral Reserves, and therefore do not reflect demonstrated economic viability. The reported Inferred Mineral Resources are considered too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as Mineral Reserves, until a further drilling programme is instigated to upgrade this Mineral Resource. Therefore, there is no certainty that all or any part of this current Mineral Resource will be converted into Mineral Reserve. All figures are rounded to reflect the relative accuracy of the estimates and totals may not add correctly.

11.9.2	Basis for Establishing the Prospects of Economic Extraction for Mineral Resources

This sub-section contains forward-looking information related to establishing the prospects of economic extraction for Mineral Resources for the Project. The material factors that could cause actual results to differ materially from the conclusions, estimates, designs, forecasts or projections in the forward-looking information include any significant differences from one or more of the material factors or assumptions that were set forth in this subsection including COG assumptions, costing forecasts and product pricing forecasts.

A Mineral Resource is required to be a realistic inventory of mineralisation, which, under assumed and justifiable technical and economic conditions, might, in whole or in part, become economically extractable.

The term ‘reasonable prospects for eventual economic extraction’ (“RPEEE”) is now widely used by most of the major reporting authorities. The term implies a judgement (albeit preliminary) by the Competent Person in respect of the technical and economic factors likely to influence the prospect of economic extraction, including the approximate mining and beneficiation parameters. In other words, a Mineral Resource is not an inventory of all mineralisation drilled or sampled, and cut-off grades, likely mining dimensions, location or continuity, and the useful constituents of a Mineral Resource that can be recovered with available mineral processing technology should all factor in the final Resource reporting.

Interpretation of the word ‘eventual’ in this context may vary depending on the commodity or mineral involved. For example, for some coal, iron ore, bauxite and other bulk minerals or commodities, it may be reasonable to envisage ‘eventual economic extraction’ as covering time periods more than 50 years. However, for many gold deposits, application of the concept would normally be restricted to perhaps 10 to 15 years, and frequently to much shorter periods of time.

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11.9.3	Optimisation Parameters

In order to comply with the requirements for Reasonable Prospects of Eventual Economic Extraction (RPEEE) the open pit deposits at Bogoso and Prestea were optimised using standard Lerch Grossman algorithms. The following table (Table 11.31) summarises the input parameters used for each of the pits. The only variation was the haulage distance calculation for the individual pits based on distance from centre point of the deposit to the central coordinate of the Bogoso Plant. In the table the “refractory” includes the transition and fresh material.

The base case gold price used was set at US$1,500/oz and the final resource were reported from within the Revenue Factor = 1.35 pit shell which equates to a gold price of US$2,050/oz. Mineral Resources reported in the final Mineral Resource statement are reported from the basic US$2,050/oz pit shell exported from Whittle and then used to report from the Surpac block model. The original models were produced in GEMS as percent models and therefore the percent value was used to modify the tonnage of individual blocks for reporting. The pit shells produced for reporting the Mineral Resources are not engineered with pit ramps, and minimum bench widths and are therefore not appropriate for reporting Mineral Reserves and the Modifying Factors outlined below are not to a sufficient level of detail to be used for Mineral Reserves reporting.

Table 11.31: Cost and Production Parameters Used for Open Pit RPEEE Optimisation
Mining Cost	4.1 US$/t
Mining Dilution	5%
Mining Recovery	95%
Process Recovery	84%
Process Cost	Oxide				Refractory
	Haulage Cost (US$/t)	Processing Cost (US$/t)	G&A (US$/t)	Total (US$/t)	Haulage Cost (US$/t)	Processing Cost (US$/t)	G&A (US$/t)	Total (US$/t)
Bogoso North	0.52	18.9	7.5	26.92	0.52	34	7.5	42.02
Dumasi	0.42	18.9	7.5	26.82	0.42	34	7.5	41.92
Chujah	0.2	18.9	7.5	26.6	0.2	34	7.5	41.7
Ablifa	0.78	18.9	7.5	27.18	0.78	34	7.5	42.28
Buesichem	1.6	18.9	7.5	28	1.6	34	7.5	43.1
Beta N	3.83	18.9	7.5	30.23	3.83	34	7.5	45.33
Beta S	4.39	18.9	7.5	30.79	4.39	34	7.5	45.89
Bondaye	5.06	18.9	7.5	31.46	5.06	34	7.5	46.56
Tuapim	5.4	18.9	7.5	31.8	5.4	34	7.5	46.9

The Prestea underground was not optimised and is instead reported to a cut-off grade as described in Section 11.9.5.

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11.9.4	Mineral Resource Classification

This sub-section contains forward-looking information related to Mineral Resource classification for the Project. The material factors that could cause actual results to differ materially from the conclusions, estimates, designs, forecasts or projections in the forward-looking information include any significant differences from one or more of the material factors or assumptions that were set forth in this sub-section including geological and grade continuity analysis and assumptions.

According to the S-K 1300 regulations, to reflect geological confidence, Mineral Resources are subdivided into the following categories based on increased geological confidence: Inferred, Indicated, and Measured, which are defined under S-K 1300 as:

“Inferred Mineral Resource is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. The level of geological uncertainty associated with an inferred mineral resource is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability. Because an inferred mineral resource has the lowest level of geological confidence of all mineral resources, which prevents the application of the modifying factors in a manner useful for evaluation of economic viability, an inferred mineral resource may not be considered when assessing the economic viability of a mining project, and may not be converted to a mineral reserve.

Indicated Mineral Resource is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of adequate geological evidence and sampling. The level of geological certainty associated with an indicated mineral resource is sufficient to allow a qualified person to apply modifying factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. Because an indicated mineral resource has a lower level of confidence than the level of confidence of a measured mineral resource, an indicated mineral resource may only be converted to a probable mineral reserve.

Measured Mineral Resource is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of conclusive geological evidence and sampling. The level of geological certainty associated with a measured mineral resource is sufficient to allow a qualified person to apply modifying factors, as defined in this section, in sufficient detail to support detailed mine planning and final evaluation of the economic viability of the deposit. Because a measured mineral resource has a higher level of confidence than the level of confidence of either an indicated mineral resource or an inferred mineral resource, a measured mineral resource may be converted to a proven mineral reserve or to a probable mineral reserve.”

Mineral Resource classification is typically a subjective concept; industry best practices suggest that resource classification should consider both the confidence in the geological continuity of the mineralized structures, the quality and quantity of exploration data supporting the estimates and the geostatistical confidence in the tonnage and grade estimates. Appropriate classification criteria should aim at integrating both concepts to delineate regular areas at similar resource classification.

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The geological modelling honours the current geological information and knowledge. The location of the samples and the assay data are sufficiently reliable to support resource evaluation. The sampling information utilised for the resource classification was acquired primarily by DD core, RC and RAB drilling on sections spaced at 25 to 50m. However, drill and sample spacing is not the only consideration when applying classification categories. The geological continuity and the confidence in that continuity along with the quality of the sampling and assaying as the quality and detail of the geological logging also have to be taken into account.

For the current report FGR have adopted the classification categories applied by GSR in their 2019 reporting. The QP has reviewed the classification and considers the methods and assumptions used by GSR to be appropriate for the Open Pit deposits.

Classification is driven largely by the three following factors:

●	Quality and confidence in the geological domain model, how well the deposit structure and geology is understood from the surface drilling and trenching, and in particular, where production mapping and sampling is available, how well the production model reconciles with the original exploration models (in terms of both contact signature and grade/tonnage reconciliation.

●	Drill spacing and quality of the variographic analysis, with particular emphasis on the type of data available (widely spaced exploration or evaluation drilling versus more closely spaced RC drilling used for evaluation and grade control). The quality of the semi-variograms varies between deposits but a general trend can be seen with clear continuity of between 50-100m along strike and lesser continuity on the down dip directions. where significant production sampling is available there is a viable trend observed in some deposits (Chujah, Buesichem, PUG) for modelling of grade anisotropy related to a series of plunging "shoots", generally plunging to the north.

●	QKNA results, coupled with the quality of the semi-variograms, the resulting kriging quality results are used to help define broad outlines around areas of higher or lower confidence. Generally, a Slope of Regression value (“KSoR”) of greater than 50% is considered to be a viable indication of an Indicated category block and where blocks of KSoR of >85-90% occur then a Measured classification may be applied.

It should be qualified when referring to the third point above, that KSoR results are not taken as absolute indicators of classification, the quality of the domain modelling and confidence in the overall data variography and anisotropy are also required before classification categories are applied. classification boundaries are digitised by the geologist based on an assumption of continuity even in areas where data may be lacking. Individual blocks are not classified separate from those surrounding them so, for example, there would be no cases where a cluster of "Measured" blocks would be completely encased in a group of indicated or inferred blocks.

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The majority of the Open Pit resources have been classified as Indicated which implies an adequate sample spacing along with high confidence in the geological continuity. The results from the check calculations for QKNA for selected deposits has confirmed the assumptions made by GSR in terms of the classification categories and the QP is satisfied that the current classification categories for the Open Pit deposits are appropriate. At Chujah/Dumasi, Buesichem and Beta Boundary a small percentage of the Mineral Resources have been classified as Measured which indicates a level of drill information and quality of the kriging estimate where the average slope of regression from the kriging analysis exceeds 90%. The Inferred Mineral Resources are generally located at depth within the pits, and these constitute a drill target for future in-pit exploration.

For the Prestea underground project, the classification was reviewed and adapted during the updated Mineral Resource modelling. The Indicated classification was constrained to those areas which FGR have identified and planned as future production stopes given the amount and quality of the data available in those areas. The inferred material at Prestea UG consists of the remaining areas within the grade interpolation search outside of the depleted areas.

11.9.5	Basis of Reporting Cut-Off Grade

Open pit Mineral Resources are reported to a cut-off grade of 0.7g/t Au within the optimised open pit shells generated as described in Section 11.9.3. Underground Mineral Resources at PUG are reported to a cut-off grade of 5.2g/t Au. Economic and technical parameters used in the generation of these cut-off grades are shown in Table 11.32.

Table 11.32: Basis of Reporting Cut-Off Grades for Open Pit and Underground Resources
Parameter	Unit	Open Pit	Underground
Mining Cost	US$/t	4.00	195.00
Rehabilitation Cost	US$/t	0.50	1.10
Process and Tailings Cost	US$/t	18.00	30.00
G&A	US$/t	15.00	45.00
Total Operating Cost	US$/t/resource	37.5	271.10
Gold Price	US$/oz	1,950
Government Royalty	US$/oz	98
Net Revenue	US$/g	59.6
Process Recovery	%	96
Process Recovery Loss	US$/g	2.4
Net Revenue after Processing	US$/g	57.2
Dilution	%	5	10
Break Even Cut-Off Grade	g/t	0.7	5.2

11.9.6	Mineral Resource Statement April 2024

The Mineral Resource Estimate for the Bogoso Prestea Project, dated 1st April 2024, is shown in Table 11.33.

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Table 11.33: Bogoso Prestea Project Mineral Resource Estimate (Dr John Arthur, 1st April 2024)
Deposit	Material Type	Measured			Indicated			Measured & Indicated			Inferred
		Tonnes (Mt)	Grade (Au g/t)	Oz Au (M oz)	Tonnes (Mt)	Grade (Au g/t)	Oz Au (M oz)	Tonnes (Mt)	Grade (Au g/t)	Oz Au (M oz)	Tonnes (Mt)	Grade (Au g/t)	Oz Au (M oz)
BN	Free Milling				0.56	1.33	0.02	0.56	1.33	0.02	0.59	1.17	0.02
	Refractory				8.63	1.91	0.53	8.63	1.91	0.53	1.78	1.48	0.08
CD	Free Milling	0.64	1.63	0.03	0.19	1.43	0.01	0.83	1.58	0.04	0.04	1.50	0.00
	Refractory	6.01	1.99	0.38	25.80	1.98	1.64	31.81	1.98	2.03	2.62	1.86	0.16
AB	Free Milling				1.15	1.41	0.05	1.15	1.41	0.05	0.39	1.26	0.02
	Refractory				0.94	2.19	0.07	0.94	2.19	0.07	0.78	2.66	0.07
BU	Free Milling	0.04	1.46	0.00	0.26	1.19	0.01	0.30	1.23	0.01	0.36	1.42	0.02
	Refractory	0.48	1.78	0.03	8.18	2.50	0.66	8.66	2.46	0.68	2.34	1.48	0.11
BB	Free Milling	2.26	1.70	0.12	1.89	1.53	0.09	4.16	1.62	0.22	0.14	1.58	0.01
	Refractory	4.56	1.83	0.27	7.82	1.70	0.43	12.38	1.75	0.70	0.84	3.70	0.10
BO	Free Milling				1.80	1.89	0.11	1.80	1.89	0.11	0.66	1.97	0.04
	Refractory				1.12	2.16	0.08	1.12	2.16	0.08	0.81	2.27	0.06
TU	Free Milling				0.87	1.85	0.05	0.87	1.85	0.05	0.03	1.13	0.00
	Refractory				2.77	2.25	0.20	2.77	2.25	0.20	0.32	2.75	0.03
TOTAL OPEN PIT	Free Milling	2.94	1.68	0.16	6.72	1.62	0.35	9.66	1.64	0.51	2.21	1.50	0.11
	Refractory	11.04	1.91	0.68	55.26	2.03	3.60	66.30	2.01	4.28	9.50	1.99	0.61
PUG (UNDERGROUND)	West Reef				0.63	15.98	0.32	0.63	15.98	0.32	0.47	12.70	0.19
TOTAL	All Material	13.98	1.87	0.84	62.61	2.12	4.27	76.59	2.08	5.11	12.17	2.31	0.91

1	PUG updated 26-03-2024 based on updated stope depletion data, change in COG to 5.2 and change to assumed mining method away from restrictive Alimak stoping method
2	OP resources reported within optimised pit shell at US$ 2,050/oz (RF1.35 based on base case US$ 1,500/oz)
3	OP resources reported at 0.7g/t COG for both free milling and refractory material.
4	PUG and OP resources COG based on gold price of US$ 1,950/oz.
5	Mineral Resources are material which satisfies the requirement that they have reasonable prospects for eventual economic extraction (RPEEE)
6	Mineral Resources are reported INCLUSIVE of material which may fall into the Reserve category upon application of appropriate mining factors

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11.10	Previous Mineral Resource Estimates

The historical Resource statements produced by GSR vary over the years, primarily because GSR used a breakeven COG to report from individual deposits. These COG values were re-calculated every year and varied considerably due to changes in gold price, OPEX costs and changes in processing. The current Mineral Resource reported by FGR uses a standard block COG of 0.7g/t for all open pit deposits which is lower than the COG used by GSR in their most recent reporting, hence the increased tonnage and ounces reported by FGR with commensurate lower average grade.

11.11	Mineral Resource Uncertainty Discussion

Mineral Resources are not Mineral Reserves and do not necessarily demonstrate economic viability. There is no certainty that all or any part of this Mineral Resource will be converted into Mineral Reserve.

Inferred Mineral Resources are too speculative geologically to have economic considerations applied to them to enable them to be categorized as Mineral Reserves.

Mineral Resource estimates may be materially affected by the quality of data, natural geological variability of mineralization and/or metallurgical recovery and the accuracy of the economic assumptions supporting reasonable prospects for economic extraction including metal prices, and mining and processing costs.

Mineral Resources may also be affected by the estimation methodology and parameters and assumptions used in the grade estimation process including top-cutting (capping) of data or search and estimation strategies although it is the QP’s opinion that there is a low likelihood of this having a material impact on the Mineral Resource estimate.

11.12	Qualified Person’s Opinion on Factors that are Likely to Influence the Prospect of Economic Extraction

It is the QP’s opinion that the Mineral Resource block model is representative of the informing data and that the data is of sufficient quality to support the 2024 Mineral Resource Estimate for the Bogoso Prestea Project and has been estimated in accordance with the CIM guidelines. However, it is the opinion of the QP that, given that the majority of data for some of the deposits is sourced from historical campaigns a review of at least the principle near term future operations should be carried out. This is particularly relevant given the deposit domain wireframes were, in many cases, derived from grade, mining and geological assumptions that are now 20+ years out of date. Given the advances both in geological and structural knowledge of the deposits and the host units as well as changes to processing and metallurgical technology and research, it may be the case that the original wireframes used for the definition of the Mineral Resource domains could be refined and updated to provide further confidence in the Mineral Resources going forward. This exercise was carried out for the PUG deposit in 2022 and the results were considered positive by the QP and FGR mine staff involved.

The 2024 Mineral Resource Estimate may be materially impacted by the any future changes in the breakeven COG, potentially resulting from changes in mining costs, processing recoveries, or metal prices or from changes in geological knowledge as a result of new exploration data.

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12	MINERAL RESERVE ESTIMATES

12.1	Key Assumptions, Parameters, and Methods

This sub-section contains forward-looking information related to the key assumptions, parameters and methods for the Mineral Reserve estimates for the Project. The material factors that could cause actual results to differ materially from the conclusions, estimates, designs, forecasts or projections in the forward-looking information include any significant differences from one or more of the material factors or assumptions that were set forth in this sub-section including Mineral Resource model tonnes and grade, Modifying Factors including mining and recovery factors, production rate and schedule, mining equipment productivity, commodity market and prices and projected operating and capital costs.

The Mining recovery is considered to be 90% and dilution has been applied at 30%. Grade of dilution material is set at 3.9g/t given the mineralised nature of the wall rock and the average grade of material within the stope below the Mineral Resource COG of 5.2g/t. The Mineral Reserve consists of material reported within the Mineral Resource for which production stope designs, and in some cases blasted but un-mucked stopes.

12.2	Mineral Reserve Classification

For estimating the Mineral Reserves for the Bogoso Prestea Project, the following definition as set forth in the S-K 1300 Definition Standards adopted December 26, 2018, was applied.

Under S-K 1300, a Mineral Reserve is defined as:

“… an estimate of tonnage and grade or quality of indicated and measured mineral resources that, in the opinion of the qualified person, can be the basis of an economically viable project. More specifically, it is the economically mineable part of a measured or indicated mineral resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted.”

Mineral Reserves are subdivided into classes of Proven Mineral Reserves and Probable Mineral Reserves, which correspond to Measured and Indicated Mineral Resources, respectively, with the level of confidence reducing with each class. Mineral Reserves are always reported as the economically mineable portion of a Measured and/or Indicated Mineral Resource, and take into consideration the mining, processing, metallurgical, economic, marketing, legal, environmental, infrastructure, social, and governmental factors (the “Modifying Factors”) that may be applicable to the deposit.

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12.3	Mineral Reserve Estimate

The most recent Mineral Reserve Estimate for the Bogoso Prestea operation has an effective date of 01 April 2024. This Mineral Reserve was prepared for Blue Gold in accordance with the SK-1300 USA Securities Exchange Commission standards by Dr John Arthur.

The April 2024 Mineral Reserves, outlined in Table 12.1, are exclusively non-refractory ores reported from the Prestea underground operation West Reef. Probable Reserves are based on material contained in the planned stope areas which are categorised as Indicated Mineral Resources (Table 11.28). Appropriate assumptions for planned mining dilution and recovery are applied as defined in the sections 11 and 13 in this report and based on an operating gold price of US$1,950/oz.

Table 12.1: Bogoso Prestea Mineral Reserves (Dr John Arthur, 01 Apr 2024)
Reserve Category	Ore (kt)	Grade (g/t Au)	Contained Metal (koz)
Prestea Underground – West Reef
Proven	-	-	-
Probable	29.64	15.5	14.75
Proven + Probable	29.64	15.5	14.75

Notes:

●	No Mineral Reserves are reported from the Open Pits;
●	The PUG West Reef Mineral Reserves are reported within the current planned and engineered stope outlines;
●	Mineral Reserves are that portion of the Measured and Indicated Mineral Resources considered economic to mine and process;
●	The Mineral Reserves are estimated using appropriate mining recovery and dilution values (90% and 30% at 3.9g/t respectively);
●	Contained metal figures and totals may differ due to rounding of figures; and
●	Mineral Reserves are included within the Mineral Resource reported in Section 11.9.6.

12.4	Qualified Person’s Opinion on Risk Factors that could Materially Affect the Mineral Reserve Estimates

The QP is unaware of any mining, metallurgical, infrastructure, or other factors that might materially affect the Mineral Reserve, aside from those mentioned in this Section.

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13	MINING METHODS

13.1	Overview

Operations at Bogoso Prestea are currently suspended. Historical workings date back to the 1870’s. The PUG mineralised zone is steeply dipping and tabular and mining targeted a plunging high-grade shoot within the West Reef. A mechanised shrinkage mining method was initially applied utilising Alimak raise climbers to develop raises, however latterly a Mechanized Sublevel Open Stope (“SLOS”) mining method comprising stope panels of 25m-45m along strike and 15m-45m height has been adopted. The method is a top-down longitudinal retreat process with partial backfill.

Open pit mining of oxide material was conducted as resources were identified and permitted. Ore was processed via a 1.5Mtpa carbon-in-leach (CIL) processing plant. The Bogoso open pits were operated with conventional truck and shovel methods using face shovels and excavators to load ‘ore’ and waste to haul trucks. Mining was carried out by contractor.

A small amount of production was sourced from TSF-1 (December 2013 until August 2015) amounting to ≈2.5Mt of tailings being processed at a head grade of 0.93g/t Au to produce 31,631 ounces of gold (see section 14.4).

13.2	Current Operational Status

Mining at the operation is currently suspended. The most recent extraction for which data is available took place in October 2023 from the Bogoso open pit and the underground PUG zone.

As a result of diminishing capital investment, exhaustion of spare parts and consumables, failures in mechanical/equipment routine maintenance and repairs, the outputs from both the Bogoso open pit and underground (PUG) were significantly lower than the LOM Plan during 2022 and 2023:

●	In 2022, the open pit operation produced some 716kt at 1.39g/t Au, against a budget of 1.44Mt at 2.18g/t Au; and
●	Up to Q3 2023, the open pit operation produced some 299kt at 1.84g/t Au, against a budget of 893kt at 2.00g/t Au.

The PUG operational summaries show a similar relationship between planned and actual tonnages, with the underground operation producing around 55% of the expected ounces.

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13.3	Mining Methods

13.3.1	Underground Mining

The most recent Mineral Reserve Estimate for the Bogoso Prestea operation (Dr J. Arthur, 2024) considers exclusively non-refractory ores reported from the Prestea underground operation West Reef.

The Prestea underground operation uses a mechanized SLOS mining method comprising stope panels of 25m-45m along strike and 15m-45m height. Rib pillars of 5.0m are also used, as are 5.0m vertical sill pillars after every double lift. The method is a top-down longitudinal retreat process with partial backfill.

Required development and mining sequence for a stope includes:

●	At least two sublevels accesses from the centralized decline (15m vertically apart);
●	Accesses into ventilation raise, escape raise and ore pass from the sublevels accesses;
●	Ore drive development on each sublevel north and south to the end of block;
●	Slot raise development to link ore drives and provide free face for stope blasting;
●	Cable bolt drilling and installation in the hanging wall of the ore drives (6m long – 2 per rings);
●	Drilling of production holes from the extremes of the block;
●	Blasting of production holes and mucking of the ore conventionally and/or remotely; and
●	Mining from the extremes and retreating to the central access for the decline.

The average volumes calculated for the 12-month period June 2023 - June 2024 was 178,081m3 per month across the Bondaye and Central shaft areas of the Prestea Underground mine. With the development of the open pit and the future PUG, dewatering programmes will be assessed and will be determined in a feasibility study.

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Table 13.1: Water Volume Pumped from Prestea Underground
Month	Central (m3)	Bondaye (m3)	Total (m3)
Jul-23	135,861	115,386	251,247
Aug-23	135,831	116,925	252,756
Sep-23	107,473	108,867	216,340
Oct-23	96,660	125,872	222,532
Nov-23	85,172	118,946	204,118
Dec-23	73,238	93,927	167,165
Jan-24	100,740	102,891	203,631
Feb-24	55,018	83,281	138,299
Mar-24	110,430	84,396	194,826
Apr-24	93,645	59,879	153,524
May-24	68,162	85,499	153,661
Jun-24	49,126	74,794	123,920
Average	89,120	95,804	178,081

Specific West Reef geochemical studies found that host rocks of the West Reef are non-acid generating, and mine drainage from the area is predicted to be near neutral to alkaline drainage, with all parameters expected to be within EPA guidelines. Despite this, worst case predicted mine dewater qualities, that may result if the West Reef mine is contaminated by historic mine void drainage, have been used in the assessment of the feasibility of the various mine water treatment technologies available.

13.3.2	Open Pit Mining

No open pit Mineral Reserve has been prepared for the Project.

Open pit mining of oxide material was conducted as resources were identified and permitted. Ore was processed via a 1.5Mtpa carbon-in-leach (CIL) processing plant. The Bogoso open pits were operated with conventional truck and shovel methods using face shovels and excavators to load ore and waste to haul trucks. Mining was carried out by contractor.

The current Blue Gold life of mine financial model discussed within this report is based on the assumption that the majority of the open pit Mineral Resources could be mined, however insufficient study work has yet been carried out to demonstrate this to an appropriate level to declare Mineral Reserves. Blue Gold plans to undertake grade control in-fill drilling to be able to declare a reserve in future.

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On the basis of the Mineral Resources, the open pits include:

●	Bogoso Mining Lease:
o	Bogoso North (BN)
o	Chujah & Dumasi (CD)
o	Ablifa (AB)
o	Buesichem (BU)
●	Prestea Surface Mining Lease:
o	Beta Boundary (BB)
o	Bondaye (BO)
o	Tuapim (TU)

13.4	Life of Mine Planning

13.4.1	Overview

WAI has been presented with two life of mine planning scenarios for the Project:

1.	Conceptual life of mine scheduling and financial analysis developed by the Blue Gold corporate team for the purposes of project planning and future development.
2.	Mining and processing physical budgeting by the on-site team at Bogoso Prestea mine for practical day-to-day operational management.

This report primarily focuses on the conceptual life of mine scheduling and finances derived by the Blue Gold corporate team.

13.4.2	Blue Gold Corporate Life of Mine Planning

Blue Gold has provided WAI with a financial model, including cashflow analysis, based on the Bogoso Prestea Project and utilising metal price assumptions, cash flow forecasts, projected capital and operating costs, metal recoveries, mine life and production rates, and other assumptions.

The cashflow analysis is based upon a life of mine plan covering the period 2024-2042, which includes revenue principally from an open pit operation, initially extracting oxide material, before transitioning to sulphide for the majority of the life of mine. Revenue streams are also generated from a small underground operation (0.9Mt total).

This life of mine plan materially aligns with the “Mining and Processing Physicals Budget” provided by the mine site for the first year of operations. A summary for the whole life of mine is presented in Table 13.1.

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Table 13.2: Bogoso Prestea Life of Mine Summary (Blue Gold)
Area of Operation	Total Tonnes (Mt)	Average Grade (g/t Au)	Production Rate (max. Mtpa)	Operating Years
Underground Oxide[3]	0.6	11.33	0.1	2024 - 2029
Underground Sulphide	0.2	11.99	0.1	2029 - 2030
Open Pit Oxide	9.7	1.52	0.9	2024 - 2032
Open Pit Sulphide	66.3	1.95	4.5	2027 - 2042

The proposed open pit revenue stream is based upon limited input data, with the LOM schedule derived via rudimentary sequencing of the Measured and Indicated Mineral Resource Estimate tonnage at a uniform mining rate of 4.5Mtpa, following a one-year ramp-up.

The total open pit tonnage and grade considered within the mining schedule (some 55.4Mt at 2.24g/t Au) is taken directly from the Mineral Resource. Inclusion of mining factors have been applied: 3% dilution and 3% dilution for the open resource, and 10% loss and 30% dilution for the underground resource. WAI considers these factors appropriate at scoping level.

No open pit optimisation has been carried out for the mining study aspects of the project, and as such the mineable tonnage has not been constrained by an optimised shell and instead represents the entire mineral resource. As such, WAI anticipates that the total mineable material has been overestimated, and an open pit optimisation study is recommended in order to increase the confidence in the total mineable tonnage.

The resultant mining schedule maintains a constant mill feed grade and does not make any consideration for the likely variation of grades with time. Similarly, the Life of Mine schedule within the financial analysis assumes a constant stripping ratio for waste material from the open pit of 3.4tw:to for modelling simplicity. Based upon data extrapolated from the 2022 and 2023 production data supplied by FGR, the stripping ratio at the Bogoso open pit operation has varied between 3.0-4.0tw:to.

Table 13.3: LOM Summary of Open Pit Waste Rock (Blue Gold)
Stage and Source	Tonnes
Stage 1. Open Pit Oxide Waste Mined	2,236,968
Stage 2. Open Pit Oxide Waste Mined	30,460,543
Stage 1. Open Pit Sulphide Waste Mined	227,932,803
Total Waste Rock	260,630,315

As such, WAI considers that year-by-year fluctuation of the total operating costs for mining and haulage within the model may not be captured. For model simplicity, the mill feed grade and waste tonnage has been flat lined for the life of mine, except for the first year of operations. The likely variability of mill feed grade and waste tonnage over time is therefore not reflected and the variability in cashflow profile not accurately modelled. Accordingly, WAI considers that further work, in the form of open pit optimisation, sequencing and scheduling is required to bring the mine planning aspects of the study to scoping level to ensure the proposed life of mine schedule is practical and cashflow is realistic.

13.4.3	Mining and Processing Physicals Schedule

Additionally, to the Blue Gold corporate LOM plan, mine design and scheduling works have been carried out by the Bogoso Prestea mine site team. The year 1 schedule derived by the mine site is reflected in the financial modelling carried out by Blue Gold corporate as part of the life of mine planning.

WAI notes that the site-derived schedule for the open pit operation presents a highly variable feed grade, feed blend and waste rock movement schedule. The Blue Gold corporate life of mine plan has averaged figures giving a consistent feed grade and strip ratio for the mining schedule which WAI considers to be an oversimplification of the mining schedule.

[3]	There is no oxide material underground. It is all fresh sulphide material but non-refractory (the gold is free milling) material which can be processed through the existing CIL ‘oxide’ plant.

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14	PROCESS AND RECOVERY METHODS

14.1	Overview

This sub-section contains forward-looking information related to the process plant throughput, design, equipment characteristics and specifications for the Project. The material factors that could cause actual results to differ materially from the conclusions, estimates, designs, forecasts or projections in the forward-looking information include any significant differences from one or more of the material factors or assumptions that were set forth in this sub-section including actual plant feed characteristics that are different from the historical operations or from samples tested to date, equipment and operational performance that yield different results from the historical operations, historical and current test work results and beneficiation recovery factors.

GSR operated a nominal 1.5Mtpa oxide CIL plant (although it was placed on Care & Maintenance from 2008 – 2012) and, from July 2007, constructed a new 3.5Mtpa BIOX® plant for the refractory sulphide material (which was placed on Care & Maintenance in 2015 and subsequently remained shut down). These plant failures are described in section 14.3.2.

FGR operated the oxide CIL plant until production was stopped in October 2023. Up to this date, the plant feed consisted predominantly of open pit material and surface stockpiles, supplemented by higher-grade material from Prestea Underground (“PUG”).

In general terms, the Southern Prestea deposits are non-refractory lode gold deposits but, the further North are the deposits, the more refractory the mineralisation, with increasing levels of arsenopyrite, pyrite and graphitic shear zones, which renders the material significantly preg-robbing as well as refractory mineralisation.

The current Blue Gold LOM plan is to initially process open pit and underground oxide material through the refurbished existing CIL plant starting in 2024, through to 2030. During 2027, open pit refractory sulphide material will be treated through a new sulphide plant (process flowsheet to be determined), together with a minor amount of underground sulphide material in 2029/2030. Open pit sulphide material will continue to be processed through to 2042. The open pit refractory sulphide resource is by far the largest resource in the LOM plan.

14.2	Oxide CIL Plant

14.2.1	Production Data

The oxide CIL plant, nominally designed for 1.5Mtpa, was formerly operated by GSR and latterly by FGR, with operations suspended in October 2023. FGR has provided the production data for 2022 and 2023. It is known that several elements of the plant were initially purchased second-hand, including all the CIL tanks, so maintenance and refurbishment will be an important element for any future sustainable operations. The estimated refurbishment costs are discussed in the Capital and Operating Costs section of this report.

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Reconciled data supplied by FGR indicates that in 2022, 852,006t were processed at a head grade of 1.68g/t Au for the production of 35,278oz of gold poured at a recovery of 76%. Approximately 27.5% of the gold poured derived from PUG material at 5.6g/t Au head grade.

For 2023, until closure at end-October, 390,092t were processed at a head grade of 2.54g/t Au for the production of 26,447 oz of gold poured at a recovery of 82%. Approximately 38.7% of the gold poured derived from PUG material at 7.7g/t Au head grade.

The reported recoveries are relatively low for free-milling oxide material, compared to the design recovery of 88% as noted above. This reflects the preg-robbing (PR) nature of the oxide material, due to the graphitic shear zones and organic carbon content (FGR state that the PR ratio for the oxide mineralisation is high at 25-30%). The feed blend also contains some transition and/or refractory sulphide material. Higher production rates and improved metallurgical performance should be achievable with new and refurbished equipment (in particular the jaw crusher which is part of the planned capital expenditure) and by optimising the composition feed ratios through the plant.

14.2.2	Process Description

The CIL process plant consists of the following major processes:

●	Crushing;
●	Grinding;
●	Gravity Concentration;
●	Thickening;
●	CIL (Carbon-in-Leach);
●	High Intensity Leaching (gravity concentrates);
●	Elution & Carbon Management;
●	Gold Room (electrowinning & smelting);
●	Tailings Disposal; and
●	Services.

ROM material is proposed to be delivered by truck to a stockpile on the ROM pad and fed via Front End Loader to the ROM feed bin. A vibrating grizzly screens out the -150mm material and the oversize is crushed in the C160 jaw crusher (of which a new crusher is to be purchased as part of the Blue Gold restart plan to increase production). The crushed product and screened fines is combined and conveyed to the crushed material stockpile (capacity 6kt), fitted with an overhead canopy for weather protection.

Crushed material is withdrawn via a feeder and conveyed to the mill feed conveyor, which includes a weightometer for metallurgical accounting and control. The grinding circuit consists of a 1.5MW 5.2m x 4.8m Morgardshammer SAG mill operating in open circuit, together with a 1.5MW 4.2m x 5.4m Morgardshammer Ball Mill operating in closed circuit with a bank of 8 x GMAX Krebs hydrocyclones. The design grind for the cyclone overflow is 80% passing 75 microns.

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The gravity circuit treats a portion of the cyclone underflow returning to the Ball Mill via a distribution box and scalping screen. Two Knelson Concentrators (30” and 48”) are utilised, which are due to be upgraded to two new GX Knelson Concentrators as part of the Blue Gold restart plan.

The cyclone overflow is screened to remove trash and fed to a pre-leach thickener, 14m in diameter, for feeding at a higher density of 48% solids to the CIL circuit. An automatic sampler is used to take samples of the CIL feed for metallurgical accounting.

The conventional CIL circuit consists of six 1,200m3 tanks and the feed line incorporates slurry flow and density measurement for accurate tonnage measurement for metallurgical accounting purposes.

Lime (as quicklime) is generally added from a silo and screw feeder as a dry powder to the milling circuit (SAG mill feed belt) with top-up from slaked lime as required via a ring-main system to CIL tank #1. The exact FGRBPL configuration used is unknown, although the original BIOX® plant included a lime slaking plant.

Sodium cyanide solution is normally added via a ring main to CIL tank #1 (and other tanks as required) and is controlled by a TAC 1000 Automatic Cyanide Analyser/Controller.

Activated carbon is contained in each CIL tank, with each tank containing a mechanical agitator, inter-stage screen and carbon pumping system (either recessed impeller pumps or airlifts). Oxygen from the dedicated PSA plant is added to each tank, normally via a sparging system. Loaded carbon is removed from tank #1 for elution/stripping and regenerated carbon added to the last CIL tank #6. Fresh make-up carbon is added to the last tank as required (due to normal fine carbon losses).

Hydrogen Peroxide can also be added as required to increase the oxidation rate.

Two elution/stripping plants are actually available: the newest (3 years old) and largest (16t carbon capacity) was associated with the previous BIOX® plant; an older (16 years) and smaller (5t carbon capacity) is available from the original oxide CIL plant. Both circuits operate a Pressure Zadra system.

The tailings leaving the last CIL tank #6 is screened via a carbon safety screen to recover any fine (or coarse) carbon exiting the circuit and the screen undersize slurry is pumped to the tailings storage facility (TSF).

FGR reports that a cyanide detoxification circuit for the CIL tailings was incorporated and used during recent operations. In general terms, if a signatory to the ICMC (International Cyanide Management Code), or following its guidelines whilst not a signatory, the weak acid dissociable (“WAD”) cyanide levels must be less than 50ppm entering the TSF (effectively from the last CIL tank). For any levels exceeding this, detoxification is required. If not a signatory, then the guidelines need not be followed, but this will then be subject to any local environmental guidelines. After electrowinning and recovery of the cathode sludge, this is then dried and smelted using conventional reagents for the production of gold doré.

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14.3	Refractory Sulphide Plant

GSR operated the BIOX® plant from 2007 until closure in 2015 but is now obsolete. The Blue Gold LOM plan assumes construction of a new refractory sulphide plant. Currently, no metallurgical testwork has been conducted in order to evaluate this proposal and verify the design requirements and performance expectations. In order to complete this work, significant metallurgical testwork will need to be conducted on all samples of the different mineralisation types and lithologies representing the sulphide material to be mined within the overall LOM plan. This work is significant as open pit refractory sulphide material constitutes the majority (85%) of Blue Gold’s resources within the LOM plan.

14.3.1	Production Data

Production data supplied by FGR for the period when GSR operated the BIOX® plant, namely 2007 to 2015, indicates that, for an average throughput of 2.27Mtpa, the weighted average total gold recovery was very low at only 67.6%.

From this period (2009-2015), the reported issues related to flotation performance, sulphide oxidation, regional power rationing/outages, a poor design concept, high operating costs and mechanical breakdowns, although the gold recovery reported throughout the years of operation appears to be relatively consistent, varying approximately within the range of 65% - 71% (and average of 67.6%).

An analysis of the operating costs supplied for only the combined reagents and power elements for the flotation, BIOX® and CIL circuits, indicated an operating cost in 2014 (the last full year of production) of circa US$10/t (not including the crushing, grinding, tailings disposal and detoxification circuits, total process plant labour and maintenance costs, etc).

In another SRK National Instruments 43-101 report, dated 31 December 2013, it is noted that the LOM refractory sulphide total process operating cost at that time is stated as US$34.3/t ROM ‘ore’. In a similar report from March 2014, the actual cost for 2012 is stated as US$39.9/t and US$37.3/t for 2013. GSR shut down the BIOX® plant in 2015.

14.3.2	Process Description

As part of the forecast life of mine plan, Blue Gold plans to undertake a Detailed Feasibility Study (“DFS”) to determine the optimal refractory sulphide processing method, including full drilling programme, comprehensive metallurgical testwork programme of the sulphide samples representative of the LOM plan, and analysis of the refractory sulphide material types identified.

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As part of the DFS, Blue Gold shall apply the knowledge learnt from the previous GSR BIOX® plant issues as described above, as well as peer analysis of other companies processing refractory material in Ghana, to determine which is the optimal processing methodology. This knowledge is retained by the Blue Gold team and will be given to any engineering design team. Processing options include an updated BIOX® (which may be the preferred option as the previous issues were not related to the mineralogy or BIOX methodology per se). However, POX4 (pressure oxidation), UFG (ultra fine grinding), and the Albion Process™5 (a variant of UFG) are being reviewed as set out in the following figures.

Figure 14.1 shows a generic flowsheet for a BIOX® plant, similar to that used by GSR.

Figure 14.1: Generic BIOX® Plant Flowsheet

Generic flowsheets for UFG, POX and Albion process options are presented in Figure 14.2, Figure 14.3, and Figure 14.4 respectively.

[4]	Pressure Oxidation (POX) is a process used to extract gold (and other metals) from refractory ore bodies. The POX process utilises elevated temperatures (roughly 230°C), elevated pressures (roughly 35 bar or 510psi), and oxygen to liberate the minerals from refractory ores.
[5]	The Albion Process™ is an atmospheric leaching process for processing zinc concentrate, refractory copper and refractory gold.

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Figure 14.2: Schematic POX Plant Flowsheet

Figure 14.3: Schematic UFG Plant Flowsheet

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Figure 14.4: Schematic Albion Plant Flowsheet

14.4	TSF-1 Tailings Retreatment

At present, there is no Mineral Resource, or Mineral Reserve, for the TFS-1 tailings material and therefore is not included in the Blue Gold LOM plan base case. However, a conceptual Management Plan has been included within the LOM plan spreadsheet for review once a resource has been developed pending future required works (see section 21.1).

However, the tailings were successfully retreated in the past by GSR (2013-2015) and there is no reason why this cannot potentially be re-considered once a resource has been established, although the project economics will have to be carefully investigated and, in particular, the geotechnical stability of all the TSF dams needs to be assessed, with the high and critical level issues identified from recent audits to be addressed promptly before any re-mining or consideration of additional raises is conducted.

If a resource is subsequently developed for the TSF-1 material, then FGR / Blue Gold preliminarily indicates that a total of 18,525,000t would be treated at an average head grade of 0.87g/t Au and a rate of 4.0Mtpa with gold recovery of 40.61%. Currently this material does not constitute a mineral resource and as such has not been included in the financial evaluation of the project.

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14.4.1	Production Data

14.4.1.1	Deposition Data

FGR supplied the historical deposition data in terms of annual tonnes and grade deposited into TSF-1 from 1990 to 2005. In total, 26,145,893t were deposited at an average weighted grade of 0.80g/t Au. However, the grade varied widely and is shown plotted in Figure 14.2.

Figure 14.5: Deposition Grades into TSF-1

The plot shows higher grades at the start and end of operations, but with sustained lower grades of circa 0.3g/t Au from approximately 1995 to 1999. Logically, the higher grades at the end of operations would lie near the surface and potentially explains the higher grades of the composite samples as tested in 2010, which were drilled to a maximum depth of 4.0m.

The annual throughput ramped up from 1990 to achieve circa 2.0Mtpa in 1996 and remained approximately at this level until 2004, when the tonnes declined until 2005 when deposition ended.

FGR states that there were some refractory sulphide tailings also deposited into TSF-1. However, the tonnage, grade and deposition time/location of the sulphide tailings are unknown.

14.4.1.2	Re-Mining Operations

A portion of the tailings in the Northern part of TSF-1 were re-mined, assumed by GSR, from December 2013 until August 2015. The tailings were re-mined only to a maximum depth of 1.8m. This re-mined area is now covered in water.

The tailings were re-mined using a contractor (Fraser Alexander) and via water monitors, reporting to a Monitoring Station, where trash and vegetation were screened out, and the slurry then pumped to the existing oxide CIL plant for conventional gold recovery. A similar approach could be adopted by Blue Gold, to out-source re-mining of TSF-1. The CIL tails were pumped back to TSF-2.

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In total, 2,501,438t were processed at an average pulp density of 37.1% solids and head grade of 0.93g/t Au to produce 31,631 ounces of gold at a recovery of 40.6%. An average of 184ppm cyanide and 10.4ppm DO (dissolved oxygen) was used in CIL tank #1.

The average monthly data of head grade and recovery has been plotted to generate a regression equation, similar to that for the composite testwork results. Both are shown below in Figure 14.3 for comparison.

Figure 14.6: Re-Mining of TSF-1 Head Grade v Recovery Data

The re-mining operation generally achieved better gold recoveries for equivalent head grades than indicated by the composite sample testwork from 2010. The regression equation calculates a gold recovery of 35.3% for the average weighted head grade of 0.80g/t Au for the deposited tailings.

FGR report that the cyanide consumption was approximately 0.4kg/t, although the lime consumption was not available.

The average leach residence time was reported as 14.5 hours, significantly less than the 24 hours used for the 2010 bottle roll testwork programme.

14.5	Blue Gold Life of Mine Plan

The LOM plan includes both Stage 1 and Stage 2 mining and processing of the oxide resources from both open pit (OP) and underground (UG). Tailings re-processing could add further upside, as discussed in section 21. However, the major resource and impact for the LOM plan is the mining and processing of the refractory sulphide OP resource, at a nominal design throughput of 4.5Mtpa, commencing in 2027 through to 2042.

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14.5.1	Schedule

The schedule in Table 14.1 summarises the LOM schedule in terms of material source and type.

Table 14.1: Summary of Blue Gold Schedule by Ore Type (Mt)
Source / Feed Type	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033-2041	2042
UG Oxide	0.1	0.1	0.1	0.1	0.1	0.1	-	-	-	-	-
OP Oxide	0.3	1.1	0.3	1.3	1.3	1.3	1.3	1.3	0.7	-	-
Oxide Total	0.3	1.3	1.4	1.4	1.4	1.4	1.3	1.3	0.7	-	-
UG Sulphide	-	-	-	-	-	-	0.1	-	-	-	-
OP Sulphide	-	-	-	0.5	4.5	4.5	4.5	4.5	4.5	4.5	2.8
Sulphide Total	-	-	-	0.5	4.5	4.5	4.6	4.5	4.5	4.5	2.8
GRAND TOTAL	0.3	1.3	1.4	1.8	5.9	5.9	5.9	5.8	5.2	4.5	2.8

In general terms, the schedule appears reasonable with a phased approach to the different feed sources and types. The open pit refractory sulphide resource clearly represents the majority resource in the LOM plan, with a nominal design throughput of 4.5Mtpa and commissioning commencing in 2027 and operating through to closure in 2042. The total oxide processing throughput combining Stages 1 & 2 is a nominal 1.5Mtpa, which is the effective design capacity of the existing oxide CIL plant.

The total amount of tailings being generated, in tonnes, will therefore peak at circa 5.9Mtpa in 2028 before reducing to 4.5Mtpa from 2033 onwards.

14.5.2	Recovery and Resource Grade

Table 14.2 summarises the forecast gold recovery by source and material type.

Table 14.2: Recovery & Resource Grade by Ore Type (Blue Gold)
Source / Material Type	Gold Recovery (%)	Resource Grade (g/t Au)
OP Oxide – Stage 1	66.42	2.79
UG Oxide – Stages 1 & 2	93.08	11.99
OP Oxide – Stage 2	66.42	1.48
OP Sulphide – Stages 1 & 2	80.00	1.95
UG Sulphide – Stages 1 & 2	85.00	11.99

The OP Sulphide recovery of 80% is effectively a benchmark number, also considering the available historical testwork and production data. As noted, the historical BIOX® recovery at GSR was very low at circa 67% and some of the reported reasons for this low recovery and failure of the GSR BIOX® plant to deliver the expected recoveries, as determined by the original testwork, are described in section 14.3.1. Future testwork will identify the optimal refractory processing flowsheet to be used for the sulphide resource, which may not be BIOX®, based on the historical performance. Therefore, the recovery value of 80% is considered reasonable at scoping level accuracy for generic refractory sulphide gold recovery and may be conservative.

The OP Oxide Stage 1 & 2 recovery of circa 66% initially appears somewhat conservative, based on FGR’s recent reported recovery of 76% and 82% for 2022 and 2023 respectively. However, FGR report that the oxide resource within the mine plan will actually consist of some refractory sulphide material as well, resulting in the lower estimated recovery. The actual blend of oxide: sulphide material within the total “oxide” resource of 10.6Mt (2024 – 2032) has not been evaluated. However, the gold recovery of refractory sulphide material through the existing oxide CIL plant is likely to be <50% and potentially significantly less. The value of 66% may be conservative or an over-estimate depending on the amount of transition/fresh material and moderately oxidised material in the blended composition of the surface ‘oxide’ material. As an example, in year 1, the site management forecasts higher recovery for the oxidised material (83%) but recovery for transition and moderately oxidised material as low as 46.74%, meaning a blended open pit recovery of between 52.9% (with circa 75% sulphide content) and 69.2% (with circa 33% sulphide content).

The UG Oxide recovery of 93.1% appears reasonable based on the metallurgical testwork data for PUG material.

The UG Sulphide recovery of 85% also appears reasonable as a scoping level benchmark number, with the likely assumption that there is a higher gravity-recoverable component from the UG source, compared to OP material.

The resource grades are as shown in Table 14.2 (the two grades shown for the OP Oxide resource are for Stage 1 and Stage 2 respectively).

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15	INFRASTRUCTURE

15.1	Overview

This section contains forward-looking information related to locations and designs of facilities comprising infrastructure for the Project. The material factors that could cause actual results to differ materially from the conclusions, estimates, designs, forecasts or projections in the forward-looking information include any significant differences from one or more of the material factors or assumptions that were set forth in this sub-section including Project development plan and schedule, available routes and facilities sites with the characteristics described, facilities design criteria, access and approvals timing.

The Bogoso Prestea Project includes an extensive underground mine complex, open pit mine, oxide CIL plant, refractory sulphide plant, wate rock dumps, tailings management facilities, and associated mine site infrastructure.

However, all operations at the Bogoso Prestea Project are currently suspended.

15.2	General Surface & Mining Infrastructure

Prestea is a long-established mining town, and accordingly the basic infrastructure required for the project is in place and consists of:

●	Central shaft and electrical substation.
●	South waste ventilation shaft.
●	Bondaye shaft.
●	Prestea Tophill accommodation.

Figure 15.1 is a general plan of the existing site showing the Prestea underground infrastructure with four main areas.

Key infrastructure for the Central Shaft area includes:

●	Central shaft headframe and winder house.
●	Compressor house.
●	Mine equipment workshop.
●	Warehouse.
●	Workshops.
●	Electrical substations – Prestea Township and “Job 600”.
●	Mine control room.
●	Emergency response station.
●	Marsh area (for discharge water management).

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Figure 15.2 is a more detailed infrastructure layout of the Central Shaft area.

Key infrastructure for the Bondaye Shaft area includes:

●	Bondaye shaft and winder house.
●	Compressor house.
●	Outdoor substation.

Key infrastructure in the South Waste Shaft area includes:

●	South Waste shaft.
●	Main exhaust fan and fan drift.
●	Transformer station.

Figure 15.1: General Site Plan

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Figure 15.2: Surface Infrastructure Layout in the Central Shaft Area

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15.2.1	Shafts

Central Shaft is a rectangular set shaft 7.5m x 3.0m that was constructed around 1935. It serves the mine down to the 30 L at a depth of 1,204.5m below collar level, with skip loading pockets below the stations at 20 L and 24 L. The shaft is generally unlined having been excavated through competent rock, although there are some sections of concrete lining where poor ground was encountered during sinking thus from surface to 6 L. The shaft guides and services are carried on horizontal steel sets at 1.8m apart with vertical support members forming a tower structure that supports the skip and cage timber guides, a ladder way and shaft services. At every station level, there are 5 horizontal steel main bearers that support the tower structure from one level to the next.

The shaft has four compartments. Compartments 1 and 2 are split into two with one portion each designated for the hoisting with a maximum skip capacity of 6.5t. Compartments 3 and 4 house the double deck man and materials cages, each with a capacity of 15 men per deck and rails at 18” gauge for small rock and material cars. The shaft services and ladder way compartments are to the south side of the skipping compartments, running the full depth of the shaft.

The shaft steelwork has been fully rehabilitated in recent years, as reported in 2022, in accordance with recommendations by shaft engineering consultants to meet hoisting duties and also serve as the main egress and services shaft (e.g.: dewatering, compressed air).

Bondaye Shaft is rectangular in construction and has been sunk to a depth of 1,012m below collar. The shaft is currently equipped with a steel frame arrangement of outer cross-sectional dimensions of approximately 3.9m x 1.6m. The shaft is currently equipped with a similar steel frame arrangement as mentioned above for Central Shaft. The shaft has three compartments: two service conveyances and a ladder way.

The Bondaye Shaft acts as the secondary means of egress and needs to continue in operation for this purpose as well as for dewatering. The current steelwork condition of the Bondaye Shaft from the collar to 9 L is poor and in need of immediate attention. Beyond 9 L conditions improve; however, there are localized areas that require rehabilitation.

Like the central Shaft, the Bondaye Shaft rehabilitation recommendations have been provided by shaft engineering consultants. Rehabilitation is ongoing with surface to 4 L complete; no further details are available and the current condition of the shafts is unknown.

15.2.2	Winders

There are three winders that service Prestea underground. Two are located at Central Shaft that comprises a production (rock) winder and a service (man) winder, with the third a service (man) winder located at Bondaye Shaft. All three winders were supplied by NEI-Davy Markham (UK) in 1992 and are geared, double drum configuration with a single hydraulic operated clutch.

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A review of the winder condition and operation by Winder Controls (Pty) Ltd, based in Bedfordview, South Africa, found the equipment to be generally in good condition and well maintained. There were electrical and mechanical upgrades (cost in the restart plan) recommended to align with recent legislation changes in Ghana (L.I. 2182, 2012) as well as international safety norms, which were completed by Winder Controls (Pty) Ltd in 2017 and included:

●	Doubling of brake capacity to have two independent brake systems, each capable of resisting two times the normal hoisting load;

●	Brake paths finished and restored to original condition;

●	Replacement of hydraulic system to integrate additional braking capacity and new clutch;

●	Replacement of output shaft due to visible backlash;

●	Installation of a dynamic braking system including PLC based regulator, encoders and automatic slowdown;

●	Install a variable speed drive (VSD) for the 3.3kV hoist motor to replace the liquid controller and improve the control of the hoist (for the Central Shaft service winder);

●	Replace liquid-controller speed control system (for Central Shaft winders);

●	Installation of new motors, with the existing motors becoming spares;

●	Install a hoist recording sand trending system (for Central Shaft winders); and

●	Improvements to safety circuits and temperature monitoring system for motor and liquid- controller.

15.2.3	Electrical Infrastructure

In recent years GSR commissioned PPE Technologies, based in Nelspruit, South Africa, to complete an inspection of the primary electrical infrastructure at the GSR Prestea operations, and design an upgraded electrical distribution system to service the site – surface, underground and the West Reef mining area. As the Prestea mine electrical infrastructure dated back to the 1950s and 1960s, it was in typically poor condition, did not meet current day safety and protection standards and had several different voltages across the site. As a result, extensive modifications were required to the electrical system and a progressive standardisation of voltages, which have been substantially completed.

The upgraded Prestea mine electrical distribution is supplied with electrical power from the Ghana electrical distribution company, GridCo, at a voltage level of 34.5kV (typically referred to as 33kV) to GSR’s Job 600 outdoor substation. Job 600 substation transforms power to 6.6kV and 3.3kV for distribution at Central Shaft as well feeding 34.5kV power to the Bondaye Shaft. A new indoor medium voltage (6.6kV) switch room at Central Shaft distributes power on the surface and underground where transformers local to the equipment and power need step down to 415V.

Diesel backup generators (1 x 2MVA) step-up from 415V to 6.6kV and tie into the medium voltage switchroom at Central Shaft, the underground mine requires 4MVA to operate fully all electrical power demand. The single generator does not have sufficient capacity to power all critical equipment at Central Shaft as such in times of power outages priority is focused on dewatering and conveyance of men, however plans are in place to replace to replace the damages 1 x 2MVA generator to ensure all activates are activated when the national grid has not available. A separate generator at Bondaye Shaft does likewise at that location.

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There is some equipment at Central Shaft, mainly pumps underground, on the existing 3.3kV system, however these were planned to be progressively changed over to the new 6.6kV reticulation in line with planned pump system upgrades.

Bondaye Shaft medium voltage distribution will remain at 3.3kV with upgrades made to the substation to transform from 34.5kV to 3.3kV and hardware to meet modern safety and international norms.

15.2.4	Compressed Air

As of August 2022, upgrades to the compressed air system have been completed. SRK Consulting (South Africa) Pty Ltd. (SRK SA) was commissioned to provide a detailed compressed air distribution system for the previous shrinkage mining feasibility study, which forms the basis for mechanized shrinkage and now the sublevel open stopping.

The upgrades are complete and comprise new compressed air generation at the Central Shaft in the form of five, oil-injected rotary screw air compressors, four on duty and one on standby at maximum demand. The compressed air is reticulated underground via the existing 300 NB shaft column and main offtakes and feed pipelines installed at key mining levels, namely 24 L and 17 L, to support the development and mining operations at the West Reef mining operations.

The main feed lines production level (17L and 24 L) are complete and will continue to advance with lateral, decline and vertical developments in line with the mine plan. Off-takes as required on the compressed air distribution network throughout the West Reef area are installed on 17 and 24 Levels.

15.2.5	Water Treatment/Dewatering

Impact assessment and technical studies for the PUG West Reef indicate that the mine will remain a dry mine for much of the mine life. Further, specific West Reef geochemical studies found that host rocks of the West Reef are non-acid generating, and mine drainage from the area is predicted to be near neutral to alkaline drainage, with all parameters expected to be within EPA guidelines.

In the event that mine water inflows from historic mine voids are not well managed and are allowed to impact the West Reef mine area, even under worst case conditions, as simulated by NAG Leach tests, the mine dewater quality would achieve EPA discharge criteria for most parameters, notably not for sulphate, and arsenic.

Whilst potential mine dewater volumes are low (conservatively calculated to be less than 300m3/day), in the event that mine dewatering is required, and worst-case drainage conditions arise, studies have been undertaken on the potential design and cost of suitable water treatment systems for the possible West Reef dewater.

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Studies included various treatment options and associated cost benefit analysis. Treatment options that were analysed are summarised as follows:

●	Passive iron amendment for arsenic adsorption and co-precipitation;

●	Passive packed bed sulphate reducing bacteria (SRB) biofilm reactor;

●	Active water treatment using chemicals for settling and co-precipitation;

●	Active water treatment using precipitation, membrane filtration and reverse osmosis; and

●	Active water treatment using electrochemistry. Other study findings include:

o	Management of underground settling sumps will improve resulting discharge quality.

o	A range of feasible water treatment technologies are available with varying capital and operating cost commitments.

o	Plant designs would be progressed through further water analysis and design phases.

Figure 15.3 shows the pumping configuration for the Central Shaft. The configuration and number of pumps change, therefore the pump numbers shown on the schematic is indicative only. A similar configuration is in place at Bondaye shaft.

Each of the two main shafts has a number of pump stations and associated collection sumps. The pumping stations pump water from the sumps either directly to surface or to pumping stations at higher levels and then to surface. The water is then discharged to the natural surface water drainage system, via an open collector tank, which then gravity flows into a pipe that discharges the mine water into a reed bed system.

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Figure 15.3: Dewatering System Configuration at Central Shaft (October 2012)

15.2.6	Waste Handling

Development both on 24 L and 17 L uses underground Load Haul Dump (“LHD”) equipment in order to install service areas (workshops, refuelling bays) and tipping areas for LHD to rail mine cars. On 24L Materials handling in the stope areas is done by LHDs loading the rail mine cars and on 17L LHDs loading into centralized ore pass which linked to the main haulage drive (24 L). The ore pass is equipped with a chute system to transfer the ore in rail mine cars.

Waste on from 24 L and 17 L and ore from 24 L is hauled approximately 2km from the West Reef to the Central Shaft by locomotive for hoisting. The 24 L material is directed through a grizzly, pass system and into the 25 L loading pocket for hoisting to surface. The 17 L material passes through a grizzly, pass and chute system down to 20L before a lateral haul utilising mine cars into the 20 L loading pocket.

Waste materials are hoisted to the surface bin for truck loading and disposal in approved locations or dumped into mined voids underground as backfill materials.

Ore materials are hoisted to surface bin and trucked to Bogoso rom pad.

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15.3	Tailings Storage Facilities

15.3.1	Overview

The existing tailings storage facilities (TSF-1 and TSF-2) at Bogoso have been largely designed and constructed under the geotechnical oversight of Knight Piésold (“KP”), the engineer of record, and are operated by the leaseholder. Blue Gold will continue to utilise these facilities (following an audit and completion of the required remediation works) for the deposition of tailings generated from the initial processing of the oxide and sulphide material through to 2028, after which a new TSF will be required. A satellite image of the tailings facilities is presented in Figure 15.4.

The tailings storage facilities at the Bogoso operational area can be summarized as follows:

●	TSF 1 consists of a paddock style facility from which tailings was hydraulically re-mined from 2013 until August 2015 for reprocessing. In the period of reprocessing some 3.0Mt tailings was removed from this facility. TSF 1 has been permitted by the EPA and engagement is underway with the Minerals Commission to enable the recommencement of tailings deposition if required into this TSF in the future. Stability and statutory compliance audit checks of TSF-1 is ongoing.

●	TSF 2 is a paddock style facility, consisting of three cells: a combined Cell 1/2, Cell 2A, and Cell 3.

–	A total of 12 embankments separate and border the cells. Cell 1/2, and Cell 2A have traditionally impounded cyanide bearing floatation tailings and occupy a total combined area of ≈60 hectares (ha).

–	Cell 3 has impounded a combination of non-cyanide BIOX® tailings and, more recently, cyanide-bearing non-refractory tailings. Cell 3 occupies a total area of ≈170 ha and is presently subject to revegetation trials.

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Figure 15.4: Bogoso Tailings Storage Facility (Google earth)

The current LOM schedule assumes that the refurbished oxide plant will treat a combination of UG and OP oxide material and a new refractory sulphide plant will treat OP sulphide material, with the combined tailings deposited in TSF-2 through to 2028/2029, after which a new TSF will be required through to final closure in 2042. The two additional raises required for Cells 1/2 and 2A are to provide an additional 12.5Mt of storage capacity, subject to completion of an audit and the resulting required remedial works, plus the design and costings for the actual raises. FGR has previously used the existing, approved Bogoso TSFs to store tailings produced from oxide processing and Blue Gold shall do the same for the first few years of operation.

15.3.2	Knight Piésold TSF Works

The issue of the geotechnical stability and condition of all the tailings dams (TSF-1 and TSF-2) is fundamental to any future expansion plans by Blue Gold. Reference should be made to the most recent Knight Piésold (“KP”) Ghana Ltd Quarterly Inspection Report (Q2 2023) provided, issued on 4 October 2023, although the audit itself was conducted on 25 July 2023.

The plan by Blue Gold for commencing initial oxide resource operations is to construct two additional 5.0m downstream raises on TSF-2 to contain the resulting tailings. TSF-2 consists of Cell 1/2, Cell 2A and Cell 3. It is stated that this will accommodate 12.5Mt of tailings. After this, a new TSF is proposed to accommodate 60Mt of tailings for the remaining LOM. Two locations have been identified by FGR for the new TSF as described in Figure 15.5. Geotechnical drilling must first be completed for site selection, before any detailed design and costings are undertaken.

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Figure 15.5: Options Identified for the New Tailings Storage Facility Sites

A proposal was issued by Knight Piésold (KP) on 5 April 2022 for a Conceptual Raise Design for TSF-2 Cells 1/2, 2A and 3, including a Geotechnical Site Investigation and a final Detailed Design for Cells 1/2 and 2A. However, this work has not been undertaken and no design for the planned 2 x 5m downstream raises on TSF-2 has been completed to-date.

In general terms, all the TSFs are full, with little freeboard, and contain significant quantities of supernatant water from high annual rainfall, exacerbated by insufficient and/or inefficient pumping out of this supernatant water and drainage via the toe drains. The initial capacity requirement is being addressed by the planned construction of two additional 5.0m downstream raises on TSF-2 to contain the initial resulting tailings from the LOM plan. In addition, FGRBPL report that there have been notable slippages (subsequently reportedly repaired) in embankments 1, 3 and 4 on TSF-2 and embankment 1 on TSF-1. Toe drain management is also reportedly problematical due to a lack of pumping capability to manage the solution flows. There is also a dense level of vegetation growth within the dams, and on the embankments themselves, that needs to be cleared and managed.

In effect, no geotechnical assessment of TSF-1 or TFS-2 has been recently carried out. Once the design capacity of circa 12.5Mt for the proposed new raises is utilised (design to be conducted), a new TSF will be required.

Referring specifically to the KP audit report from 2023, of the 26 action items listed, 5 are critical and 17 are high level, with the remaining 4 items listed as open. KP also note that a speedy resolution of outstanding action items has become a key performance indicator in the current reclassification effort of TSFs in terms of the new Global Industry Standard on Tailings Management (GISTM).

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15.3.2.1	TSF-1

The high priority action items generally refer to a lack of piezometers to confirm phreatic levels in the embankments, lack of downstream sump and pump for solution management and artisanal mining activity, including the tailings beach and within the Southeast Embankment (there is a note to report any adits from artisanal activity in the Embankment to KP for remedial action).

TSF-2 Cell 1/2

The critical priority action item is to pump out the very high level of supernatant water for treatment and the high priority action items generally include regrading of the spillway outlet invert, repair the Monitoring Bore MB-32 and sample and test suspected seepage from Embankment 3.

15.3.2.2	TSF-2 Cell 2A

The two critical priority items are immediate remediation and reinforcement of slumping along the downstream slope of Embankment 12 and high piezometer readings in Embankment 12, requiring drawdown of supernatant water, drawdown of all seepage sumps and buttressing of the downstream slope. These are all symptoms of the high level of supernatant water in the dam.

15.3.2.3	TSF-2 Cell 3

The critical priority item refers to downstream seepage from Embankment 11C and the requirement to clear vegetation for assessment of the seepage source. The high priority action items include ponding of water at the Embankment 16 abutment, non-operational decant pump and the downstream buttress surface for Embankment 20 showing signs of seepage.

15.3.2.4	All TSFs

The critical priority action item refers to the requirement to pump out the excess supernatant water which is at a very high level and to develop a water balance model for the safe operation of the facility. This is being treated as a top and urgent priority by the Blue Gold leadership and is a core part of the restart plan. The high priority items to address in the Blue Gold plan include clearing of vegetation, prisms reporting movement beyond set levels, lack of protective casing for piezometers, inadequate berm heights on many of the embankment crests and silted seepage channels. Open priority action items include the need for maintenance and regrading of many of the access roads along the crests of the embankments.

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16	MARKET STUDIES

16.1	Market Studies

Gold is a freely traded commodity on the world market. According to the World Gold Council, the modern gold market is a picture of diversity and growth. Since the early 1970s, the amount of gold bought annually has roughly trebled and gold markets have flourished across the globe. Gold has emotional, cultural and financial value and is bought by different people across the globe for different reasons, often influenced by national socio-cultural factors, local market conditions and wider macro-economic drivers. Gold’s diverse uses – in jewellery, technology and by central banks and investors – mean different sectors of the gold market rise to prominence at different points in the global economic cycle. This diversity of gold demand and self-balancing nature of the gold market underpin gold’s robust qualities as an investment asset.

For Bogoso Prestea mine, all gold produced is shipped to a South African gold refinery (Rand Refinery) in accordance with a long-term sales contract currently in place for Blue Gold. The gold is shipped in the form of doré bars, which average approximately 90% gold by weight with the remaining portion being silver and other metals. The sale price is based on the London AM or PM Fix depending on the time of the day the final assay of the shipment is received from the refinery.

16.2	Material Contracts

The following section contains a summary of certain key terms of each of our material agreements. This section is intended to be a summary only and does not purport to be a complete or exhaustive description of the topics summarized.

The Purchase and Assumption Agreement and Royalty Agreement described below together form the “Transfer Agreements” under which the mineral rights to the Bogoso Prestea Mine transferred from FGR to Blue Gold. FGR also holds two other minerals licences (Mampon and Mansiso) which were not transferred to Blue Gold and which are not covered in this report.

16.2.1	Business Combination Agreement

Blue Gold Holdings Limited (“BGHL”) entered into a definitive business combination agreement in December 2023 (which was amended and restated in June 2024) with Perception Capital Corp IV, a special purpose acquisition company listed on the New York Stock Exchange (the “BCA”). Under the terms of the BCA, Perception will combine with Blue Gold Limited with Blue Gold Limited surviving the combination and becoming a public company. BGHL, or it successor entity in accordance with the terms of the business combination agreement, will merge into a to be formed Cayman Islands subsidiary of Blue Gold Limited (“Blue Merger Sub”) with Blue Merger Sub surviving the merger and becoming a wholly owned subsidiary of Blue Gold Limited. Blue Gold Limited filed the applicable Form F-4 registration statement with the U.S. Securities and Exchange Commission on 13 June 2024. The corporate structure at the time of this report and the planned structure following the business combination is illustrated below.

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16.2.2	Purchase and Assumption Agreement

On January 27, 2024, Blue Gold Bogoso Prestea Ltd (“BGBPL”) entered into Purchase and Assumption Agreement (“P&AA”) with FGR Bogoso Prestea Ltd (“FGRBPL”) and Bogoso Gold Streaming PLC, a subsidiary of FGRBPL (“Bond SPV”). The P&AA provided for the transfer of mining assets from the FGRBPL to BGBPL, including the Bogoso and Prestea mining leases (see Table 3.1), a government indemnity in favour of the FGRBPL in respect of certain environmental damage and liabilities, fixed assets including immovable structures, buildings, and facilities (including facilities no longer relevant to production), and various relevant documents.

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The P&AA became effective in May 2024 upon meeting certain closing conditions including consent of the Ministry of Lands and Mineral Resources of the Republic of Ghana. Consideration for the transfer of the mining assets is the payment of a royalty to Bond SPV, and assumptions of the FGR’s royalty agreements with Golden Star Resources and Royal Gold, as described below. The Bond SPV will float a US$150 million bond issuance for the assumption and settlement of FGRBPL’s legacy debts to relevant creditors through novation agreements, backed by a 250,000oz gold royalty (described in 16.2.3). The bond which will be listed on the Ghana Fixed Income Market of the Ghana Stock Exchange.

16.2.3	Royalty Agreement with Bogoso Gold Streaming PLC

On January 27, 2024, BGBPL entered into Royalty Agreement (“Bond SPV Royalty”) with FGRBPL and Bond SPV. The Bond SPV Royalty serves as part of the consideration for transfer of the mining assets from FGR to Blue Gold under the P&AA. The Bond SPV Royalty provides for BGBPL to pay a royalty in refined gold to Bond SPV (as priority payee) and FGRBPL (as secondary payee, once Bond SPV debt service obligations are met) at a rate of the lesser of (i) 2,000 ounces per month, or 30% of gross production per month for the first 36 months following the start of commercial production, and (ii) 3,250 ounces per month, or 30% of gross production per month after 36 months until Bond SPV Royalty payments total the 250,000 ounce cap.

16.2.4	Royalty Agreement with Golden Star Resources

On September 30, 2021, FGR entered into Royalty and Contingent Payment Agreement with GSR. The GSR royalty provides for the payments of two types of royalties to GSR. First, a royalty of 1.0% of sale of product of net smelter returns of 100,000 to 300,000 cumulative ounces of gold, and a royalty of 2.0% of sale of product of net smelter returns of over 300,000 cumulative ounces of gold after October 1, 2020. The net smelter return royalty terminates when the aggregate payments exceed $35,000,000 United States dollars. To date there has been no payment triggered towards the net smelter return royalty. The second contingent payment is defined as the payment of US$20,000,000 (if the price of gold is <US$1,400 / oz), US$30,000,000 (if the price of gold is US$1,400 – US$1,700 / oz), or US$40,000,000 (if the price of gold is >US$1,700 / oz) upon the start of sulphide mining, such payment to be made in stages during the construction and operation of the sulphide project.

16.2.5	Purchase and Sale Agreement with Royal Gold

Between May 6, 2015 and September 20, 2020, FGR and the then-leaseholder, GSR (predating FGR), entered into a purchase and sale agreement and a series of amendments with RGLD Gold AG (“Royal Gold”). Under the latest amendment, Royal Gold has the right to purchase 5.5% of payable gold produced from the Bogoso Prestea Mine. The cash purchase price for gold is 30% of the spot price of gold per ounce delivered. The remainder is applied to reduce the balance of an outstanding Advance Payment. Payable gold is calculated as 99.5% of contained gold in doré or 99.0% in any other form.

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16.2.6	Corporate Social Responsibility Agreements

On October 31, 2012, GSR, the then-leaseholder (predating FGR), entered into corporate social responsibility agreements with the local communities to promote the economic and social development in the local communities (the “CSR Agreements”). The Corporate Social Responsibility (“CSR”) Agreements were assumed by FGR on acquisition of the mine from GSR in October 2020. Commensurate with regulatory approval for the transfer of the mining assets, Blue Gold shall assume the rights and obligations of the CSR Agreements. There are three distinct agreements, which Blue Gold shall assume:

●	Foundation Agreement: Blue Gold expects to make regular contributions towards human resource development, infrastructure, social amenities, protection of natural resources, and support for cultural heritage, allocated across the local communities. Disbursements under the CSR Agreements are administered by a nonprofit foundation, whose fiduciary board membership is shared by the company and representatives of the local communities.

●	Employment Agreement: This agreement obligates the leaseholder to provide employment and training of both skilled and unskilled labour to members of the local community. The local assemblies and chiefs provide validation for members of their respective communities.

●	Relationship and Sustainable Livelihood Agreement: This agreement provides forums and methods of dispute resolution. This agreement also obligates the leaseholder to pay $1 per ounce of gold produced to support an oil palm plantation project, as a sustainable livelihood program. This oil palm plantation covers approximately 1,000 hectares and provides livelihoods for 150 farmers and jobs for 400 additional workers.

16.2.7	Immovable Property Agreements

16.2.7.1	License Agreement:

This agreement dated 24 October 2012 between the State Gold Mining Company (“SGMC”) and the then-leaseholder (predating the Previous Leaseholder) under which SGMC grants the lease holder unrestricted access and use of specified mining assets and infrastructure situated at Prestea in the Western Region of Ghana, which are used for, and in support of, underground mining operations (the “Prestea Properties”). The licence runs with the duration of the Prestea underground mining lease and may be automatically extended for such further period as the Prestea underground mining lease may be extended. This includes

16.2.7.2	Sublease Agreement:

This agreement dated 19 September 2007 between SGMC, Prestea Goldfields Limited and the then-leaseholder, GSR, under which SGMC sublets certain residential and other properties (the “Additional Prestea Properties”) to the lease holder for the period concurrent with the duration of the Prestea underground and Prestea surface mining leases (including renewals), whichever is longer. The rent reserved and payable thereunder is an annual rate of USD 64,683. The rent is subject to review at each third anniversary of the SGMC Sublease Agreement.

16.2.8	Minerals Income Investment Fund (MIIF)

The Government of Ghana shall hold a 10% non-dilutable free carried interest in Blue Gold Bogoso Prestea LTD (“BGBPL”) as a legal requirement for the company’s mining activities in Ghana. The Government of Ghana receives a gross revenue Mineral Royalty of 5% on all gold production paid to the Minerals Income Investments Fund (“MIIF”), a statutory corporation.

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17	ENVIRONMENTAL STUDIES, PERMITTING, AND PLANS, NEGOTIATIONS, OR AGREEMENTS WITH LOCAL INDIVIDUALS OR GROUPS

17.1	Relevant Legislation and Required Approvals

The Minerals and Mining Act, 2006 (Act 703) is the governing legislation for Ghana’s minerals and mining sector. It requires that mines obtain environmental approvals from relevant environmental agencies as outlined in Table 17.1. Ghanaian environmental legislation is well developed and is enforced by the Environmental Protection Agency (“EPA”).

17.2	Environmental Assessment Requirements

The overarching Act that regulates the environmental regime of Ghana is the EPA Act, 1994 (Act 490). The main legal framework used by the EPA for regulating and monitoring mineral operations is the Environmental Assessment Regulations, Legal Instrument 1652 of 1999 (LI 1652). These regulations cover requirements for environmental permitting, environmental impact assessment (“EIA”), the production of preliminary environmental reports (“PERs”), and subsequent Environmental Impact Statements (“EIS”), environmental certificates, Environmental Management Plans (“EMPs”), and reclamation bonding.

The EPA grants environmental approval to projects, in the form of an Environmental Permit. The decision on whether or not to grant the permit is based on the findings of an EIA, which also covers social aspects and is documented in an EIS. For a mine, an EIS must include a reclamation plan (Regulation 14 of LI 1652) and a provisional EMP. The EIS may be subject to a public exhibition period and public hearing before formal review by the EPA. Responses of regulators and community obtained through these processes are redirected to the proponent for incorporation into the Final EIS, before an Environmental Permit is granted.

Within 24 months of receipt of an Environmental Permit, mines are required to obtain an Environmental Certificate from the EPA (Regulation 22 of LI 1652). The Environmental Certificate is a follow-up mechanism that confirms: commencement of operations; acquisition of other permits and approvals where applicable; compliance with mitigation commitments made in the EIS or EMP; and submission of annual environmental reports to the EPA.

An EMP must be submitted within 18 months of commencement of operations and must be approved by the EPA. A provisional EMP is typically provided in an EIS, with the expectation that the new project EMP would be incorporated into the mine’s overarching EMP when it is updated. Mines are required to update their EMPs every three years and have to submit the updated EMPs to the EPA for approval (Regulation 24 of LI 1652).

All mines in Ghana are required to have a reclamation plan (Regulation 14 of LI 1652). In addition, mining operations have to submit annual environmental reports (Regulation 25 of LI 1652) and monthly environmental returns of the environmental parameters monitored to EPA. Comments are also expected in cases where monitored values exceed limits and, as appropriate, a project is to provide the measures to prevent further occurrences.

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17.2.1	Minerals and Mining Requirements

The Minerals and Mining Act, 2006 (Act 703) establishes law on the process for obtaining mineral rights, and the administration and management of these rights and for the protection of the environment.

Supporting the Act, are the Minerals and Mining Regulations, 2012. These cover general aspects (LI 2173), matters relating to compensation and resettlement (LI 2175), explosives (LI 2177), support services (LI 2174), local content and local participation (L.I.2431) and health, safety and technical requirements (LI 2182).

The regulations listed below have particular relevance to environmental and social management:

●	Minerals and Mining (Health, Safety and Technical) Regulations 2012 (LI 2182) – these regulations define requirements for approval of mine closure plans, hazard classes for tailings storage facilities, and set requirements for embankment design, factors of safety, impoundments, freeboard, discharge systems, safety arrangements, monitoring, planning, auditing, and closure.

●	Mining General Regulations 2012 (LI 2173) – these promote preferential employment of Ghanaians and preferential procurement of goods and services from Ghanaian service providers. Mines are required to prepare localization plans to achieve this and to submit frequent reports (monthly, six-monthly and annual reports) that provide information on Ghanaian and expatriate staff numbers as well as information on payments of salaries and wages, royalty, and corporate tax.

●	Mines (Support Services) Regulations, 2012 (LI 2174) – these extend the requirement to preferentially employ Ghanaians to providers of services to mines.

●	Mines (Compensation and Resettlement) Regulations, 2012 (LI 2175) – these require that displaced people are resettled to suitable alternative land and that their livelihoods and living standards are improved. The resettlement plan must be approved by the district planning authority and then given effect by the Minister responsible for Mines.

●	Minerals and Mining (Local Content and Local Participation) Regulation, 2020 (LI 2431) – these focuses on localization programmes, recruitment of expatriates, employment and recruitment of Ghanaians, procurement of local products, listing on the Ghana stock exchange and reporting requirements (monthly, quarterly and annually). It ensures local capacity building, growing of indigenous Ghanaian owned companies and local participation in mine operations.

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17.2.2	Water Resources Legislation Requirements

The Water Resources Commission Act, 1996 (Act 552) establishes the Water Resources Commission and provides for its composition and functions in the regulation and management of the utilisation of water resources in Ghana, and for related matters. Specifically, it sets requirements regulating the use of water resources, including the requirement to obtain authority for the use of water resources for commercial and domestic purposes, and granting of water rights.

The Water Use Regulations, 2001 (LI 1692), and Drilling Licence and Groundwater Development Regulations, 2006 (LI 1827), complement the Act by specifying: the requirements for obtaining permits for water use, water rights, and priorities for water use; and water drilling licences, and well construction requirements; respectively.

17.3	Existing Environmental Approvals

A summary of environmental approvals held by the company is provided below.

In September 1999, GSR purchased its interest in the Bogoso mine from the consortium of banks led by the IFC. A series of new pits were permitted to supplement existing oxide pit sources, including the October 2001 permitting of the Buesichem and North deposits (EPA/EIA/044), in May 2002 the Brumasi pit (EPA/EIA/059), and in November 2002, the Prestea Plant North pit (EPA/EIA/069), all on the Prestea concession.

When Bogoso Gold Limited was acquired by GSR, a feasibility study was completed into the processing possibilities for the sulphide material. The feasibility work resulted in the design and construction of a processing plant expansion to process the sulphide material using bio-oxidation (BIOX®). This and the associated mining of several refractory pits were permitted by the EPA in June 2005 (EPA/EIA/147).

In May 2006, an extension to the TSF 2 was permitted (EPA/EIA/188), and mining at Pampe was permitted in November 2006 (EPA/EIA/219).

Re-mining and re-processing of tailings from the existing TSF 1 was permitted from 2011 to 2015.

Following the submission of an EMP in April 2005, Golden Start (Bogoso/Prestea) LTD (“GSBPL”) received its first Environmental Certificate for the period January 16, 2006 to January 15, 2009 (EPA/EMP/045). The certificate renewal process was initiated with the submission of a new EMP to the EPA that was approved for certification in February 2009. In November 2011, the subsequent EMP was submitted to the EPA, and in March 2013 GSBPL was invoiced for certification. In December 2015, GSBPL submitted an updated EMP for its operations which remained in force until the end of 2018. FGR Bogoso Prestea Limited (“FGRBPL”) submitted its EMP for the period 2021 – 2023 to the EPA in 2021. A new EMP will need to be provided to the EPA by Blue Gold upon acquisition of the leases, for the mining restart, and an EPA bond posted in the name of Blue Gold.

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Table 17.1: Blue Gold Permits/Approvals Pertinent to the Operation
Permit required	Description of Permit	Date Issued	Date of expiry	Comments
MINERALS COMMISSION
Operating permit for mineral operations	Prestea Surface	30 January 2023	31 December 2023	Blue Gold is applying for a new permit, to be secured before operational restart
	Bogoso	30 January 2023	31 December 2023	Blue Gold is applying for a new permit, to be secured before operational restart
Acquisition of explosives	Permit to acquire a specific type and amount of explosives	30 January 2023	31 December 2023	Blue Gold is applying for a new permit, to be secured before operational restart
Storage of explosives in a magazine	Prestea underground- Storage capacity of up to 32 cases of detonators	30 January 2023	31 December 2023	Blue Gold is applying for a new permit, to be secured before operational restart
	Prestea underground- Storage capacity of up to 32 cases of detonators	30 January 2023	31 December 2023	Blue Gold will apply for a new permit before operational restart
Sale and export of minerals	Licence to export, sell or dispose of gold obtained from the Bogoso/Prestea mine	31 May 2023	Valid for three years and must be renewed 90 days before its expiration	This permit is valid and subsisting, under FGR. However Blue Gold will establish its own sale and export licence before operational restart.
WATER RESOURCES COMMISSION
Water use permit	Permit to abstract groundwater from 12 boreholes at Bogoso-Prestea in the Prestea-Huni Valley district of the Western Region for domestic purposes	12 September 2023	31 December 2025	This permit is valid and subsisting, under FGR. However Blue Gold will establish its own permit before operational restart.
	Permit to abstract groundwater from 12 boreholes and deepwater pits and ponds at Bogoso-Prestea in the Prestea-Huni Valley district of the Western Region for ore processing and dust suppression.	12 September 2023	31 December 2025	This permit is valid and subsisting, under FGR. However Blue Gold will establish its own permit before operational restart.
	Permit to dewater Beta North and Beta South pits and Bondaye and Central Shafts at Bogoso-Prestea in the Prestea-Huni Valley district of the Western Region for mining purposes.	12 September 2023	31 December 2025	This permit is valid and subsisting, under FGR. However Blue Gold will establish its own permit before operational restart.

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GHANA NATIONAL FIRE SERVICE
Fire Certificate for various premises	Work place (office)	16 February 2023	15 February 2024	Blue Gold is applying for a new permit, to be secured before operational restart
	Mining	6 February 2023	5 February 2024	Blue Gold is applying for a new permit, to be secured before operational restart
	Health care service (clinic)	6 February 2023	5 February 2024	Blue Gold is applying for a new permit, to be secured before operational restart
	Canteen	6 February 2023	5 February 2024	Blue Gold is applying for a new permit, to be secured before operational restart

17.3.1	Historic Environmental Liability and Indemnity

In June 2001, Bogoso Gold Limited (“BGL”) acquired the surface and mineral rights to gold and other associated mineral substances within the Prestea Mining Lease. This area had been subjected to over 100 years of mining activity and Bogoso Gold Limited’s acquisition agreement incorporates an indemnity agreement with the Government of Ghana for the environmental liabilities emanating from these activities (dated December 21, 2001). GSR later renamed Bogoso Gold Limited to Golden Star Bogoso/Prestea Limited (“GSBPL”). At the same time as establishing the Bogoso Gold Limited indemnity, Prestea Gold Resources also entered into an indemnity agreement with the Government of Ghana for the Prestea underground. The leaseholder takes the benefit of the indemnity automatically following any transfer of mineral rights from one company to another.

In order to quantify the nature of the existing liability at the time of the agreements of indemnity with the Government of Ghana, audits were completed (referred to as ‘Baseline Study’ in the Agreements) and documented as registers of environmental liabilities. FGRBPL continues to actively monitor the nature, scale, and impact of these liabilities to fully understand the pre-existing conditions.

FGRBPL recognizes the pre-existing extensive environmental impact of both historic mining and modern day unauthorized small-scale mining and illegal medium-scale mining activities throughout the Prestea concession. Blue Gold will predominantly locate the PUG West Reef mining activities in specific preselected areas in order to isolate the West Reef underground mining activities, especially the underground water management and dewatering system.

While there are pre-existing impacts across the concession for which the leaseholder is indemnified, Blue Gold will be in a unique position, at reclamation of its operations, to make an overall improvement in environmental conditions within the Prestea concession. Given the heavily urbanized nature of the Prestea community, and to a lesser extent the area around the Bondaye community, Blue Gold also has the potential for a broader range of next (post-mining) land uses than is typical for most mining areas, such as establishment of recreational areas.

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17.3.2	Primary Approvals Required for the PUG West Reef Project

For the PUG West Reef, an EIA was completed July 2015 and an EIS was subsequently submitted to the EPA to obtain an Environmental Permit for the operations. As required, the EIS contains a provisional EMP and closure plan for the Project. FGRBPL has also updated the Mining Operating Plan with the Mines Inspectorate to reflect the underground mining areas. The Mining Operating Plan has also addressed modifications to the existing surface operations. Blue Gold is establishing its own EMP and Mining Operation Plan.

Ensuring that employment opportunities in Blue Gold’s operation provide preference to local catchment community youth, Blue Gold is committed to the implementation of a signed local employment agreement. The agreement, which was signed in 2012 between GSBPL, the Bogoso Prestea Mine Local communities and the Prestea Huni Valley Assembly promotes the advertisement of all employment opportunities in the local communities and ensures that applicants from the local communities are certified by their leadership. This agreement shall pass to Blue Gold and enhances transparency in its recruitment process and commitment to local participation.

17.3.3	Corporate Responsibility

In accordance with its commitment to the UN Global Compact, Blue Gold supports and respects internationally proclaimed human rights within their sphere of influence. Blue Gold works to create a culture that makes the protection of human rights an integral part of the short-term and long-term operations, including the performance management systems.

17.3.4	Environmental and Social Management System

Environmental management has been addressed by FGR through an Environmental and Social Management System (“EMS”) developed along the lines of an ISO 14001 EMS. This allows the operation to provide a programme addressing the legal and corporate needs for monitoring and reporting. The EMP and the associated Environmental Certificate provide legal framework for FGR environmental management, while the EIS and associated Environmental Permits provide the legal framework for project developments. Blue Gold will put a similar EMS in place.

Community management at FGRBPL is carried out by dedicated and professional personnel in the fields of environment and social relations (communities). FGR established a series of Community Mine Consultative Committee (“CMCC”) and Community Consultative Committees (“CCCs”) within the local stakeholder communities. These committees collect the recommendations and then report them to the corporate and company entities (such as the Bogoso Prestea Development Foundation) on behalf of the communities. Blue Gold will establish similar community management approaches.

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The CMCC and CCCs are responsible for selecting development projects and assisting the operations understanding of community concerns and needs. Development opportunities for the stakeholder communities are funded by the Bogoso Prestea Development Foundation, and through direct mine-funding.

FGRBPL has maintained a grievance mechanism enabling catchment communities to document concerns and grievances for investigation / action. The mechanism has been well publicized by FGRBPL and used actively by the community and other stakeholders. Details of registered grievances and their resolution are recorded and reported internally and to the regulators. Blue Gold will operate a similar grievance mechanism.

17.3.5	Community Expectations and Sensitivities Employment

The main socioeconomic concern for most stakeholders is employment. The local community around the Bogoso and Prestea operations see working at the mine as a preferred occupation. The extension of the mine life with the development of the underground mine has received wide-spread local support. In general, community expectations will be managed via the normal community consultative and proactive engagement methods. In addition, in the short term, there will be focussed attention by the Blue Gold management team to address recent social unrest including proactive dialogue with the unions which caused GSR and FGR challenges in recent years.

Although the leaseholder is unable to employ all the people seeking work, there is a Corporate Responsibility Agreement in place addressing local employment that provides affirmative action for people from local stakeholder communities. All vacant positions are advertised locally first and then nationally. Local people are recruited exclusively for unskilled positions and as much as possible for all other positions within the operation.

FGR has operated a local training programme (Skills Training and Employability programme) where people from the local community are offered the opportunity to train in work areas to broaden and enhance livelihoods. These programmes are complemented by an array of other alternative livelihoods initiatives which Blue Gold will uphold.

Other community concerns include access to land, and noise and blasting effects. Given the restart of surface operations in Prestea, these concerns remain very significant especially with the existing widespread galamsey6 operations in the area. The EIA studies and EIS incorporated predictive modelling for air, noise and blasting impacts, to confirm the required controls for application at the ‘combined’ operations.

[6]	Galamsey, derived from the phrase "gather them and sell", is local Ghanaian parlance that means illegal small-scale, gold mining in Ghana.

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It is noteworthy that the Bogoso Prestea Mine was historically a multi-award winning mine that has a legacy of commitments to environmental protection and socio-economic development at the core of its approach to doing business. This is reflected in the mine’s biodiversity offsets and rehabilitation programme which includes the award-winning Oil Palm Plantation (OPP) Programme. Established in 2006 as an independent non-profit, the community-based company balances company and community needs, including local economic development, community empowerment, and rehabilitation and closure activities. Further, the mine has been awarded the Nedbank Capital Green Mining Award, District Best Farm-Based Organisation awards, District Best Farmer Award, and Best performer in Corporate Social Investment at the Ghana Mining Industry Awards for 2018.

Blue Gold will adopt a number of corporate social responsibility agreements (the “CSR Agreements”) which provide employment (skilled and unskilled) to local community members, facilitate alternative livelihoods administered through a nonprofit foundation, as well as regular contributions to the palm oil plantation funded by gold revenue. Under Blue Gold these award-winning schemes shall be continued and where possible improved.

Image: Bogoso Prestea Mine Oil Pam Plantation

17.4	Closure Planning and Cost Estimate

The bond to obtain the Environmental Permit for the PUG West Reef and a Mining Operating Plan is in place (and due to be novated from FGR to Blue Gold) though the permit has yet to be issued by the EPA. The EIS submitted to the EPA to obtain the Environmental Permit will contain a provisional closure plan and cost estimate. The Mining Operating Plan will contain details relating to closure and reclamation.

The rehabilitation and closure of the existing operations (e.g., processing plant, tailings storage facility, pits, waste dumps, and transportation corridor) are covered under the EMP, Reclamation Security Agreement, and associated bond. With each successive expansion or new development, FGRBPL develops a conceptual closure plan that is incorporated into the applicable EIS. For the PUG West Reef, a closure cost estimate has been incorporated in the project EIS and is updated through annual updates of the asset retirement obligations.

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18	CAPITAL AND OPERATING COSTS

This section contains forward-looking information related to capital and operating cost estimates for the Project. The material factors that could cause actual results to differ materially from the conclusions, estimates, designs, forecasts or projections in the forward-looking information include any significant differences from one or more of the material factors or assumptions that were set forth in this section including the prevailing economic conditions. Unit costs are estimated in US$ dollar terms (US$), including projected labour and equipment productivity levels with sufficient contingency to account for changes in material factors or assumptions.

Capital and operating costs have been estimated by Blue Gold and reviewed by WAI. All costs are expressed in Q1 2024 US dollars (US$).

Capital cost estimates consist of costs for underground and open pit rehabilitation, processing facilities, mining equipment, capitalized maintenance and components, and infrastructure. Major repairs, maintenance, and re-builds were factored into the annual maintenance and component cost estimates.

It is of the opinion of the QP’s that the capital expenditures have been estimated to a Scoping level and its attendant accuracy and contingency levels (noting that quotations have been sourced and received for specific equipment to be purchased on restart).

18.1	Processing

18.1.1	Capital Expenditure - Stage 1 & Stage 2 Oxide Resources

The process capital costs are stated within the LOM plan as US$4.3M for Stage 1 (to restart the mine) and US$5.5M for Stage 2 (to increase production), for a combined total of US$9.8M. A further 10% contingency is applied to capital expenditure in the financial model. This is considered sufficient for the restart and near-term capital expenditure. Capital expenditure requirements will be reviewed on an ongoing basis as part of the sustaining capital costs for the mine.

The Stage 1 plant capital cost of US$4.3M includes US$354,000 for initial basic start-up requirements, including reagents, screen panels and laboratory consumables. This effectively assumes that the oxide CIL plant is essentially “good to go” since production was stopped in November 2023 and that no immediate refurbishment is required. The breakdown of the Stage 1 plant capital cost is summarised in Table 18.1.

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Table 18.1: Stage 1 Oxide Plant Maintenance Capital Costs
Item	Cost (US$)
Purchase of a Jaw Crusher & Secondary Crusher	663,106
Electrowinning Cell (x3 required in total @$100k each - 1off for phase 1)	300,000
Gold Room Electrowinning Rectifiers (3 required in total)	145,000
48" new Knelson Concentrator to Gravity Plant	320,000
Process Plant Critical Pumps	984,595
Kiln complete spares	140,000
Gold Recovery Equipment Elution	136,500
SAG & BALL Liners (Wear Minerals)	510,000
Purchase of CIL Gearboxes & Accessories	578,251
Special High Temp Valves- Elution Gold Recovery	100,000
Gearbox, Brevini SL8503 FS/83 1/500 C/W 100 3924 Adaptor	34,128
Power Factor Capacity Bank	8,000
Cyanide	180,000
Flocculant	54,000
Assay Lab Consumables	50,000
Screen Panels	30,000
Critical Plant Consumables (Oil/ Fuel/Lubricants)	40,000
Total	4,273,581

In addition, Blue Gold plans to invest further capital in Stage 2 to step up production and plant throughput, as indicated in the production schedule. The Stage 2 plant maintenance cost is estimated at US$5.5M and a breakdown of this cost is summarised in Table 18.2.

Table 18.2: Stage 2 Oxide Plant Maintenance Capital Costs
Item	Cost (US$)
CIL Oxide Tanks 4 & 5 Refurbishment	600,000
Complete SAG & Ball Mills Critical Spares	1,285,729
SAG & Ball Mills New Head	999,261
Air Compressor Parts	170,000
Refurbishment of the Process Plant Sandblasting Room	52,000
New Burner For Elution Gold Recovery	146,718
Mechanical/Electrical Tools	50,000
Mobile Crane Lifting Gears	75,000
Stationary External Communication Radio System for Plant	80,000
Diesel Pump for Tailings Dam (2 pumps)	500,000
Oxide Tanks Expansion Project	1,092,035
Process Plant Corrosion Control	320,000
Biox Tower Crane Repairs	156,425
Total	5,527,168

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18.1.2	Capital Expenditure - New Refractory Sulphide Plant

The LOM plan includes capital costs of US$125M for Stage 1 UG sulphides and US$150M for Stage 1 OP sulphides, excluding 15% contingency also factored into the LOM plan. With OP sulphide material being processed in 2027 and only 0.2Mt of UG sulphide material processed in 2029/2030, the total capital cost for a 4.5Mtpa sulphide plant is estimated at US$275M (2024 cost), required to be constructed and commissioned for the initial processed tonnage of 0.5Mt in 2027.

This cost is considered a reasonable benchmark number at scoping level for a nominal 4.5Mtpa refractory sulphide plant, although the costs will be dependent on more certainty of the metallurgy and the refractory sulphide processing method selected (BIOX®, POX, Albion Process™, UFG, Roasting, etc). This in turn will depend on the results of a comprehensive metallurgical testwork programme in the next phase of study. For example, if a POX method is selected as optimal, the capital costs are likely to be higher than currently estimated.

18.1.3	Capital Expenditure - Tailings Dams

18.1.3.1	Overview

The capital costs for the continuing construction work required for the two new raises on TSF-2 for the initial few years of operation have been estimated at US$6.0M. It is assumed these costs also include for all the required remediation of the high and critical action items identified by the last KP Audit report available for review (and which will be updated based on the results of a new TSF audit to be conducted upon restart). This is a top priority for Blue Gold. A further US$50M is also included for a new required tailings storage facility. In addition, a total cost of US$1.2M has been allowed for the TSF Audit and technical studies required for the new TSF.

18.1.3.2	TSF-2 Raises

The total cost for TSF-2 of US$6.0M includes for the design and construction of the upstream lift on cell 2A and downstream lift on TSF-2, as well as the remediation works (to be determined from the TSF Audit) to be conducted. In terms of the new 2 x 5m raises proposed for TSF-2, a full design is required once all the outstanding action items (pending a new TSF Audit) have been completed. The cost for these two raises has been estimated by the FGR management team as US$6.0M and has been assumed by Blue Gold. It is stated that the two raises will accommodate an additional 12.5Mt of tailings. Based on the LOM plan, this will accommodate the tailings produced by treating oxide and sulphide material from 2024 through to end 2027, when the new TSF must be available for deposition. The remedial actions and design for the proposed 2 x 5m raises on TSF-2 need to be completed urgently upon restart of the mine in July 2024.

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18.1.3.3	New TSF

The capital cost for a new TSF has been estimated at US$50M, including land and crop compensation, construction, geotechnical and geochemical assessment, instrumentation and condemnation drilling. There has not yet been a detailed assessment for this cost estimate and design, which will need to be undertaken in 2025. With an estimated reported construction time of 30 months (2.5 years), construction of the new TSF must commence in mid-/late-2025, so the design, permitting, etc., must be completed well before that. It is assumed that US$20M is invested from 2025-2027 for the initial construction of the new TSF, with a further US$20M invested from 2028 to 2029 and US$10M across 2030.

18.1.4	Capital Expenditure - Potential TSF-1 Retreatment

The capital cost estimate for the tailings re-treatment is estimated by FGRBPL at US$7.58M and is summarised in Table 18.3.

Table 18.3: TSF-1 Project Capital Costs
Item	Cost (US$)
TSF Monitoring Plant Refurbishment	2,902,914
Neutralisation Tanks CIL Refurbishment	2,143,500
BIOX®/ Neutralisation Crane Refurbishment	450,000
Power Line Extension	350,000
Tower Light	129,000
Initial Fill of Activated Carbon (CIL)	600,000
Contingency	1,000,000
Total	7,575,414

Although the costs in Table 18.3 appear reasonable estimates for scoping level purposes, it is potentially required to include for a separate tailings line and pumping system back to TSF-2 from the last of the converted BIOX® neutralisation tanks.

In addition, there will be a requirement to detoxify excess water from the site positive water balance before discharge to the environment (rainfall impacting on the surface of TSF-1 will re-dissolve contained cyanide within the tailings material).

The requirement for detoxification of excess water from the site (whether the TSF-1 project operates or not) will be required in any case, due to the site positive water balance (the site water balance will need be generated to determine the exact detoxification requirements).

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18.1.5	Operating Costs

A basic analysis of the LOM process operating costs presented in the spreadsheet indicates that the oxide process operating cost varies from circa US$26.3/t ROM at 0.3Mtpa to US$17.2/t ROM at 1.4Mtpa. These values are reasonable for scoping level and lie slightly towards the upper end of industry benchmarked data.

The sulphide plant operating cost calculates as circa US$26.0/t ROM ‘ore’, which again is reasonable at scoping level for a generic refractory sulphide processing plant at 4.5Mtpa capacity. Again, the costs will be impacted by the refractory processing method chosen. BIOX® costs when operated by GSR were as high as US$39.9/t ROM ‘ore’ (these costs were unusually high due to the poor engineering design and power outages).

For the potential TSF-1 tailings retreatment project, an analysis of the LOM plan spreadsheet appears to indicate an operating cost of circa US$5.00/t.

18.2	Mining

18.2.1	Capital Expenditure

Total capital expenditure for the mining aspects of the LOM Financial Analysis has been estimated by Blue Gold to total US$9.0M, including some US$2.7M of the total estimated as sustaining CAPEX in the first year of operations dedicated to mining operations. Little to no CAPEX is required for the surface operations as this activity is outsourced to a contractor. A summary of the CAPEX estimates for the 2024 Life of Mine cashflow analysis is presented in Table 18.4.

Table 18.4: Summary of Expansion Underground Mining Capex
Cost Centre	Units	Stage 1	Stage 2	Total
PUG Maintenance	US$M	1.4	4.6	6.0
PUG Mining	US$M	1.3	1.7	3.0
Surface Mine Operations	US$M	-	-	-
Total Mining Capex	US$M	2.7	6.3	9.0

WAI considers that the capital expenditure estimate for the mining aspects of the operation to be of an acceptable level of accuracy for a Scoping Study. This is considered sufficient for the restart and near-term capital expenditure. Capital expenditure requirements will be reviewed on an ongoing basis as part of the sustaining capital costs for the mine.

A further US$380M of sustaining CAPEX is invested across the LOM plan.

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18.2.2	Operating Costs

Assumed values, based upon the recent operational costs at the mine, for open pit and underground mining operating have been used by Blue Gold in the LOM analysis. These values are summarised in Table 18.5.

Table 18.5: Summary of OPEX (2024 – LOM)
	Ore Mining	Waste Mining	UG Development	Haulage Costs
	US$/t	US$/t	US$M/month	US$/t/km	km	US$/t
Stage 1. Underground Oxide*	50.00	-	1.6	0.6	17	10.2
Stage 2. Underground Oxide*	50.00	-	1.6	0.6	17	10.2
Stage 1. Underground Sulphide	50.00	-	1.6	0.2	17	3.4
Stage 2. Underground Sulphide	50.00	-	1.6	0.2	17	3.4
Stage 1. Open Pit Oxide	1.00	1.00	-	0.6	23	13.8
Stage 2. Open Pit Oxide	2.00	1.00	-	0.2	23	4.6
Stage 1. Open Pit Sulphide	2.00	1.00	-	0.2	6	1.2
Stage 2. Open Pit Sulphide	2.00	1.00	-	0.2	6	1.2

*	There is no oxide material underground. It is all fresh sulphide material but non-refractory (the gold is free milling) material which can be processed through the existing CIL ‘oxide’ plant.

WAI has evaluated the proposed operating and haulage costs against our in-house database and considers that, for open pit and underground operations of the scale present at Bogoso Prestea, the values utilised fall within the expected range at scoping study level.

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18.3	Capital Expenditure Summary

The overall capital expenditure is summarised as follows and is presented in Figure 18.1: US$56M for TSF Expenditure, US$9.8M for Technical Studies Expenditure, US$415M Expansion CAPEX, and US$380M sustaining capex.

Figure 18.1: Bogoso Prestea Project Capital Costs

18.4	Other Costs

The EIS to be submitted to the EPA to obtain the Environmental Permit will contain a provisional closure plan and cost estimate. The Mining Operating Plan will contain details relating to closure and reclamation.

The rehabilitation and closure of the existing operations (e.g., processing plant, tailings storage facility, pits, waste dumps, and transportation corridor) are covered under the EMP, Reclamation Security Agreement, and associated bond. With each successive expansion or new development, FGRBPL develops a conceptual closure plan that is incorporated into the applicable EIS. For the PUG West Reef, a closure cost estimate has been incorporated in the project EIS and is updated through annual updates of the asset retirement obligations.

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A summary of costs is presented in Table 18.6.

Table 18.6: Summary of Blue Gold Costs
US$ Millions	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033 - 41	2042
Mining Cost
UG Oxide	13.2	26.6	26.4	26.4	26.4	13.1	-	-	-	-	-
OP Oxide	5.0	21.1	24.0	24.0	24.0	24.0	24.0	24.0	14.2	-	-
UG Sulphide	-	-	-	-	-	10.3	23.4	-	-	-	-
OP Sulphide	-	-	-	3.1	29.9	29.9	29.9	29.9	29.9	29.9	18.8
Total	18.2	47.7	50.5	53.6	80.3	77.3	77.3	53.9	44	29.9	18.8
Processing Costs
Labour	4.2	12.5	15	16.8	25.8	25.8	25.8	25.8	23.4	18.6	12.4
Crush & Mill	0.9	3.3	3.7	4.8	13.8	14.4	15.3	15.3	14	12.1	7.4
Gravity	0.1	0.4	0.5	0.6	1.8	1.9	2.1	2.1	1.9	1.6	1.0
Processing Other	0.8	1.9	1.9	1.9	1.9	1.9	1.9	1.9	1.9	1.9	1.3
CIL	2.6	8.6	9.4	9.3	9.3	9	8.7	8.6	5.7	1.5	1.0
Gold Recovery	0.6	1.4	1.4	1.4	1.4	1.4	1.4	1.4	1.4	1.4	1.0
Tailings	0.5	1.3	1.4	1.6	3.5	3.6	3.8	3.8	3.5	3.1	2.0
Site Overhead	0.4	6.4	9.4	9.4	9.4	9.4	9.4	9.4	9.4	9.4	6.3
	10.0	35.8	42.7	45.9	66.9	67.5	68.4	68.4	61.2	49.6	32.3

OPEX	28.2	83.5	93.2	99.5	147.3	144.8	145.7	122.3	105.3	79.5	51.1

18.5	Risks Associated with Estimation Methods

All operating and capital costs were estimated and provided by Blue Gold based on past performance and customary internal FGR budget review and approvals process. Therefore, it is the opinion of the QPs that as a formerly operating mine, with well-established internal budgeting approvals processes, the capital expenses and operating costs utilised are at an acceptable Scoping level and its attendant accuracy and contingency levels.

Maintenance and component costs are adjusted annually and based on past operational experience and not deemed to be a significant risk. Global supply chain dynamics could have some impact to the costs of the various components but is deemed to be low risk at this time as the majority of consumables are locally sourced. Given some of the legacy issues under GSR and FGR, advance payments will be required to mobilise some suppliers/contractors upon restart of the mine under Blue Gold. FGR and Blue Gold have maintained active engagement with its suppliers who remain supportive to the project going forward.

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19	ECONOMIC ANALYSIS

This section contains forward-looking information related to economic analysis for the Project. The material factors that could cause actual results to differ materially from the conclusions, estimates, designs, forecasts or projections in the forward-looking information include any significant differences from one or more of the material factors or assumptions that were set forth in this sub-section including estimated capital and operating costs, project schedule and approvals timing, availability of funding, projected commodities markets and prices.

All costs, prices, and monetary values are in Q2 2024 US$ (US Dollars).

The economic analysis is based on Mineral Resources, the majority of which are in the Indicated category, a lesser amount of Measured resources, and only a small amount of Inferred resources as summarised in Table 19.1. Mineral Resources that are not Mineral Reserves do not meet the threshold for reserve Modifying Factors, such as estimated economic viability, that would allow for conversion to Mineral Reserves. There is no certainty that any part of the Mineral Resources estimated will be converted into Mineral Reserves.

Table 19.1: Summary of the Bogoso Prestea Mineral Resource Estimate (2024)
	Measured			Indicated			Inferred
	Tonnes (Mt)	Grade (Au g/t)	Oz Au (M oz)	Tonnes (Mt)	Grade (Au g/t)	Oz Au (M oz)	Tonnes (Mt)	Grade (Au g/t)	Oz Au (M oz)
Free Milling	2.94	1.68	0.16	6.72	1.62	0.35	2.21	1.5	0.11
Refractory	11.04	1.91	0.68	55.89	2.18	3.92	9.97	2.49	0.8
All Material	13.98	1.87	0.84	62.61	2.12	4.27	12.17	2.31	0.91

19.1	Overview

Blue Gold has prepared a LOM plan that is the basis of a Financial Model and economic analysis of the Project. A summary of the key project economic statistics is presented in Table 19.2.

Table 19.2: Key Project Statistics
Key Project Statistics Comparison	Value
Average Gold Price	US$2,006/oz
Pre-Tax NPV (8% Discount Rate)	US$1,056m
Pre-Tax IRR	45.1%
Post Tax NPV (8% Discount Rate)	US$614m
Post Tax IRR	30.0%
TSF Expenditure	US$56.0m
Total Technical Studies Expenditure	US$9.8m
Total Expansion CAPEX	US$415.4m
Total SIB CAPEX	US$380.0m
Peak Financing	US$265.5m
Peak Financing Date	May-29
Net Project Cashflow	US$1,692m
Max EBITDA	US$334.0m
Average EBITDA	US$228.3m
Max Annual Production	300.5Koz
Average Annual Production	204.5Koz
Gold Produced	3,885Koz
Tonnes Processed	76.7Mt
Life of Project	18
AISC	US$940/oz

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Key Project parameters include:

●	Total Sales Revenue: US$7,793M

●	Total Operating Cost: US$3,368M

●	EBITDA: US$4,338M

●	Royalties and deferred consideration of: US$850M

●	Taxes: US$882M

●	Capital Expenditure: US$919M, of which US$494M is for expansion and US$425M is for sustaining CAPEX

●	Discount rate: 8.0%

●	Net Present Value: The after tax NPV is US$614M

●	An asset retirement obligation of US$45M has been included [but no ongoing reclamation or closure costs have been applied]

The QP’s considers the accuracy and contingency of cost estimates to be within a Scoping Study level.

19.2	Tax and Royalty

Blue Gold holds a 90% interest in the Bogoso-Prestea operations with the government of Ghana holding a 10% ownership interest (as per ECOWAS agreement).

As set out in section 16.2, Blue Gold shall pay the following royalties:

●	a royalty in refined gold to Bond SPV and FGRBPL as part of the Transfer Agreements at a rate of the lesser of (i) 2,000 ounces per month, or (ii) 30% of gross production each calendar month for the first 36 months following the start of commercial production, and at a rate of the lesser of (i) 3,250 ounces per month, or (ii) 30% of gross production each calendar month after 36 months. The total to be paid is capped at 250,000 ounces.

●	US$1 per ounce of gold produced to support an oil palm plantation project, as a sustainable livelihood program,

●	The Government of Ghana receives a gross revenue Mineral Royalty of 5% on all gold production.

●	Royal Gold has the right to purchase 5.5% of payable gold produced from the Bogoso Prestea Mine. The cash purchase price for gold is 30% of the spot price of gold per ounce delivered. The remainder is applied to reduce the balance of an outstanding Advance Payment. Payable gold is calculated as 99.5% of contained gold in doré or 99.0% in any other form.

●	FGRBPL entered into a royalty and contingent payment agreement with GSR in September 2021 for the payments of two types of royalties to GSR: (A) 1% royalty of net smelter returns up to 300,000 oz, and a 2% royalty over 300,000 oz, to a cap of US$35 million, and (B) a contingent payment (dependent on the gold price) upon the start of sulphide mining, such payment to be made in stages during the construction and operation of the sulphide project. To date, no payments have been made towards the sulphide mining royalty.

The corporate tax rate on mining companies in Ghana is 35%.

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19.3	Cashflow Forecast

Table 19.3 and Table 19.4 present a summary of the full cashflow model, from 2024-2043.

Table 19.3: Pre-financing Cashflow, 2024-2033
Year End	Unit	Dec-24	Dec-25	Dec-26	Dec-27	Dec-28	Dec-29	Dec-30	Dec-31	Dec-32	Dec-33

Gross Revenue	USD	$59.0m	$164.1m	$170.8m	$212.0m	$556.2m	$565.1m	$601.0m	$541.2m	$508.7m	$462.3m
Cost of Sales	USD	-	-	-	-	-	-	-	-	-	-
Government Royalty	USD	($3.0m)	($8.4m)	($8.7m)	($10.8m)	($28.4m)	($28.8m)	($30.7m)	($27.6m)	($25.9m)	($23.6m)
Gold Stream	USD	($2.3m)	($6.3m)	($6.6m)	($8.2m)	($21.4m)	($21.8m)	($23.1m)	($20.8m)	($19.6m)	($17.8m)
OldCo Royalty	USD	($17.7m)	($47.5m)	($49.2m)	($53.5m)	($78.0m)	($78.0m)	($78.0m)	($78.0m)	($26.6m)	-
Deferred Consideration	USD	-	-	($0.8m)	($0.9m)	($14.2m)	($14.0m)	($14.0m)	-	-	-
Total Direct OPEX	USD	($28.0m)	($78.0m)	($85.1m)	($100.1m)	($211.8m)	($214.8m)	($223.4m)	($200.1m)	($183.0m)	($157.3m)
Total Expansion OPEX	USD	($0.2m)	($5.5m)	($8.1m)	($8.1m)	($8.1m)	($8.1m)	($8.1m)	($8.1m)	($8.1m)	($8.1m)
Total SIB CAPEX	USD	($5.7m)	($4.9m)	($3.1m)	($10.4m)	($16.5m)	($23.7m)	($24.9m)	($24.9m)	($24.9m)	($24.9m)
OldCo Upfront Equipment Payment	USD	-	-	-	-	-	-	-	-	-	-
Total Expansion CAPEX	USD	($21.1m)	($13.6m)	($98.9m)	($117.1m)	($133.0m)	($88.3m)	($9.2m)	-	-	-
Total Start-Up CAPEX	USD	-	-	-	-	-	-	-	-	-	-
Total Corporation Tax	USD	-	($4.6m)	($10.2m)	($7.2m)	($10.2m)	($76.4m)	($72.9m)	($79.5m)	($67.6m)	($62.3m)
Net Working Capital	USD	$0.0m	$0.2m	-	-	-	-	-	-	-	-
Net Project Cashflow	USD	($18.8m)	($4.4m)	($99.9m)	($104.2m)	$34.5m	$11.1m	$116.6m	$102.2m	$153.0m	$168.3m

Table 19.4: Pre-financing cashflow 2034-2043
Year End	Unit	Dec-34	Dec-35	Dec-36	Dec-37	Dec-38	Dec-39	Dec-40	Dec-41	Dec-42	Dec-43

Gross Revenue	USD	$462.3m	$462.3m	$462.3m	$462.3m	$462.3m	$455.1m	$451.0m	$451.0m	$284.1m	-
Cost of Sales	USD	-	-	-	-	-	-	-	-	-	-
Government Royalty	USD	($23.6m)	($23.6m)	($23.6m)	($23.6m)	($23.6m)	($23.2m)	($23.0m)	($23.0m)	($14.5m)	-
Gold Stream	USD	($17.8m)	($17.8m)	($17.8m)	($17.8m)	($17.8m)	($17.5m)	($17.4m)	($17.4m)	($10.9m)	-
OldCo Royalty	USD	-	-	-	-	-	-	-	-	-	-
Deferred Consideration	USD	-	-	-	-	-	-	-	-	-	-
Total Direct OPEX	USD	($157.3m)	($157.3m)	($157.3m)	($157.3m)	($157.3m)	($155.7m)	($154.8m)	($154.8m)	($98.5m)	-
Total Expansion OPEX	USD	($8.1m)	($8.1m)	($8.1m)	($8.1m)	($8.1m)	($8.1m)	($8.1m)	($8.1m)	($5.4m)	-
Total SIB CAPEX	USD	($24.9m)	($24.9m)	($24.9m)	($24.9m)	($24.9m)	($24.9m)	($24.9m)	($24.9m)	($61.6m)	-
OldCo Upfront Equipment Payment	USD	-	-	-	-	-	-	-	-	-	-
Total Expansion CAPEX	USD	-	-	-	-	-	-	-	-	-	-
Total Start-Up CAPEX	USD	-	-	-	-	-	-	-	-	-	-
Total Corporation Tax	USD	($55.6m)	($55.0m)	($55.2m)	($55.8m)	($59.7m)	($63.2m)	($65.9m)	($66.2m)	($66.4m)	($40.6m)
Net Working Capital	USD	-	-	-	-	-	-	-	-	($0.3m)	-
Net Project Cashflow	USD	$174.9m	$175.5m	$175.3m	$174.8m	$170.9m	$162.4m	$156.9m	$156.6m	$26.6m	($40.6m)

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19.4	Sensitivity Analysis

The sensitivity analysis was carried out by independently varying the commodities price, operating cost, and capital cost. The results of the sensitivity analysis are shown in Table 19.5 to Table 19.9.

Table 19.5: Sensitivity Analysis – Gold Price
Gold Price Sensitivity	80%	90%	100%	110%	120%
NPV	$199.2m	$404.1m	$613.9m	$823.7m	$1,033.5m
Project Cashflow	$840.9m	$1,263.0m	$1,691.5m	$2,120.1m	$2,548.6m
Max EBITDA	$219.8m	$276.9m	$334.0m	$391.1m	$448.2m
All in Sustaining Cost (AISC)	$920/oz	$930/oz	$940/oz	$951/oz	$961/oz
All in Cost (AIC)	$1,388/oz	$1,480/oz	$1,570/oz	$1,661/oz	$1,751/oz
Average Gold Price	$1,605/oz	$1,805/oz	$2,006/oz	$2,206/oz	$2,407/oz
Gold Production	3,885.4Koz	3,885.4Koz	3,885.4Koz	3,885.4Koz	3,885.4Koz
Tonnes Processed	77Mt	77Mt	77Mt	77Mt	77Mt
Life of Project (years)	18	18	18	18	18

Table 19.6: Sensitivity Analysis – OPEX
OPEX Sensitivity	80%	90%	100%	110%	120%
NPV	$818.8m	$716.4m	$613.9m	$511.5m	$409.0m
Project Cashflow	$2,078.0m	$1,887.7m	$1,691.5m	$1,498.3m	$1,305.0m
Max EBITDA	$380.3m	$357.2m	$334.0m	$310.9m	$287.7m
AISC	$795/oz	$868/oz	$940/oz	$1,013/oz	$1,086/oz
AIC	$1,471/oz	$1,521/oz	$1,570/oz	$1,620/oz	$1,670/oz
Average Gold Price	$2,006/oz	$2,006/oz	$2,006/oz	$2,006/oz	$2,006/oz
Gold Production	3,885.4Koz	3,885.4Koz	3,885.4Koz	3,885.4Koz	3,885.4Koz
Tonnes Processed	77Mt	77Mt	77Mt	77Mt	77Mt
Life of Project (years)	18	18	18	18	18

Table 19.7: Sensitivity Analysis – CAPEX
CAPEX Sensitivity	80%	90%	100%	110%	120%
NPV	$775.4m	$700.6m	$613.9m	$514.5m	$401.7m
Project Cashflow	$1,931.1m	$1,821.3m	$1,691.5m	$1,540.2m	$1,365.8m
Max EBITDA	$334.0m	$334.0m	$334.0m	$334.0m	$334.0m
AISC	$894/oz	$915/oz	$940/oz	$972/oz	$1,009/oz
AIC	$1,509/oz	$1,537/oz	$1,570/oz	$1,609/oz	$1,654/oz
Average Gold Price	$2,006/oz	$2,006/oz	$2,006/oz	$2,006/oz	$2,006/oz
Gold Production	3,885.4Koz	3,885.4Koz	3,885.4Koz	3,885.4Koz	3,885.4Koz
Tonnes Processed	77Mt	77Mt	77Mt	77Mt	77Mt
Life of Project (years)	18	18	18	18	18

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Table 19.8: Sensitivity Analysis – Recovery
Recovery Sensitivity	80%	90%	100%	110%	120%
NPV	$160.5m	$386.7m	$613.9m	$843.1m	$1,072.5m
Project Cashflow	$784.7m	$1,238.1m	$1,691.5m	$2,145.3m	$2,599.1m
Max EBITDA	$219.9m	$277.0m	$334.0m	$391.1m	$448.1m
AISC	$1,146/oz	$1,032/oz	$940/oz	$865/oz	$802/oz
AIC	$1,754/oz	$1,653/oz	$1,570/oz	$1,503/oz	$1,446/oz
Average Gold Price	$2,006/oz	$2,006/oz	$2,006/oz	$2,005/oz	$2,005/oz
Gold Production	3,119.7Koz	3,502.5Koz	3,885.4Koz	4,268.3Koz	4,651.2Koz
Tonnes Processed	77Mt	77Mt	77Mt	77Mt	77Mt
Life of Project (years)	18	18	18	18	18

Table 19.9: Sensitivity Analysis – Production
Production Sensitivity	80%	90%	100%	110%	120%
NPV	$145.4m	$203.6m	$613.9m	$490.0m	$513.9m
Project Cashflow	$838.6m	$764.5m	$1,691.5m	$1,178.0m	$1,172.0m
Max EBITDA	$253.1m	$273.7m	$334.0m	$347.7m	$382.1m
AISC	$1,273/oz	$1,265/oz	$940/oz	$1,092/oz	$1,083/oz
AIC	$1,786/oz	$1,809/oz	$1,570/oz	$1,703/oz	$1,705/oz
Average Gold Price	$2,005/oz	$2,005/oz	$2,006/oz	$2,006/oz	$2,006/oz
Gold Production	3,834.6Koz	3,888.2Koz	3,885.4Koz	3,886.2Koz	3,885.0Koz
Tonnes Processed	76Mt	77Mt	77Mt	77Mt	77Mt
Life of Project (years)	21	21	18	19	18

20	ADJACENT PROPERTIES

There are no adjacent properties which could be considered to have a material impact on the operations at Bogoso and Prestea which constitute the basis for the report herein.

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21	OTHER RELEVANT DATA AND INFORMATION

21.1	TSF-1 Retreatment

21.1.1	Overview

Although TSF-1 tailings is not currently included in the LOM plan (no Mineral Resource developed at this stage), a conceptual Management Plan has been included within the LOM plan spreadsheet for review once a resource has been developed pending future required works. The proposed plan calls for the re-mining of 18.5Mt of TSF-1 tailings at a rate of circa 4Mtpa commencing January 2025. The average head grade is stated as 0.87 g/t Au with a planned recovery of 40.6%.

The gold recovery is reasonable at scoping level, based on historical production and metallurgical testwork data, although this work tends to suggest a lower recovery based on the average weighted deposited grade of 0.80 g/t and that no production or testwork results are available for the lowest expected grades of circa 0.30 g/t Au that will be re-mined at depth. Recovery at these grades is likely to be significantly lower.

The tonnage and grade of the TSF-1 resource will only be determined pending significant future drilling and testwork programmes, as the historical and metallurgical testwork data available only covers a very small part of the material in terms of spatial location and depth. In addition, FGR report that refractory sulphide tailings has been deposited into TSF-1 in the past, although the quantities and location of these tailings are unknown. The presence of refractory sulphide tailings will lower the recovery achievable and further emphasises the requirement for drilling and testwork to identify a resource.

With the proposed conversion of the six BIOX® neutralisation tanks and assuming a 14.5 hours leach residence time (based on the previous re-mining operation), a lower throughput of circa 3.5Mtpa is indicated, rather than the 4Mtpa proposed, unless additional tanks are available for conversion (e.g. the old BIOX® reactor tanks).

21.1.2	Process Description

Re-mining the TSF-1 tailings would necessitate processing in parallel with the operating oxide CIL plant, based on using the 6 x 1,500m3 BIOX® neutralisation tanks converted to CIL tanks. The design leach residence time needs to be determined, as 24 hours was used for the 2010 bottle roll testwork programme but only an average 14.5 hours is stated from the reported production data for the re-mining operation. This in turn determines the throughput that can be achieved. Allowing for plant availability and free-board in the tanks, then the theoretical throughput using the 14.5 hours residence time is less than 4.0Mtpa at circa 3.5Mtpa. Additional tanks could be considered for conversion, including potentially the BIOX® reactor tanks.

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It is expected that the existing oxide plant carbon stripping circuit (for the loaded carbon) and general plant utilities and services, including reagent preparation, would be utilised for the tailings retreatment operation with modifications as required. An additional dedicated tailings line including sump and pumps may also be necessary.

The previous re-mining was carried out by a contractor, Fraser Alexander, who, together with another contractor, Paragon, has issued proposals based on a fixed monthly cost for a 200,000tpm production rate (this can be increased as required). As before, the tailings would be re-mined using hydraulic water monitors, where the water pressure achieved is a function of the nozzle size. FGR report that the tailings are wet below about 4.0m depth and this will present challenges for the proposed monitoring operation, relating to the type of hydraulic monitor to be used, where to be sited (e.g. on the embankments or other stable platform), the mining angle, nozzle pressure and size, use of remote robot monitors, etc.

The tailings would be re-mined with a resulting pulp density of approximately 30% solids. After delivery to the Monitoring Station and further trash removal, the slurry would then be thickened in the pre-leach thickener to approximately 50% solids for feeding to the CIL circuit (converted BIOX® neutralisation tanks). After the CIL circuit, the solids density reduces to approximately 45% solids for pumping to TSF-2.

The TSF-1 dam is currently full, with a large volume of supernatant water covering approximately 40-50% of the surface area. It is also covered with significant vegetation, presenting challenges to the trash removal system (this was reportedly a significant problem during the previous re-mining operation, with approximately 30% of the feed as trash). The proposed new trash removal system would incorporate three stages of mechanical screening: one in TSF-1 itself, one at the Monitoring Station and one for the CIL plant feed.

With high annual rainfall, there is a positive site water balance and, therefore, a detoxification circuit would be mandatory for any re-mining operation, as rain water impacting the TSF-1 material would release cyanide into solution, albeit likely at low levels. Any excess solution from TSF-1 would therefore require detoxification before discharge to the environment.

The potential plan assumes a LOM tonnage of 18.5Mt of tailings to be re-mined, although FGR state that only 10Mt is currently permitted by the EPA. The plan for this is conceptual based on the known tonnages and grade. A further license will be sought by Blue Gold for the remaining tonnes once operations are underway. The grid power cost is reported to be US$0.12/kWh. The actual bulk density of the tailings is unknown, particularly with the reported wet nature of the material below about 4.0m, but a density of 1.45 has reportedly been used for previous design purposes.

As well as the required refurbishment for the oxide CIL plant (for both potential tailings and oxide resource treatment) and conversion of the six BIOX® neutralisation tanks to CIL tanks, the Monitoring Station that was previously used also requires complete refurbishment, with the potential exception of the pipework. It is also important to note that, for tailings retreatment, the carbon regeneration kiln would need to regenerate every batch of carbon that was eluted/stripped, due to the high levels of organic contaminants in the tailings material.

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22	INTERPRETATION AND CONCLUSIONS

This section contains forward-looking information related to Mineral Resources and Mineral Reserves. The material factors that could cause actual results to differ materially from the conclusions, estimates, designs, forecasts or projections in the forward-looking information include any significant differences from one or more of the material factors or assumptions that were forth in this sub-section including: geological and grade interpretations and controls and assumptions and forecasts associated with establishing the prospects for economic extraction; grade continuity analysis and assumptions; Mineral Resource model tonnes and grade and mine design parameters; actual plant feed characteristics that are different from the historical operations or from samples tested to date; equipment and operational performance that yield different results from the historical operations and historical and current test work results; mining strategy and production rates; expected mine life and mining unit dimensions; prevailing economic conditions, commodity markets and prices over the LOM period; regulatory framework is unchanged during the Study period and no unforeseen environmental, social or community events disrupt timely approvals; estimated capital and operating costs; and project schedule and approvals timing with availability of funding.

22.1	Property Description

The Bogoso and Prestea property is located in the Western Region of Ghana, approximately 200km from the capital Accra and 50km from the coast of the Gulf of Guinea. Bogoso and Prestea comprise a collection of adjoining mining concessions that together cover a 40km section of the Ashanti gold district, with the processing facilities situated approximately 10km south of the town of Bogoso.

Mining and exploration at Prestea has been ongoing since 1873, and in total has produced over 9Moz of gold, but over the years of operation has suffered from periods of closure for various reasons, particularly so in recent years. FGR completed the purchase of the Bogoso Prestea property from Golden Star Resources (GSR) in October 2020. GSR operated a 1.5Mtpa oxide CIL plant but was itself placed on care and maintenance from 2008 – 2012, and in July 2007 constructed a new 3.5Mtpa BIOX® plant for the treatment of refractory sulphides. However, this was also placed on care and maintenance in 2015 and subsequently remained shut. FGR continued operating the oxide CIL plant until production was stopped in October 2023. As a result of a prolonged period of underinvestment, depletion of spare parts and consumables, absence of routine maintenance and repairs, the mine output was significantly lower than the LOM Plan during 2022 and 2023. In January 2024, definitive agreements were signed to transfer the ownership of the Bogoso and Prestea mining leases to Blue Gold (FGR shall retain the Mampon mining licence and Mansiso Prospecting licence). Blue Gold is now seeking to secure the required investment and support to restart mining and undertake an expansion programme to process oxide, non-refractory and refractory material.

22.2	Accessibility, Climate, Local Resources, Infrastructure and Physiography

There is good access to the Project and by road is a six-hour drive from Accra via the port city of Takoradi. The road is paved from Accra to Bogoso with the last thirty minutes to Prestea being unpaved. The climate is south western equatorial climate type with daily temperatures varying mostly between 20°C to 35°C. There are two rainy seasons, one from April to June and then a minor rainy season in October and November. This area has significant rainfall most months, with a short dry season in December and January. Despite the tropical environment, work on the Project can continue year round, with short breaks during the mostly short-lived storm events. The Project is located in an area where mining has occurred more or less continuously since the late 1800s, so local skilled workers are available. The following services and infrastructure support the operations:

●	Access is via the public road network that extends to the Project;

●	Electricity and water supply are available; and

●	Processing and tailings storage is carried out at existing permitted facilities at Bogoso.

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Topography of the area can be described as gently rolling, punctuated by a number of low hills and rises. A series of northeast-southwest trending sub-parallel ridges, about 2km wide, dominates the eastern part of the project area. The mining assets are within the rainforest bioclimatic zone, but there is no primary forest left in the area of the assets as a result of logging, farming, historical mining, and unauthorized small scale mining activity. The vegetation types on the Prestea concession include: secondary forest, secondary thicket, farm re-growth, farmland, and marshes or freshwater swamp forest.

22.3	Geology

The Bogoso and Prestea in-situ deposits are located on the 250km long northeast trending, Ashanti Belt, a Paleoproterozoic granitoid-greenstone assemblage in southwest Ghana. The Prestea-Bogoso area occurs at the southern termination of the Ashanti Belt, where the gold deposits, mined or under exploration, are localised principally along two steep to subvertical major crustal structures referred to as the Ashanti trend and the Akropong trend. The Bogoso Prestea deposits can be classified as a lode gold deposits or orogenic mesothermal gold deposits, which are the most common gold systems found within Archean and Paleoproterozoic terrains. Three types of mineralization have been identified at Prestea, which are both characterised as mesothermal gold mineralization:

1)	Arsenopyrite-pyrite rich graphitic shear zones;

2)	Fault-fill quartz veins along fault zones and second order structures, which typically contains non-refractory, free milling gold; and

3)	Disseminated mineralization associated with brecciated zones of iron-rich footwall volcanic lenses, which are characterized by finely disseminated arsenopyrite-pyrite rich and silicified replacement zone.

The graphite rich shear-hosted and volcanic hosted mineralization types are refractory and generally lower grade in comparison to fault-filled quartz vein hosted mineralization type. The weathering profile at Bogoso Prestea is deep and typically results in extensive surface oxidation of bedrock, to a depth of up to 100m. Generally, the weathering profile typically consists of a lateritic surface, a saprolitic horizon, a transitional zone and a deeper primary sulphide zone.

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22.4	Exploration

Drilling is carried out by a combination of DD, RC and RAB techniques with over 4,900 holes drilled and over 410,000m of drilling conducted on the various open pit deposits. RC drilling has historically been used as the main method for obtaining suitable samples for Mineral Resource estimation and is carried out along drill lines spaced between 25 and 50m apart along prospective structures and anomalies defined from soil geochemistry and RAB drilling results. RC drilling is typically extended to depths of 150m. The DD method is used to provide more detailed geological data and in those areas where more structural and geotechnical information is required. Generally, the deeper intersections are also drilled using DD and, as a result, most section lines contain a combination of RC and DD drilling.

At Prestea underground, the samples used for the current mineral resource estimates at Prestea are based on a combination of surface diamond drilling and underground core drilling from fan drilling carried out in drill cubbies. Drilling for the Main Reef mineralised zone has been carried out at roughly 80 – 100m spacing along strike from surface. The underground drilling has been largely concentrated on the West Reef zone and has consisted of fan drilling. In addition to the drilling, rock saw channels have been cut on a number of levels to provide channel samples across the mineralised zone and to investigate the grade distribution in the immediate contact zones adjacent to the mineralisation.

22.5	Sample Preparation, Analyses and Security

Site security was based on restricted access to the core logging and sample preparation facilities which were within a separate gated compound within the main Bogoso Plant with no direct access to public areas of the mine site. Prepared samples were bagged and labelled and are signed off by senior personnel prior to shipping to the assay laboratory in Tarkwa.

Sample assays were performed at either SGS Laboratories in Tarkwa, or Transworld (now Intertek) Laboratories, also based in Tarkwa. Analysis was carried out at Transworld until 2007 with analysis for gold by fire assay, analysis was then switched to SGS. Samples submitted to SGS were subjected to crushing and pulverisation with final analysis of a 50g sub-sample by fire assay with an AA finish.

The QA/QC results for the Prestea deposits show a high degree of reproducibility for those samples above the cut-off grade of the deposit. There is a higher degree of variability in the lower grade samples indicative of the high-grade nature of the Prestea WR deposit and the nuggety nature of the mineralization. The Screen Fire Assay work demonstrates that, although coarse gold may be present in the higher-grade areas of the Prestea deposit, it is unlikely to have a significant effect on the overall grade interpolation.

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BLUE GOLD HOLDINGS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY - BOGOSO PRESTEA (GHANA) PROPERTY

22.6	Mineral Resource Estimate

Mineral Resources are reported in accordance with the Canadian Securities Administrators’ National Instrument 43-101. The Qualified Person who assumes responsibility for reporting of the Mineral Resource is Dr John Arthur. The effective date of the Mineral Resources is 1 April 2024.

The open pit geological and Mineral Resource domain models used to produce the Open Pit resource statements reported here, are currently those inherited from GSR with only modification to the optimisation parameters used for establishing the reasonable prospects for eventual economic extraction.

The Mineral Resource statement for the Prestea underground is based on an updated geological wireframe model developed by the QP during 2021 based on a re-assessment of the historical wireframe models given the recent grade control and production drilling and sampling available.

Estimation for gold for all deposits was carried out by ordinary kriging into a 3D block model utilising top-cut and composited samples to generate variogram models by domain. Open pit Mineral Resources were constrained by optimised open pit shells to satisfy reporting requirements of Reasonable Prospects of Eventual Economic Extraction and reporting cut-off grade of 0.7g/t Au. Underground resources were defined to a cut-off grade of 5.2g/t Au.

22.7	Mineral Reserve Estimates and Mining

The current Mineral Reserve Estimate for the Bogoso Prestea operation has an effective date of 01 April 2024. This Mineral Reserve was prepared for FGR in accordance with SK1300 by Dr John Arthur.

The 01 April 2024 Mineral Reserves comprise some 30kt of ore, grading at 15.5g/t Au and containing some 30koz of gold metal. These Mineral Reserves are exclusively refractory ores reported from the Prestea underground operation West Reef (PUG).

Both open pit and underground operations at Bogoso Prestea are currently suspended. For underground operations, a mechanized SLOS mining method comprising stope panels of 25m-45m along strike and 15m-45m height was most recently adopted. The method is a top-down longitudinal retreat process with partial backfill. The Bogoso open pits were operated with conventional truck and shovel methods using face shovels and excavators to load ore and waste to haul trucks. Mining was carried out by contractor.

Blue Gold has provided WAI with a financial model, including cashflow analysis, based on the Bogoso Prestea Project and utilising metal price assumptions, cash flow forecasts, projected capital and operating costs, metal recoveries, mine life and production rates, and other assumptions.

The cashflow analysis is based upon a LOM plan covering the period 2024-2042, which includes revenue principally from an open pit operation, initially extracting oxide material, before transitioning to sulphide for the majority of the life of mine. Revenue streams are also generated from a small underground operation (0.9Mt total).

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The proposed open pit revenue stream is based upon limited input data, with the Life of Mine schedule derived via rudimentary sequencing of the Measured and Indicated Mineral Resource Estimate tonnages.

WAI considers that the developed cashflow model (section 19.3) is based upon a rudimentary mining schedule, rather than a detailed practical mining schedule, and that further work is required to bring the mine design and planning aspects of the proposed Project to a sufficiently accurate level for detailed evaluation.

22.8	Process and Recovery Methods

The LOM plan calls for initial production of OP and UG oxide resources through the refurbished existing oxide CIL plant. Scoping level capital and operating costs have been estimated for the refurbishment and operation of this plant at the nominal design capacity of 1.5Mtpa. The only relatively recent testwork conducted on any samples of oxide material is summarised in the 2022 National Instrument 43-101 report for PUG West Reef only and a recovery estimate of 93% has been used in the LOM plan. However, PUG only accounts for circa 0.8Mt of the LOM.

The recovery estimate used for the OP oxide resource (Stage 2) is circa 66% and is significantly lower than the recoveries achieved in the 2022/2023 production data presented by FGR. FGR state that, in fact, the oxide material will also contain some refractory sulphide, transition and moderately oxidised material, with refractory material likely to achieve recoveries of <50% and potentially significantly less. The proposed blend of oxide and sulphide/transition material is unknown, although overall classed as oxide in the LOM plan, and the actual blends produced will impact recovery compared to oxide alone.

Refractory sulphide material is planned to be mined and processed through a new 4.5Mtpa plant commencing in 2027 and scoping level capital and operating costs have been estimated based on a generic refractory sulphide gold plant. No testwork has been conducted to establish the optimal processing method and recoveries achievable. The sulphide resource is by far the most significant component in the LOM plan. Historically, the GSR BIOX® plant performed poorly, with a very low average gold recovery of circa 67% and high operating costs. Therefore, it is likely that an alternative processing method will be considered subject to a comprehensive testwork programme. For the LOM plan, a benchmark recovery of 80% has been assumed, with 85% for UG sulphide ore (only 0.2Mt of the latter).

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22.9	Infrastructure

The Bogoso Prestea Project has been in operation for a prolonged period of time and as such all mine infrastructure is in place. However, the current status of shafts, winders, electrical infrastructure, compressed air and water levels and ingress, along with pump stations, pipework, and associated water treatment facilities, are unknown. Detailed inspections and assessment will be required to evaluate the full scope, and cost, of any remediation works required prior to any mine restart.

22.9.1	Tailings Storage Facilities

Both TSF-1 and TSF-2 are full with little or no freeboard and with large areas of supernatant water and extensive vegetation, both on the embankments and within the dams.

The current status of the TSF-1 and TSF-2 high and critical level action items is unknown since the date of the last KP audit (July 2023) and for which a report has been provided. If further audits have been conducted recently, such reports have not been made available for review. Therefore, it is critical that an up-to-date audit of all the TSF dams be conducted as soon as possible and that any resulting high and critical action items are actioned immediately to ensure that the TSF facility is safe. Following this, a detailed design for the proposed raises will have to be conducted and the costs accurately estimated. The detailed design will establish the precise quantity of new tailings that can be accommodated within the existing facility and the detailed design and works for the new proposed TSF can commence as soon as required (Blue Gold indicate a timeline for construction of 30 months for a new TSF).

22.10	Environmental and Social

Historically the mine has ensured that all necessary environmental and social studies, along with permits required for operations, are in place. However, several of the environmental and social permits, including the operating permit for mineral operations, acquisition of explosives, and storage of explosives in a magazine, and Fire Certificate for various premises, expired on 31 December 2023 under FGR. Blue Gold is applying for the relevant licences, to be secured before operational can restart.

There has been social unrest on and around the mine site which Blue Gold plans to address as a matter of urgency to not let the situation continue or worsen. The site management team are developing a comprehensive stakeholder engagement plan which will also be partnered with the assumption of certain CSR Agreements (see section 16.2.5 regarding Corporate Social Responsibility Agreements). These CSR agreements include provision of employment (skilled and unskilled) to local community members, facilitation of alternative livelihoods administered through a nonprofit foundation, and regular contributions to a palm oil plantation funded by gold revenue. Under Blue Gold these award-winning schemes shall be continued and where possible improved.

It is noteworthy that the Bogoso Prestea Mine was historically a multi-award winning mine that has a legacy of commitments to environmental protection and socio-economic development at the core of its approach to doing business. This is reflected in the mine’s biodiversity offsets and rehabilitation programme which includes the award-winning Oil Palm Plantation (OPP) Programme. Established in 2006 as an independent non-profit, the community-based company balances company and community needs, including local economic development, community empowerment, and rehabilitation and closure activities. Further, the mine has been awarded the Nedbank Capital Green Mining Award, District Best Farm-Based Organisation awards, District Best Farmer Award, and Best performer in Corporate Social Investment at the Ghana Mining Industry Awards for 2018.

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22.11	Capital and Operating Costs

Scoping level capital and operating costs have been estimated for the refurbishment of the existing oxide CIL plant to process at the nominal design capacity of 1.5Mtpa. In addition, scoping level capital and operating costs have been assumed for a generic 4.5Mtpa new refractory gold plant to commence production in 2027.

22.12	Economic Analysis

The Financial Model has been constructed on a real money terms basis, neither the gold price or costs, are subject to inflation. On average, direct operating cost per tonne of ‘ore’ over the LOM is US$42.8, ranging from a low of US$38.5 to high of US$81.8. The average cost appears to be towards the bottom of the range for comparable operations in the region.

Blue Gold has used a life of mine average gold price of US$2,006/oz and compares with a Mineral Resource / Reserve price calculation gold price of US$1,950/oz (April 2024).

The NPV has been calculated by applying a discount rate of 8% to the adjusted net project cash flow, on a post-tax basis, to give a Project NPV of US$614M. A sensitivity analysis of the Project NPV is provided in section 19.4. Applying a range of discount rates to the net life of mine project cashflows delivers the Project NPVs shown in Table 22.1.

Table 22.1: Project NPV After Application of Various Discount Rates
Discount Rate	Project NPV
5.0%	US$ 894.4 M
8.0%	US$ 613.9 M
10.0%	US$ 477.3 M
12.0%	US$ 369.9 M

The post-tax project IRR has been calculated to be 30.0%, which is considered to be within the median for projects within the mining industry as a whole.

22.13	Other Relevant Data and Information

Re-mining and processing of TSF-1 tailings is not currently included in the LOM plan as it is not supported with a Mineral Resource estimate or metallurgical testwork. However, a conceptual Management Plan has been included within the LOM plan for review once a mineral resource has been developed pending future required works. Treatment of the TSF-1 tailings would necessitate processing in parallel with the operating oxide CIL plant whereby the carbon stripping circuit and general plant utilities and services, including reagent preparation, would be utilised with modifications as required. The conceptual plan calls for the re-mining of 18.5Mt of TSF-1 tailings at a rate of circa 4Mtpa commencing January 2025. The average head grade is stated as 0.87 g/t Au with a planned recovery of 40.6%.

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23	RECOMMENDATIONS

Blue Gold plans to undertake a Detailed Feasibility Study (“DFS”) to determine the optimal refractory sulphide processing method, including a full drilling programme, a comprehensive metallurgical testwork programme of the sulphide samples representative of the LOM plan, and analysis of the refractory sulphide material types identified. As part of the DFS, Blue Gold shall apply the lessons learnt from the GSR BIOX® plant issues (section 14.3.1), as well as peer analysis of other companies processing refractory material in Ghana, to determine which is the optimal processing methodology.

23.1	Exploration and Mineral Resource Estimates

Where future Screen Fire Assay work is completed during exploration, it is recommended that a suitable sample size of at least 250g in order to improve confidence in the estimates provided.

Given that the majority of data for some of the deposits is sourced from historical campaigns a review of at least the principle near term future operations should be carried out. This is particularly relevant given the deposit domain wireframes were, in many cases, derived from grade, mining and geological assumptions that are now 20+ years out of date. Given the advances both in geological and structural knowledge of the deposits and the host units as well as changes to processing and metallurgical technology and research, it may be the case that the original wireframes used for the definition of the Mineral Resource domains could be refined and updated to provide further confidence in the Mineral Resources going forward.

23.2	Mining & Mineral Reserves

WAI recommends that, in order to increase the confidence in the mining aspects of the Project to that of a scoping level study, the following works are carried out:

●	Delineate an updated set of design and economic parameters upon which to base open pit and underground mine optimisation.

●	Carry out open pit and underground optimisation in order to generate a robust life of mine tonnage upon which to base a mining schedule.

●	Derive a scoping level life of mine schedule from the open pit optimised shells and underground optimised stope shapes. The schedule should include year-by-year mine tonnages and plant feed schedule including identification of ore/waste type and grade by period.

23.3	TSF-1

In order to validate the re-mining and processing of TSF-1 it will be necessary to complete a fully detailed topographic survey of the current surface (in association of the TSF audit) along with a comprehensive drilling, sampling, and metallurgical testwork programme (including density determination). Drilling should aim to penetrate the full thickness of the tailings to intersect the TSF base for verification of the TSF volume and also to ensure grade variability can be assessed throughout the TSF column.

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23.4	Processing & Metallurgy

Comprehensive metallurgical testwork programmes are required to be carried out on representative samples from all the various deposits to be mined within the LOM plan. The number of samples required will be determined from the MRE and the size of each of the several deposits. In addition, each deposit may contain zones of oxide, transition and sulphide mineralisation, all of which will require separate testwork. This is particularly true for the refractory sulphide resource which forms by far the majority of the total LOM resource. These recoveries will then feed into the LOM plan based on the schedule and any blending required from all the different deposits and mineral types (oxide, transition and sulphide).

The optimal processing method for the refractory sulphides will be determined from the testwork programmes and quite likely will be a method other than BIOX®, with poor performance from the historic GSR operation.

Once the metallurgical testwork programmes have been defined, drill core samples generated, and the programmes completed, the results will feed into a future PFS where more accurate estimates of capital and operating costs for the defined optimal flowsheet, particularly for the new sulphide plant, will be generated.

In addition, the refurbishment work breakdown structure and costs should be re-visited within a PFS to ensure that all relevant aspects of the plant and infrastructure for refurbishment have been adequately covered and to better accuracy for a PFS, particularly as the plant has not been operating since November 2023.

Costs have been allocated for process water treatment and/or for any detoxification requirements. FGR reports that a cyanide detoxification circuit for the CIL tailings was incorporated and used during recent operations. With a positive water balance (to be confirmed via a site water balance but there is high annual rainfall), there is a requirement to discharge excess water to the environment which will contain WAD cyanide unless detoxified (depending on the WAD cyanide levels discharged to the TSF from the last CIL tank).

23.5	Tailings Storage Facilities

This is a critical issue as all the TSFs must be in a safe condition prior to consideration of any expansion works. They are currently full, with little or no freeboard, significant supernatant water and with excessive vegetation, both within the dams and on the embankments. In addition, artisanal activity was previously reported. Multiple high and critical level action items were identified in the most recent Knight Piésold audit for which a report has been provided by FGR (July 2023) and their remediation is part of Blue Gold’s restart plan. A new audit is required as soon as possible to identify such action items for prompt remediation. After this, a design is required for the proposed 2 x 5m raises on TSF-2 required for the initial production in the early years of the LOM plan (to accommodate circa 12.5Mt of tailings) prior to a new TSF being required (to accommodate circa 60Mt of tailings). The works required for the new TSF will also have to commence promptly (no data on this option was made available to WAI).

Scoping level capital cost estimates are included in the LOM plan for both the planned raises on TSF-2 and for the new TSF, but no background data or designs were provided from which these estimates may have been generated.

23.6	Infrastructure

Whilst some upgrades to existing infrastructure is proposed, a full engineering/electrical survey should be conducted in order to ensure operational efficiency and safety upon restart, as well as to comply with any regulatory requirements.

23.7	Environmental and Social

The recent social unrest on the mine site will be addressed by Blue Gold as a matter of urgency to not let the situation continue or worsen. The workforce is key to the successful operation of all mining projects and early engagement and negotiation to resolve the dissatisfaction present is paramount to the reopening of the mine. The site management team are developing a comprehensive stakeholder engagement plan which will also be partnered with the assumption of certain CSR Agreements (see section 16.2.5 regarding Corporate Social Responsibility Agreements). These CSR agreements include provision of employment (skilled and unskilled) to local community members, facilitation of alternative livelihoods administered through a nonprofit foundation, and regular contributions to a palm oil plantation funded by gold revenue.

Notwithstanding the above, in order to restart operations a number of permits Blue Gold is applying for its own operations licence, and associated permits (fire permit, water use permit, explosives licences, export license) which is expected to be in place in June 2024. Blue Gold is working through the application process to secure these. Equally, a new Environmental Management Plan (EMP) under Blue Gold is being provided to the Environmental Protection Agency (EPA) with the expectation that the environmental permit will be issued in June 2024.

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24	REFERENCES

Arthur, J Dr et al, National Instrument 43-101 Technical Report; Bogoso Prestea Technical Report 2022. Prepared on behalf of Blue Gold International. 25 August 2022. 141pp.

CIM (2014) Definition Standards for Mineral Resources & Mineral Reserves. Prepared by the CIM Standing Committee on Reserve Definitions. May 2014. 10pp.

DRA (2017) National Instrument 43-101 Technical Report. Asanko Gold Mine. Definitive Feasibility Study. Prepared by DRA Projects (Pty) Limited on behalf of Asanko Gold Inc. December 2017. 688pp.

Golden Star (2018). NI43-101 Technical Report on Resources and Reserves Golden Star Resources Ltd, Bogoso/Prestea Gold Mine, Ghana. Effective Date December 31, 2017. Report prepared by Golden Star Resources Ltd. March 2018. 287pp.

SRK (2012). NI43-101 Technical Report on Resources and Reserves Golden Star Resources Ltd, Bogoso Prestea Gold Mine, Ghana. Effective Date 31st December 2011. Report prepared by SRK (UK) Limited. July 2012. 106pp.

SRK (2013). NI43-101 Technical Report on Resources and Reserves Golden Star Resources Ltd, Bogoso Prestea Gold Mine, Ghana. Effective Date 31st December 2012. Report prepared by SRK (UK) Limited. Aril 2013. 163pp.

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25	RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT

This Technical Report Summary has been prepared by WAI on behalf of Future Global Resources Limited (FGR). The information, conclusions, opinions, and estimates contained herein are based on:

●	Information available to WAI at the time of preparation of this report,

●	Assumptions, conditions, and qualifications as set forth in this report, and

●	Data, reports, and other information supplied by FGR and other third-party sources.

It is believed that the basic assumptions are factual and accurate, and that the interpretations are reasonable.

For the purpose of this report, WAI has relied on ownership information, mineral tenement and land tenure provided by FGR. WAI has not researched property title or mineral rights for the properties that are the subject of this Technical Report Summary and it is considered reasonable to rely on FGR’s legal counsel who is responsible for maintaining this information. The Qualified Persons are not aware of any agreements or material issues with third parties such as partnerships, overriding royalties, native title interests, historical sites, wilderness or national park and environmental settings relating to the properties that are the subject of this Technical Report Summary.

The QP for Mineral Resources and Mineral Reserves have relied upon the registrant to supply pricing and marketing information as necessary, along with information regarding infrastructure, tailings storage and process designs and estimates, geotechnical analysis and designs, hydrogeological analysis and designs, and environmental/permitting analysis and data in the development of the Mineral Resources and Mineral Reserves.

The Qualified Persons have taken all appropriate steps, in their professional opinion, to ensure that the above information from FGR is sound. The Qualified Persons do not disclaim any responsibility for the Technical Report Summary. Except for the purposes legislated under US securities laws, any use of this report by any third party is at that party’s sole risk.

26	DATE AND SIGNATURE PAGE

This report titled “S-K 1300 Technical Report Summary – Bogoso-Prestea (Ghana) Property” with an effective date of April 01 2024 and dated as of July 05 2024 was prepared and signed by:

Alan Clarke	{Signed and sealed “Alan Clarke”}

Stuart Richardson	{Signed and sealed “Stuart Richardson”}

James Turner	{Signed and sealed “James Turner”}

Dr John Arthur	{Signed and sealed “Dr John Arthur”}

JULY 2024	Page 202

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